Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

U.S.I. HOLDINGS CORPORATION,

SGP ACQUISITION SUB, INC.,

SUMMIT GLOBAL PARTNERS, INC.

AND

CERTAIN STOCKHOLDERS OF

SUMMIT GLOBAL PARTNERS, INC.

Dated January 12, 2005

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SCHEDULES AND EXHIBITS

Company Disclosure Schedules

Schedule 1.3	Accredited Option Holders

Schedule 1.8	Accredited Stockholders

Schedule 1.139	Identified Litigation

Schedule 1.156(i)	Knowledge of the Company and its Subsidiaries

Schedule 1.156(ii)	Knowledge of the Investor Stockholders

Schedule 1.156(iii)	Knowledge of the Parent or Purchaser

Schedule 1.157	Knowledge of the Management Team

Schedule 1.206	Permitted Encumbrances

Schedule 1.216	Prepaid Items

Schedule 2.6(g)(i)(A)	Adjustment Producers

Schedule 2.13(k)	Registration and Transfer of Shares

Schedule 2.16	Long Term Assets

Schedule 3.1	Organization, Power and Authority

Schedule 3.3	Capitalization

Schedule 3.4	Subsidiaries

Schedule 3.5	Conflict with Other Instruments; Absence of Restrictions

Schedule 3.6	Government and Third Party Approvals

Schedule 3.7	Title to Property

Schedule 3.9	Real Property

Schedule 3.10	Accounts Receivable; Commissions

Schedule 3.11	Financial Statements

Schedule 3.11(d)	Internal Control Deficiencies

Schedule 3.12(a)	Undisclosed Liabilities as of March 31, 2004

Schedule 3.12(b)	Undisclosed Liabilities since March 31, 2004

Schedule 3.13	Underwriting Risk

Schedule 3.15	Permits and Approvals

Schedule 3.16	Licenses

Schedule 3.17	Compliance with Law

Schedule 3.18(a)	Legal Proceedings (Defendant)

Schedule 3.18(c)	Legal Proceedings (Plaintiff)

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Schedule 3.18(d)	Company Stock Encumbrances

Schedule 3.19	Absence of Changes

Schedule 3.20	Material Contracts

Schedule 3.20(b)	Enforceability of Material Contracts

Schedule 3.20(g)	Right of Termination of Material Contracts

Schedule 3.22	Insurance

Schedule 3.23	Licensing Arrangements, Joint Ventures, Etc.

Schedule 3.24(a)	Intellectual Property

Schedule 3.24(b)	Non-Exclusive Intellectual Property

Schedule 3.24(c)	Infringement Claims

Schedule 3.24(e)	Intellectual Property Licenses

Schedule 3.25	Transactions with Affiliates

Schedule 3.26.1(a)	Employees

Schedule 3.26.1(b)	Employee Claims and Legal Proceedings

Schedule 3.26.1(d)(A)	Certain Sales & Marketing Personnel

Schedule 3.26.1(d)(B)	Sales & Marketing Personnel Contracts

Schedule 3.26.1(e)	Employees In Violation

Schedule 3.26.2(a)	Employee Benefit Plans

Schedule 3.29	Customers

Schedule 3.30	Brokers

Schedule 3.31(c)	Tax Deficiencies

Schedule 3.31(h)	Foreign Locations

Schedule 3.31(i)	Excess Parachute Payments

Schedule 3.33	Powers of Attorney

Schedule 4.2	Title to Securities

Schedule 4.3	Legal Proceedings

Schedule 7.2(b)	Consents and Estoppel Certificates

Schedule 7.2(h)	Employment Agreements

Schedule 7.2(k)	Repayment of Debt (Satisfied Debt Adjustment)

Schedule 7.2(q)	Employees Executing Restrictive Covenants

Schedule 8.3	Certain Expenses

Schedule 11.1(a)	Bonus Employees

Schedule 11.1(b)	Additional Bonus Employees

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Parent Disclosure Schedules

Schedule 5.5	SEC Documents

Schedule 5.7	Required Consents

Schedule 5.8	Governmental Notices

Exhibits

Exhibit 1.11	Additional Bonus Plan

Exhibit 1.33	Bonus Plan

Exhibit 1.72	Company-In-The-Money Warrants

Exhibit 1.79	Form of Consent and Acknowledgment

Exhibit 1.116	Form of Escrow Agreement

Exhibit 1.194	Form of Option Holder Escrow Note

Exhibit 1.195	Form of Option Holder Note

Exhibit 1.249	Stockholder Escrow Note

Exhibit 1.251	Form of Stockholder Note

Exhibit 1.277	Warrant Holder Escrow Note

Exhibit 1.279	Form of Warrant Holder Note

Exhibit 2.3(a)	Certificate of Incorporation of Surviving Corporation

Exhibit 2.6	Sample Purchase Price Calculation

Exhibit 2.6(g)(i)(B)	Form of Compensation Agreement - California

Exhibit 2.6(g)(i)(C)	Form of Compensation Agreement - Florida

Exhibit 2.6(g)(i)(D)	Form of Compensation Agreement - Texas

Exhibit 2.6(g)(i)(E)	Form of Compensation Agreement - Other States

Exhibit 2.12(b)	Warrant Surrender Agreement

Exhibit 7.1(g)	Form of Opinion of Counsel of Purchaser and Parent

Exhibit 7.2(g)(A)	Form of Opinion of Counsel of Company

Exhibit 7.2(g)(B)	Form of Opinion of Counsel to Investor Stockholders

Exhibit 7.2(w)	Form of Officer’s Certificate

Exhibit 11.6	Employee Benefit Plans Actions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated January 12, 2005, by and among (i) U.S.I. HOLDINGS CORPORATION, a Delaware corporation (the “Parent”), (ii) SUMMIT GLOBAL PARTNERS, INC., a Delaware corporation (the “Company”), (iii) SGP ACQUISITION SUB, INC., a Delaware corporation (the “Purchaser”), and (iv) AUSTIN VENTURES, IV-A, L.P., AUSTIN VENTURES, IV-B, L.P., MELLON VENTURES, L.P. and SECURITAS SGP, LLC (each individually, an “Investor Stockholder” and collectively, the “Investor Stockholders”).

BACKGROUND

The respective Boards of Directors of the Parent, the Company and the Purchaser deem it advisable and in the best interests of each of them and their respective stockholders that the Purchaser merge with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware (the Purchaser and the Company are hereinafter together referred to as the “Constituent Corporations”).

TERMS

NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual promises, covenants and agreements contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

1.1 “Accounts Receivable” shall mean all of the Company’s and its Subsidiaries’ accounts receivable created or arising in respect of the sale of products, services or other Property.

1.2 “Accredited Holders” shall have the meaning assigned in Section 2.9(d).

1.3 “Accredited Option Holder” shall mean each Option Holder who completes and executes an Option Holder Consent and Acknowledgement affirming that he, she or it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and each Option Holder that Parent reasonably believes is an “accredited investor,” all of whom shall be listed on Section 1.3 of the Company Disclosure Schedule prior to the Closing Date.

1.4 “Accredited Option Holder Cash Allocation” shall have the meaning assigned in Section 2.12(a).

1.5 “Accredited Option Holder Escrow Note Allocation” shall have the meaning assigned in Section 2.12(a).

1.6 “Accredited Option Holder Note Allocation” shall have the meaning assigned in Section 2.12(a).

1.7 “Accredited Option Holder Stock Purchase Price Allocation” shall have the meaning assigned in Section 2.12(a).

1.8 “Accredited Stockholders” shall mean each Stockholder who completes and executes a Consent and Acknowledgement affirming that he, she or it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act and each Stockholder that the Parent reasonably believes is an “accredited investor,” all of whom shall be listed on Section 1.8 of the Company Disclosure Schedule prior to the Closing Date.

1.9 “Accumulated Funding Deficiency” shall have the meaning assigned to it in ERISA.

1.10 “Additional Bonus Employees” shall mean those Employees set forth in Section 11.1(b) of the Company Disclosure Schedule.

1.11 “Additional Bonus Plan” shall mean the Additional Bonus Plan of the Company attached hereto as Exhibit 1.11.

1.12 “Additional Employee Bonus” shall mean an aggregate amount not to exceed the Aggregate Producer Savings that the Board of Directors of the Company has authorized pursuant to Section 2.6(g), prior to the Closing Date, to be paid to the Additional Bonus Employees in consideration of the past services rendered by the Additional Bonus Employees to the Company pursuant to the Additional Bonus Plan, which obligation will be satisfied by the Parent within the time, and in the manner, specified in Section 11.1(b), but only if and to the extent that the shareholder approval requirements of Section 280G of the Code and the regulations thereunder are satisfied with respect to Additional Employee Bonus payments to Additional Bonus Employees who are “disqualified individuals” under Section 280G of the Code.

1.13 [Intentionally Omitted]

1.14 “Adjusted Current Assets” shall have the meaning assigned in Section 2.6(a)(i).

1.15 “Adjusted Current Liabilities” shall have the meaning assigned in Section 2.6(a)(ii).

1.16 “Adjusted Purchase Price” shall mean the Purchase Price (i.e. reflecting the Adjustments) as it may be increased or decreased by the Post-Closing Adjustments (which for the avoidance of doubt shall not include the Class C and E Amount).

1.17 “Adjusted Working Capital” shall have the meaning assigned in Section 2.6(a).

1.18 “Adjustment Amount” shall have the meaning assigned in Section 2.11(a).

1.19 “Adjustment Escrow Amount” shall have the meaning assigned in Section 2.9(e)(ii).

1.20 “Adjustment Period” shall mean the period beginning on the Closing Date and ending on the Determination Date.

1.21 “Adjustment Producer” shall have the meaning assigned in Section 2.6(g)(i).

1.22 “Adjustments” shall have the meaning assigned in Section 2.6.

1.23 “Affiliate” shall mean: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified; (ii) any director, officer or Subsidiary of the Person specified; and (iii) any spouse, parent, child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Person specified. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, when used in Section 3.25 hereof and only in such instances contained therein, the definition of “Affiliate” shall be deemed to include any Person owning 10% or more of the voting securities of another Person and having a representative on the board of directors, board of managers or other decision-making body of such Person shall be deemed to control that Person.

1.24 “Aggregate Contingent Commissions” shall have the meaning assigned in Section 2.15(a).

1.25 “Aggregate Producer Savings” shall have the meaning set forth in Section 2.6(g)(ii).

1.26 “Agreed Upon GAAP” shall mean GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the FY 2004 Financial Statements.

1.27 “Agreement” shall mean this Agreement and Plan of Merger.

1.28 “Alternative Transaction” shall have the meaning assigned in Section 6.1.

1.29 “Assumed Debt Adjustment” shall have the meaning assigned in Section 2.6(d).

1.30 “Austin Ventures IV” shall have the meaning assigned in Section 11.10.

1.31 “Base Purchase Price” shall have the meaning assigned in Section 2.6.

1.32 “Bonus Employees” shall mean those Employees set forth in Section 11.1(a) of the Company Disclosure Schedule.

1.33 “Bonus Plan” shall mean the Bonus Plan of the Company attached hereto as Exhibit 1.33.

1.34 “Books and Records” shall mean all records, documents, lists and files, relating to the Property or the Business, including, without limitation, executed originals (or copies of executed originals when executed originals are not available) of all Tax Returns, Contracts, purchase orders, sales orders, price lists, lists of accounts, customers, suppliers, employees, contractors, consultants and other personnel, shipping records, all product, business and marketing plans, sales and product brochures and catalogs and other sales literature and materials, historical sales and Commissions data and all books, ledgers, files, financial statements and other financial and accounting records (and related workpapers and correspondence from accountants), minute books, all records relating to insurance sold or serviced for Client Accounts, deeds, title policies, computer files, programs and retrieved programs, environmental studies and plans and business records, whether in hard copy, electronic form or otherwise.

1.35 “Business” shall mean the business of the Company and its Subsidiaries, taken as a whole.

1.36 “Business Day” shall mean any day which is not a Saturday, Sunday or public holiday under the laws of the State of Delaware.

1.37 “Cap” shall mean an amount equal to Fifteen Million Dollars ($15,000,000).

1.38 “Cash” shall mean all of the Company’s and its Subsidiaries’ cash, money, currency or any credit balances in any demand or deposit account and cash equivalents in any currency.

1.39 “Cash Dissenting Shares Amount” shall mean the Dissenting Shares Amount, unless the Dissenting Shares Amount is greater than (x) the Cash Purchase Price less (y) the sum of (i) Non-Accredited Stockholder Cash Allocation, (ii) the Non-Accredited Option Holder Cash Allocation and (iii) the Class C and E Amount (the “Dissenting Threshold Amount”), in which case “Cash Dissenting Shares Amount” shall mean such Dissenting Threshold Amount.

1.40 “Cash Escrow Amount” shall have the meaning assigned in Section 2.9(d)(i).

1.41 “Cash Percentage” shall mean the quotient, expressed as a percentage, of the Residual Cash Purchase Price divided by the Remaining Purchase Price.

1.42 “Cash Purchase Price” shall have the meaning assigned in Section 2.8(a).

1.43 “CERCLA” shall have the meaning assigned in Section 1.110.

1.44 “Certificate of Merger” shall mean the Certificate of Merger with respect to the Merger in a form mutually agreeable to the parties.

1.45 “Chief Accounting Officer” shall have the meaning assigned in Section 2.7.

1.46 “Chief Executives” shall have the meaning assigned in Section 2.7.

1.47 “Chubb Agreement” shall have the meaning assigned in Section 7.2(u).

1.48 “Claim” shall mean any written or oral demand, claim, complaint, suit, action, cause of action, investigation, proceeding or notice by any Person alleging actual or potential Liability for any Loss, or for any Default under any Law, Contract, License, Permit, Employee Benefit Plan or otherwise. For the purposes of Article 10, “Claim” shall include any Environmental Claim.

1.49 “Claim Notice” shall have the meaning assigned in Section 10.5(b)(i).

1.50 “Class A Preferred Stock” shall mean the Class A Convertible Preferred Stock, par value $.01 per share, of the Company.

1.51 “Class B Preferred Stock” shall mean the Class B Convertible Preferred Stock, par value $.01 per share, of the Company.

1.52 “Class C and E Amount” shall have the meaning assigned in Section 2.9(b)(i)(B).

1.53 “Class C Preferred Stock” shall mean the Class C Convertible Preferred Stock, par value $.01 per share, of the Company.

1.54 “Class E Preferred Stock” shall mean the Class E Convertible Preferred Stock, par value $.01 per share, of the Company.

1.55 “Client Account” shall mean the business account relationship between the Company or any of its Subsidiaries, and any Person who is a client or customer of the Company or any of its Subsidiaries as of the Closing Date, regardless of whether such services are provided by, or through, the licensees or subproducers of, the Company or its Subsidiaries (or any of their respective agents).

1.56 “Closing” shall mean the consummation of the Contemplated Transactions on the Closing Date pursuant to Article 8.

1.57 “Closing Adjustments” shall have the meaning assigned in Section 2.7.

1.58 “Closing Amounts” shall have the meaning assigned in Section 2.7.

1.59 “Closing Date” shall have the meaning assigned to such term in Section 8.1.

1.60 “Closing Date Balance Sheet” shall have the meaning assigned in Section 2.10(a).

1.61 “Closing Date Closing Amounts” shall have the meaning assigned in Section 2.10(a).

1.62 “Closing Date Working Capital” shall have the meaning assigned in Section 2.6(a).

1.63 “Closing Debt Amount” shall have the meaning assigned in Section 2.6(c).

1.64 “Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

1.65 “Collateral Documents” shall mean the Notes, the Escrow Notes, the Escrow Agreement, and any written Contracts, other than this Agreement, that are both (i) executed in connection with this Agreement by at least one of the parties hereto, any Subsidiary of the Company or any Stockholder and (ii) delivered to any other party hereto pursuant to this Agreement.

1.66 “Commissions” shall mean commissions and fees, net of sub-brokerage, co-brokerage, outside producer or return commissions and fees, and interest income, recognized by a specified Person or group of Persons under GAAP.

1.67 “Company” shall have the meaning set forth in the Introduction Section of this Agreement.

1.68 “Company 401(k) Plan” shall mean the Corporate Plan for Retirement (Profit Sharing/401(k) Plan) between the Company and Fidelity Management Trust Company, as trustee.

1.69 “Company Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

1.70 “Company Convertible Preferred Stock” shall mean collectively, the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock and the Class E Preferred Stock.

1.71 “Company Employees” shall have the meaning set forth in Section 11.6(b).

1.72 “Company In-the-Money Warrants” shall mean those Company Warrants set forth on Exhibit 1.72.

1.73 “Company Option” shall mean an option to purchase shares of Company Common Stock issued by the Company, whether pursuant to either of the Employee Stock Plans or otherwise, the holder of which has agreed in writing to exercise such option in connection with the Contemplated Transactions.

1.74 “Company Out-of-the-Money Warrants” shall mean all Company Warrants other than the Company In-the-Money Warrants.

1.75 “Company Share Certificates” shall have the meaning assigned in Section 2.13(a).

1.76 “Company Stock” shall mean the Company Common Stock, Class C Preferred Stock and Class E Preferred Stock.

1.77 “Company Warrant” shall mean any warrant, option or other right, commitment, agreement or understanding to purchase or acquire any shares of Securities of the Company, other than a Company Option.

1.78 “Computer Software” shall mean all computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, product design, marketing, etc.) and all computer operating, security or programming software, owned or licensed.

1.79 “Consent and Acknowledgment” shall mean a document containing (i) a form pursuant to which each Option Holder, Stockholder and Warrant Holder will identify whether such Option Holder, Stockholder or Warrant Holder qualifies as an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and (ii) a consent to the consequences of being treated as an “accredited investor”, substantially in the form of Exhibit 1.79.

1.80 “Consents” shall mean any consent, waiver, approval, authorization, certification or exemption required from any Person or pursuant to any Contract or Law, as applicable.

1.81 “Compensation Agreement” shall have the meaning assigned in Section 2.6(g)(i).

1.82 “Constituent Corporations” shall have the meaning set forth in the Background Section to this Agreement.

1.83 “Contemplated Transactions” shall mean the Merger and all of the transactions ancillary thereto which are referred to in this Agreement.

1.84 “Contingent Commissions” shall mean for any specified period the amount of incentive bonuses, overrides and contingent commissions payable from insurance companies that can be accrued and recorded as earned during the applicable period in accordance with applicable revenue recognition rules under Agreed Upon GAAP.

1.85 “Contingent Disputed Items” shall have the meaning assigned in Section 2.15(b).

1.86 “Contracts” shall mean, with respect to any Person, all contracts, Leases, agreements, instruments, Licenses, undertakings and other commitments, whether written or oral to which such Person is, or such Person’s properties, operations, business or assets are, bound.

1.87 “Debt” of any Person shall mean all obligations of such Person (a) for borrowed money, including related fees and expenses, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) for that portion of obligations with respect to capital leases that is properly classified as a liability in accordance with GAAP, (e) that are required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (f) in the nature of guarantees of the obligations described in clauses (a) through (e) above of any other Person, and (g) in the case of the Company, the redemption price of the Redeemable Preferred Stock and the accrued but unpaid dividends on the Class A Preferred Stock and Class B Preferred Stock (it being understood that dividends payable to holders of shares of Class C Preferred Stock and Class E Preferred Stock immediately prior to the Closing Date shall not be deemed to constitute Debt and are being paid as the Class C and E Amount pursuant to Section 2.9(b)(i)(B).

1.88 “Default” shall mean, with respect to a Contract, Permit, License, Law, Employee Benefit Plan, Organizational Document or other instrument or agreement, (a) a violation, breach or default, or (b) the occurrence of an event which with the passage of time or the giving of notice or both would constitute a violation, breach or default.

1.89 “Determination Date” shall mean June 30, 2005.

1.90 “DGCL” shall mean the Delaware General Corporation Law.

1.91 “Disposal Period” shall have the meaning assigned in Section 2.16.

1.92 “Disposition and Administrative Costs” shall have the meaning assigned in Section 2.16.

1.93 “Disputed Items” shall have the meaning assigned in Section 2.10(b).

1.94 “Dissenting Shares” shall have the meaning assigned in Section 2.14(a).

1.95 “Dissenting Shares Amount” shall mean the product, expressed as a dollar amount, of the number of Dissenting Shares multiplied by the Per Share Purchase Price.

1.96 “Dissenting Shares Reduction Amount” shall have the meaning assigned in Section 2.14(b).

1.97 “Dissenting Threshold Amount” shall have the meaning assigned in the definition of “Cash Dissenting Shares Amount” in Section 1.39.

1.98 “DOJ” shall have the meaning assigned in Section 6.10(b).

1.99 “E&O Claims” shall have the meaning assigned in Section 3.12.

1.100 “E&O Tail Cost Adjustment” shall have the meaning assigned in Section 2.6(e).

1.101 “Effective Time” shall mean the time as of which the Merger becomes effective, which shall be as of 12:01 a.m., Eastern Time, on the Closing Date.

1.102 “Employee Benefit Plan” shall mean any deferred compensation, pension, profit sharing, stock option, stock purchase, phantom stock, restricted stock, savings, group insurance or retirement plan, agreement, arrangement or policy and all vacation pay, severance pay, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements maintained by either the Company or any ERISA Affiliate (including, without limitation, health insurance, life insurance and other benefit plans maintained for retirees) within the previous six plan years or with respect to which contributions are or were (within such six-year period) made or required to be made by the Company or any ERISA Affiliate or with respect to which the Company had any Liability.

1.103 “Employee Bonus” shall mean an aggregate amount of up to $17,025,000 that the Board of Directors of the Company authorizes, prior to the Closing Date, to be paid to the Bonus Employees in consideration of the past services rendered by the Bonus Employees to the Company pursuant to the Bonus Plan, which obligation will be satisfied by the Parent within the time, and in the manner, specified in Section 11.1(a), but only if and to the extent that the shareholder approval requirements of Section 280G of the Code and the regulations thereunder are satisfied with respect to Employee Bonus payments to Bonus Employees who are “disqualified individuals” under Section 280G of the Code.

1.104 “Employee Bonus Deduction” shall have the meaning assigned in Section 2.6(f).

1.105 “Employees” shall mean each of the employees of the Company or any of its Subsidiaries at any time prior to Closing, including employees who are on paid leave of absence, military leave or disability leave.

1.106 “Employee Stock Plans” shall mean the Summit Global Partners, Inc. 1997 Employee Stock Option Plan and the Summit Global Partners, Inc. 2003 Employee Stock Option Plan.

1.107 “Employment Agreement” shall mean each of the employment agreements with the persons listed on Schedule 7.2(h) of the Company Disclosure Schedule.

1.108 “Encumbrances” shall mean, with respect to any asset, any security interests, liens, encumbrances, pledges, mortgages, charges, Claims, conditional or installment sales Contracts, title retention Contracts, transferability restrictions and other claims or burdens of any nature whatsoever attached to or adversely affecting such asset.

1.109 “Environmental Claim” shall mean any Claim or Loss with respect to any Environmental Laws (including, without limitation, potential or actual Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties).

1.110 “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land, or surface or subsurface strata) including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, petroleum, or industrial, toxic or hazardous substances or wastes into the environment and Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., and the rules and regulations promulgated under any of the foregoing, all as amended and supplemented from time to time, and together with any successors thereto.

1.111 “Equipment” shall mean all of a Person’s furniture, fixtures, machinery, equipment, motor vehicles, office equipment, computers, tools and replacement parts, wherever located.

1.112 “ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successors thereto.

1.113 “ERISA Affiliate” shall mean any Person that is included with the Company in a controlled group or affiliated service group under sections 414(b), (c), (m) or (o) of the Code.

1.114 “Escrow Account” shall have the meaning assigned in Section 2.9(d)(i).

1.115 “Escrow Agent” shall have the meaning assigned in the Escrow Agreement.

1.116 “Escrow Agreement” shall mean the Escrow Agreement substantially in the form of Exhibit 1.116.

1.117 “Escrow Amount” shall mean $15,000,000, comprised of the Cash Escrow Amount and the Note Escrow Amount.

1.118 “Escrow Notes” shall have the meaning assigned in Section 2.9(d)(i).

1.119 “Estimated Closing Date Balance Sheet” shall have the meaning assigned in Section 2.7.

1.120 “Estimated Closing Date Closing Amounts” shall have the meaning assigned in Section 2.7.

1.121 “Exchange Act” shall mean the Securities Exchange Act of 1934, or any successors thereto, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

1.122 “Exchange Agent” shall have the meaning assigned in Section 2.13(a).

1.123 “Final Aggregate Contingent Commissions” shall have the meaning assigned in Section 2.15(d).

1.124 “Final Closing Date Balance Sheet” shall have the meaning assigned in Section 2.10(d).

1.125 “Final Closing Date Closing Amounts” shall have the meaning assigned in Section 2.10(d).

1.126 “Final Post-Closing Report” shall have the meaning assigned in Section 2.15(d).

1.127 “Financial Statements” shall have the meaning assigned in Section 3.11(a).

1.128 “FTC” shall have the meaning assigned in Section 6.10(b).

1.129 “Fully Diluted Common Shares Amount” shall mean a number of shares of Company Common Stock equal to the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (y) the number of shares of Company Common Stock issuable upon exercise, conversion and/or exchange of all Securities issued and outstanding immediately prior to the Effective Time that are exercisable, convertible and/or exchangeable for shares of Company Common Stock (or other capital stock of the Company); including, without limitation, (i) the Company In-the-Money Warrants, whether or not exercisable and whether or not vested or contingent; and (ii) Company Options; but excluding for purposes of calculating the Fully Diluted Common Shares Amount, any shares of Company Common Stock that would otherwise be issuable on account of the Class C and E Amount pursuant to the terms of the Class C Preferred Stock and the Class E Preferred Stock.

1.130 “FY 2003 Balance Sheet” shall mean the balance sheet included with the FY 2003 Financial Statements.

1.131 “FY 2003 Financial Statements” shall have the meaning assigned in Section 3.11(a)(i).

1.132 “FY 2004 Financial Statements” shall have the meaning assigned in Section 3.11(a)(ii).

1.133 “GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with past practices and preceding years and throughout the periods involved.

1.134 “Governmental Consent” shall mean any and all licenses, franchises, permits, easements, rights, consents, Orders, approvals, variances, waivers, filings and other authorizations with, of or from any Governmental Entity, including the expiration of any periods of time under statutory and regulatory notice provisions of the HSR Act, (a) necessary to consummate the Contemplated Transactions in the manner contemplated hereby, or (b) otherwise relating to (i) any Contract or other instrument with any Governmental Entity and to which the subject Person, or any of its subsidiaries is a party (or by which any of their respective properties or assets is bound or affected), or (ii) any Permit, including the transfer of any such Contract, Permit or other instrument in accordance with its terms.

1.135 “Governmental Entity” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

1.136 “Governmental Fine” shall mean any fine, fee or penalty imposed by a Governmental Entity, trade association or self-regulatory agency relating or applicable to any allegations made, or activities identified in the Identified Litigation as they relate to the portion of the Business identified in the Identified Litigation and which relate to activities which occurred prior to the Closing Date.

1.137 “Hazardous Materials” shall mean all explosive or regulated radioactive materials or substances, hazardous or toxic substances, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance, hazardous wastes or chemicals, petroleum or petroleum distillates, natural gas or synthetic gas, asbestos or asbestos containing materials and all other materials or chemicals regulated pursuant to any Environmental Laws, including any “hazardous substance” or “hazardous waste” as defined in Environmental Laws, materials listed in 49 C.F.R. §172.101, materials defined as hazardous pursuant to § 101(14) of CERCLA, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. §3011 et seq. and the rules and regulations promulgated thereunder.

1.138 “HSR Act” shall mean §7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

1.139 “Identified Litigation” shall mean the suits, proceedings or judgments against or involving the Company or its Subsidiaries listed on Section 1.139 of the Company Disclosure Schedule.

1.140 “Increase Adjustment” shall have the meaning assigned in Section 2.15(e).

1.141 “Indemnified Party” shall have the meaning assigned in Section 10.5(a).

1.142 “Indemnifying Party” shall have the meaning assigned in Section 10.5(a).

1.143 “Indemnity Notice” shall have the meaning assigned in Section 10.5(a).

1.144 “Initial Option Note Payment” shall equal, with respect to a Company Option, an amount equal to (i) the Note Percentage, multiplied by the Per Share Option Consideration, less (ii) the Subsequent Option Payment.

1.145 “Initial Per Share Purchase Price” shall mean the Per Share Purchase Price less the Subsequent Per Share Purchase Price.

1.146 “Initial Purchase Price” shall have the meaning assigned in Section 2.6.

1.147 “Initial Stockholder Note Payment” shall mean, with respect to each share of Company Common Stock, an amount equal to (i) the Note Percentage multiplied by the Per Share Purchase Price, less (ii) the Subsequent Per Share Purchase Price.

1.148 “Initial Warrant Note Payment” shall equal, with respect to a Company Warrant, an amount equal to (i) the Note Percentage multiplied by the Per Share Warrant Consideration, less (ii) the Subsequent Warrant Payment.

1.149 “Insurance Premium Adjustment” shall have the meaning assigned in Section 2.6(b).

1.150 “Insurance Premium Assets” shall have the meaning assigned in Section 2.6(b).

1.151 “Insurance Premium Liability” shall have the meaning assigned in Section 2.6(b).

1.152 “Intellectual Property” shall mean, collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Computer Software (including, but not limited to data, source codes, object codes, specifications and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

1.153 “Investor Stockholder” and “Investor Stockholders” shall have the meanings assigned in the preamble of this Agreement.

1.154 “IRS” shall mean the United States Internal Revenue Service.

1.155 “June 2004 Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries dated June 30, 2004.

1.156 “Knowledge” and all variations thereof, shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party’s “knowledge,” (i) in the case of the Company or any of its Subsidiaries, the actual knowledge of any Person set forth on Section 1.156(i) of the Company Disclosure Schedule, (ii) in the case of an Investor Stockholder, the actual knowledge of the Persons listed on Section 1.156(ii) of the Company Disclosure Schedule, and (iii) in the case of the Parent or the Purchaser the actual knowledge of any Person set forth on Section 1.156(iii) of the Parent Disclosure Schedule; provided that each Person referred to in clauses (i), (ii) and (iii), shall conduct a due inquiry and a reasonable investigation of the facts and circumstances implicated by any representation, warranty or statement qualified as to “Knowledge.”

1.157 “Knowledge of the Management Team” shall mean with respect to any representation, warranty or statement of the Company in this Agreement that is qualified by the “Knowledge of the Management Team,” the actual knowledge of any Person set forth on Section 1.157 of the Company Disclosure Schedule; provided that each Person set forth on Section 1.157 of the Company Disclosure Schedule shall conduct a due inquiry and a reasonable investigation of the facts and circumstances implicated by any representation, warranty or statement qualified as to the “Knowledge of the Management Team.”

1.158 “Law” shall mean, with respect to any Person, any applicable law, statute, treaty, ordinance, rule, regulation, Order, pronouncement having the effect of law, or other requirement of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act of 1977, and those covering safety, health, transportation, bribery, record keeping, zoning, employment, tax, anti-discrimination, antitrust, wage and hour and price and wage control matters, to which, in each of the foregoing cases, such Person is, or any of such Person’s properties, operations, business or assets are, bound or subject. For purposes of Article 10, “Laws” shall include Environmental Laws.

1.159 “Lease” shall mean any lease, agreement (whether verbal or written) or tenancy for property or assets, together with all subleases, amendments, extensions, addenda, assignments, waivers and all other rights of use and/or occupancy, and Contracts and documents relating to any of the foregoing.

1.160 “Leased Real Property” shall mean the Real Property leased by the Company or any of its Subsidiaries.

1.161 “Leasehold Improvements and Fixtures” shall mean all of the leasehold improvements, fixtures and appurtenances owned by the Company or any of its Subsidiaries and attached to the Leased Real Property.

1.162 “Legal Proceeding” shall mean any Claim or any legal, administrative or other similar proceeding by or before any Governmental Entity or arbitration or alternative dispute resolution panel.

1.163 “Letter of Transmittal” shall have the meaning assigned in Section 2.13(b).

1.164 “Liabilities” shall mean, without limitation, any direct or indirect Debt, guaranty, claim, loss, damage, deficiency, cost, expense, or obligation, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured.

1.165 “Licenses” shall mean, with respect to any Person, all licenses, permits, authorizations, approvals, registrations, franchises, rights, variances (including zoning variances), easements, rights of way, and similar consents or certificates granted or issued by any other Person, other than a Governmental Entity, relating to the business of the subject Person.

1.166 “Long-Term Asset Adjustment” shall have the meaning assigned in Section 2.16.

1.167 “Long-Term Asset Adjustment Amount” shall have the meaning assigned in Section 2.16.

1.168 “Long-Term Assets” shall have the meaning assigned in Section 2.16.

1.169 [Intentionally Omitted]

1.170 [Intentionally Omitted]

1.171 “Losses” shall mean, with respect to any event or circumstance, any and all Liabilities, Encumbrances, penalties, fines, settlements, and causes of action, including, without limitation, any diminution in value of any real or personal property, other than ordinary wear and tear and depreciation, each consistent with past practices, and reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs reasonably incurred in connection with any of the foregoing, incurred by a Person in connection with such event or circumstance. Except as otherwise provided in Section 10.6(b), any Losses incurred by either the Company or any of its Subsidiaries shall be deemed to result in Losses to the Purchaser in the same amount of Losses incurred by the Company or any of its Subsidiaries.

1.172 “Low-Rated Carrier” shall have the meaning assigned in Section 10.2.

1.173 “March 2004 Balance Sheet” shall mean the balance sheet included within the FY 2004 Financial Statements.

1.174 “Material Adverse Effect” or “Material Adverse Change” shall mean, with respect to any event or circumstance, an effect caused thereby or resulting change therefrom that is, or could reasonably be expected to be, materially adverse as to, or in respect of, the condition (financial or otherwise), business or results of operation of a specified Person or Persons when taken as a whole, other than any effect or change occurring as a result of (i) general economic or financial conditions or (ii) conditions affecting such Person’s industry as a whole.

1.175 “Material Contract” shall have the meaning assigned in Section 3.20(a).

1.176 “Merger” means the merger of the Purchaser with and into the Company pursuant to this Agreement and the applicable provisions of the laws of the State of Delaware.

1.177 “Multi Employer Plan” shall mean an Employee Benefit Plan described in Section 3(37) of ERISA.

1.178 “National Indemnity Deposits” shall mean a cash deposit by the Company with National Indemnity, the amount of which was $196,830 as of March 31, 2004, as adjusted through the Closing Date.

1.179 “Non-Accredited Option Holder” shall mean an Option Holder who is not an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

1.180 “Non-Accredited Option Holder Cash Allocation” shall have the meaning assigned in Section 2.12(a).

1.181 “Non-Accredited Stockholder Cash Allocation” shall mean the aggregate amount of Cash payable to the Non-Accredited Stockholders as provided in Section 2.9(a).

1.182 “Non-Accredited Stockholders” shall mean all Stockholders other than the Accredited Stockholders.

1.183 “Note Escrow Amount” shall have the meaning set forth in Section 2.9(d)(i).

1.184 “Note Payment Right” shall mean the right of an Accredited Holder to receive a portion of the principal amount of any one of the Notes or the Escrow Notes, plus accrued interest with respect to such portion, as part of the Purchase Price payable to such Accredited Holder.

1.185 “Note Percentage” shall mean the quotient, expressed as a percentage, of the Note Portion divided by the Remaining Purchase Price.

1.186 “Note Portion” shall have the meaning assigned in Section 2.8(c).

1.187 “Note Representatives” shall mean the Option Holder Representative, Stockholder Note Representative and Warrant Holder Representative.

1.188 “Notes” shall have the meaning set forth in Section 2.9(e)(i).

1.189 “Note Shortfall” shall have the meaning assigned in Section 2.9(e)(ii).

1.190 “Notice of Contingent Disagreement” shall have the meaning assigned in Section 2.15(b).

1.191 “Notice of Disagreement” shall have the meaning assigned in Section 2.10(b).

1.192 “Option Consideration” shall mean, with respect to a Company Option, the product of (i) the Per Share Option Consideration, times (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option.

1.193 “Option Holder” shall mean each holder of a Company Option.

1.194 “Option Holder Escrow Note” shall mean the unsecured promissory note of Parent in the principal amount equal to the aggregate Accredited Option Holder Escrow Note Allocation issued to the Escrow Agent on behalf of the Option Holders, substantially in the form of Exhibit 1.194.

1.195 “Option Holder Note” shall mean the unsecured promissory note of Parent in the principal amount equal to the aggregate Accredited Option Holder Note Allocation issued to the Option Holder Representative on behalf of the Option Holders, substantially in the form of Exhibit 1.195.

1.196 “Option Holder Representative” shall mean C. Jeff Pan.

1.197 “Order” shall mean any judgment, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Entity or any other entity or body (including, without limitation, any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

1.198 “Organizational Documents” shall mean, with respect to any Person, the articles or certificate of incorporation, bylaws, operating agreement, certificate of partnership or other governing or constituent documents of such Person.

1.199 “Parent” shall have the meaning set forth in the Preamble of this Agreement.

1.200 “Parent Indemnified Parties” shall have the meaning assigned in Section 10.6(a).

1.201 “Parent Material Contract” shall have the meaning assigned in Section 5.6.

1.202 “Parent SEC Documents” shall have the meaning assigned in Section 5.5.

1.203 “Parent Stock Valuation” shall mean the price of a share of USI Common Stock as of a particular date determined as follows: (i) if traded through the NASDAQ National Market, the average of the closing prices of the USI Common Stock over the 20 trading day period ending three trading days prior to the date in question; (ii) if not traded through the NASDAQ National Market, but traded on a national securities exchange, the average of the closing prices of the USI Common Stock over the 20 day trading period ending three trading days prior to the date in question; (iii) if neither (i) nor (ii) is the case, but USI Common Stock is traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20 trading day period ending three trading days prior to the date in question; or (iv) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Parent.

1.204 “PBGC” shall mean the Pension Benefit Guaranty Corporation.

1.205 “Permits” shall mean all Licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, Orders, qualifications and similar rights or approvals granted or issued by any Governmental Entity relating to either the Property or the Business or both.

1.206 “Permitted Encumbrances” means (i) Encumbrances created by Parent, Purchaser, or their respective successors and assigns, (ii) liens for Taxes not yet due and payable, (iii) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business, securing payments not yet due and payable, and (iv) any Encumbrances set forth in Section 1.206 of the Company Disclosure Schedule.

1.207 “Permitted Transactions” shall mean the redemption of the Redeemable Preferred Stock as contemplated by Section 7.2(n).

1.208 “Permitted Transferee” shall mean (i) with respect to a holder of Notes, Escrow Notes or Note Payment Rights who is a natural person, (A) the spouse or lineal descendants (including adopted children, but not minor children) of such holder, (B) any trust created solely for the benefit of such holder, the spouse or lineal descendants of such holder, or such holder’s estate, (C) any corporation or partnership in which such holder, or the spouse or lineal descendants of such holder (including adopted children), are the direct and beneficial owners of all of the equity securities (provided such holder, spouse and lineal descendants agree in writing to remain the direct and beneficial owners of all such equity interests), or (D) the personal representatives of such holder upon such holder’s death for the purposes of administration of such holder’s estate or upon such holder’s adjudicated incapacity for purposes of the protection and management of the assets of such holder; or (ii) with respect to a holder of Notes, Escrow Notes or Note Payment Rights that is not a natural person, any shareholder, member or partner of such holder.

1.209 “Per Share Option Consideration” shall mean, with respect to a Company Option, the Per Share Purchase Price less the per share exercise price applicable to such Company Option, to the extent a positive number.

1.210 “Per Share Purchase Price” shall mean the quotient (calculated to five decimal places) obtained by dividing (x) the Purchase Price plus an amount equal to the aggregate exercise prices of all Company Options and Company In-the Money Warrants which are exercised as of the Closing less the Class C and E Amount, by (y) the Fully Diluted Common Shares Amount.

1.211 “Per Share Warrant Consideration” shall mean, with respect to a Company Warrant, the Per Share Purchase Price less the per share exercise price applicable to such Company Warrant, to the extent a positive number.

1.212 “Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental Entity whatsoever.

1.213 “Post-Closing Adjustments” shall have the meaning assigned in Section 2.16.

1.214 “Post-Closing Report” shall have the meaning assigned in Section 2.15(a).

1.215 “Potential Buyer” shall have the meaning set forth in Section 6.1.

1.216 “Prepaid Items” shall mean all of the Company’s prepaid expenses, including but not limited to advances and deposits, all of the Prepaid Items as of December 31, 2004 being listed, and the Prepaid Items as of the Closing Date to be listed, on Section 1.216 of the Company Disclosure Schedule.

1.217 “Producers” shall have the meaning assigned in Section 3.26.1(d).

1.218 “Producer Compensation Adjustment” shall have the meaning assigned in Section 2.6(g)(iii).

1.219 “Producer Savings” shall have the meaning assigned in Section 2.6(g)(ii).

1.220 “Prohibited Transaction” shall have the meaning assigned to it in the Code and ERISA.

1.221 “Property” shall mean all tangible properties and assets, real, personal and mixed, used or held for use in the Business, including, but not limited to, all of the Company’s and its Subsidiaries’ Accounts Receivable, Cash, Equipment, Intellectual Property (other than in the case of Section 3.7, wherein Property shall not include Intellectual Property), Leased Real Property, Leasehold Improvements and Fixtures, Prepaid Items, personal property leased by the Company or any of its Subsidiaries, and Rights and Other Property.

1.222 “Proprietary Information” shall mean (i) with respect to any party to this Agreement or any Affiliate of such party, all financial, technical, commercial or other information, including but not limited to information, materials, documents, customer lists, financial reports, business plans and marketing data that relate to the business, strategies or operations of the parties hereto, disclosed or otherwise made available by such party or such Affiliate to another party or affiliate (the “Recipient”) in connection with the transactions contemplated by this Agreement, in whatever medium, and (ii) each of the terms, conditions and other provisions contained in this Agreement and in the agreements or documents to be delivered pursuant to this Agreement. Notwithstanding the preceding sentence, the definition of Proprietary Information shall not include any information that is (i) in the public domain at the time of disclosure to the Recipient or becomes part of the public domain after such disclosure through no fault of the Recipient, (ii) lawfully possessed in writing by the Recipient at the time of disclosure to such Recipient, or (iii) disclosed to a party by any Person other than a party to this Agreement; provided, with respect to clause (iii) above, that the party to whom such disclosure has been made does not have actual knowledge that such Person is prohibited from disclosing such information (either by reason of contractual, or legal or fiduciary duty or obligation). For the purposes hereof, public domain shall not include disclosure of information, except as otherwise provided herein, to any other Person in connection with the transactions contemplated hereby.

1.223 “Purchase Price” shall have the meaning assigned in Section 2.6.

1.224 “Purchaser” shall have the meaning set forth in the Introduction Section of this Agreement.

1.225 “Purchaser Required Consents” shall have the meaning set forth in Section 5.6.

1.226 “Real Property” shall mean any real estate or interest therein, together with all buildings, improvements, fixtures, easements, options to acquire real estate or any interest therein, rights to unpaid insurance proceeds in respect of Losses to real estate, rights to unpaid condemnation awards and all other rights in or appurtenant thereto.

1.227 “Real Property Leases” shall have the meaning set forth in Section 3.9.

1.228 “Recipient” shall have the meaning assigned in the definition of “Proprietary Information” in Section 1.222.

1.229 “Redeemable Preferred Stock” shall mean shares of Class D Cumulative Preferred Stock of the Company.

1.230 “Registered Intellectual Property” shall mean patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, domain names, logos, mask works and copyrights, in each case, registered in the name of the Company or any of its Subsidiaries at the United States Patent and Trademark Office or at the United States Copyright Office or at any foreign equivalents of either of such offices.

1.231 “Registration Statement” shall have the meaning assigned in Section 11.8.

1.232 “Related Party Agreements” shall have the meaning assigned in Section 3.20(a)(i).

1.233 “Remaining Dissenting Shares Amount” shall mean the Dissenting Shares Amount less the Cash Dissenting Shares Amount.

1.234 “Remaining Purchase Price” shall mean the sum of (i) the Residual Cash Purchase Price, (ii) the Note Portion and (iii) the Stock Purchase Price.

1.235 “Reportable Event” shall have the meaning assigned to it in ERISA.

1.236 “Representatives” shall have the meaning assigned in Section 14.12.

1.237 “Required Consents” shall mean any Consent required from any Person or under any Contract or Law, as applicable, including all Governmental and Third-Party Consents listed on Section 3.5 and Section 3.6 of the Company Disclosure Schedule.

1.238 “Required Exchange Documents” shall have the meaning assigned in Section 2.13(b).

1.239 “Residual Cash Purchase Price” shall mean the Cash Purchase Price, less the sum of (i) the Non-Accredited Stockholder Cash Allocation, (ii) the Non-Accredited Option Holder Cash Allocation, (iii) the Class C and E Amount and (iv) the Cash Dissenting Shares Amount.

1.240 “Rights and Other Property” shall mean all of the Company’s and any of its Subsidiaries’ assets not included in the Accounts Receivable, Cash, Equipment, inventory, Leasehold Improvements and Fixtures and Prepaid Items, including, without limitation, all of the following: rights of offset, bank and mutual fund accounts, safe deposit boxes, credits, Claims against Third Parties for refunds, causes of action, judgments, proceeds of insurance in respect of damage to or destruction or loss of assets, going concern value, goodwill, rights in the name “Summit Global Partners, Inc.” or any variation thereof, contract rights, warranties and licenses received from manufacturers and sellers of Equipment and inventory, vendor and customer records, franchises, licenses, permits, consents, approvals, certificates of public convenience, waivers and authorizations for the operation of the Business, including, without limitation, those, if any, relating to the importation and exportation of products and materials, technical information, telephone numbers, Internet websites, e-mail addresses and other electronic communication systems.

1.241 “Rule 144(k)” shall have the meaning assigned in Section 11.8.

1.242 “Satisfied Debt Adjustment” shall have the meaning assigned in Section 2.6(c).

1.243 “SEC” shall mean the Securities and Exchange Commission.

1.244 “Securities” shall mean, with respect to any Person, all shares of capital stock, options, warrants, notes, bonds or other equity or debt securities which have ever been offered or sold by such Person.

1.245 “Securities Act” shall mean the Securities Act of 1933, or any successors thereto, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time.

1.246 “Shares” shall mean all of the outstanding shares of Company Common Stock.

1.247 “Stock Percentage” shall mean the quotient, expressed as a percentage, of the Stock Purchase Price divided by the Remaining Purchase Price.

1.248 “Stock Purchase Price” shall have the meaning assigned in Section 2.8(b).

1.249 “Stockholder Escrow Note” shall mean the unsecured promissory note of Parent in the principal amount equal to the aggregate amount of the Stockholder Escrow Note Allocation, issued to the Escrow Agent on behalf of the Stockholders, substantially in the form of Exhibit 1.249.

1.250 “Stockholder Escrow Note Allocation” shall have the meaning set forth in Section 2.9(b)(i)(D).

1.251 “Stockholder Note” shall mean the unsecured promissory note of Parent in the principal amount equal to the aggregate amount of the Stockholder Note Allocation, issued to the Stockholder Note Representative on behalf of the Stockholders, substantially in the form of Exhibit 1.251.

1.252 “Stockholder Note Allocation” shall have the meaning set forth in Section 2.9(b)(i)(C).

1.253 “Stockholder Note Representative” shall mean Securitas SGP, LLC.

1.254 “Stockholder Receivable” shall have the meaning assigned in Section 6.8.

1.255 “Stockholder Representatives” shall mean Securitas SGP, LLC and Austin Ventures, IV-B, L.P.

1.256 “Stockholders” shall mean all holders of capital stock of the Company.

1.257 “Straddle Period Tax” shall have the meaning assigned in Section 3.31(m).

1.258 “Subsequent Option Payment” shall equal, with respect to a Company Option, the Per Share Option Consideration multiplied by the Subsequent Purchase Price Multiplier.

1.259 “Subsequent Per Share Purchase Price” shall mean the Per Share Purchase Price multiplied by the Subsequent Purchase Price Multiplier.

1.260 “Subsequent Purchase Price” shall have the meaning assigned in Section 2.6.

1.261 “Subsequent Purchase Price Multiplier” shall mean the quotient obtained by dividing (x) the Subsequent Purchase Price by (y) the Purchase Price less the Non-Accredited Option Holder Cash Allocation and the Class C and E Amount.

1.262 “Subsequent Warrant Payment” shall equal, with respect to a Company Warrant, the Per Share Warrant Consideration multiplied by the Subsequent Purchase Price Multiplier.

1.263 “Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the voting stock or otherwise has the power to vote or direct the voting of sufficient Securities to elect a majority of the directors.

1.264 “Survival Date” shall have the meaning set forth in Section 10.1(a).

1.265 “Surviving Corporation” shall mean the Company as the surviving party in the Merger.

1.266 “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign Governmental Entity, domestic or foreign (a “Taxing Authority”) and (ii) all Liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation § 1.1502-6 or comparable Law, or as transferee, successor or by Contract.

1.267 “Taxing Authority” shall have the meaning assigned in the definition of “Taxes” in Section 1.266.

1.268 “Tax Returns” shall mean all returns, reports, claims for refunds or other information required or permitted to be supplied to or filed with any Governmental Entity in connection with Taxes (including, without limitation, information returns and declarations of estimated tax).

1.269 “Third Party” shall mean any Person other than Parent, Purchaser, the Company, the Company’s Subsidiaries or Stockholders, or an Affiliate of any of the foregoing.

1.270 “Threshold Amount” shall have the meaning set forth in Section 10.6.

1.271 “Transaction Expenses” shall mean the legal, accounting, financial advisory and consulting fees and other fees and expenses in connection with negotiating and closing the Contemplated Transactions: (i) incurred by the Company on or prior to the Closing Date; (ii) incurred by the Stockholders but paid by the Company; or (iii) incurred and paid by the Company after the Closing Date but related to events or circumstances involving the Company or the Stockholders prior to the Closing Date.

1.272 “Transfer” shall have the meaning set forth in Section 11.11.

1.273 “Unaudited Monthly Statements” shall have the meaning set forth in Section 6.4.

1.274 “USI Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

1.275 “Warrant Consideration” shall mean the product of (i) the Per Share Warrant Consideration, times (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Warrant.

1.276 “Warrant Holder” shall mean each holder of a Company Warrant.

1.277 “Warrant Holder Escrow Note” shall mean the unsecured promissory note of Parent in the principal amount equal to the aggregate Warrant Holder Escrow Note Allocation, issued to the Escrow Agent on behalf of the Warrant Holder, substantially in the form of Exhibit 1.277.

1.278 “Warrant Holder Escrow Note Allocation” shall have the meaning assigned in Section 2.12(b).

1.279 “Warrant Holder Note” shall mean the unsecured promissory note of Parent in the principal amount equal to the aggregate Warrant Holder Note Allocation, issued to the Warrant Holder Representative on behalf of the Warrant Holder, substantially in the form of Exhibit 1.279.

1.280 “Warrant Holder Note Allocation” shall have the meaning assigned in Section 2.12(b).

1.281 “Warrant Holder Representative” shall mean Austin Ventures, IV-B, L.P.

1.282 “Working Capital Adjustment” shall have the meaning assigned in Section 2.6(a).

ARTICLE 2

THE MERGER

2.1 Delivery and Filing of Certificate of Merger. On the Closing Date, the Constituent Corporations will cause the Certificate of Merger to be signed, verified and filed with the Secretary of State of Delaware.

2.2 Effective Time. At the Effective Time, the Purchaser shall be merged with and into the Company in accordance with the Certificate of Merger, the separate existence of the Purchaser shall cease and the Company shall be the surviving party in the Merger. The Merger will be effected in a single transaction.

2.3 Certificate of Incorporation, By-Laws, Officers and Board of Directors of Surviving Corporation. At the Effective Time:

(a) the Certificate of Incorporation of the Company shall be amended in its entirety to read as the Restated Certificate of Incorporation attached as Exhibit 2.3(a), and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until duly amended;

(b) the By-Laws of the Purchaser then in effect shall be the By-Laws of the Surviving Corporation, until duly amended;

(c) the Board of Directors of the Surviving Corporation shall consist of three persons, who shall be David Eslick, Ernest Newborn and Robert Schneider, each of whom shall serve in such capacity until their successor(s) are duly elected and qualified. The Board of Directors of the Surviving Corporation shall hold office subject to the provisions of the laws of the State of Delaware and of the Certificate of Incorporation and By-Laws of the Surviving Corporation; and

(d) the officers of the Surviving Corporation shall consist of the following persons: David Eslick, as President, Ernest Newborn, as Secretary, and Robert Schneider, as Treasurer, each of whom shall hold such offices until their successor(s) in said offices are duly appointed and qualified. Each of such officers will serve, subject to the provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until his or her successor is duly elected and qualified.

2.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Except as set forth herein, at the Effective Time, the separate existence of the Purchaser shall cease to exist and shall merge into the Company, and title to all property owned by the Purchaser shall vest in the Company without reversion or impairment. At such time, all of the Purchaser’s obligations, including, without limitation, contractual, tort, statutory and administrative obligations, shall become obligations of the Company and any action or proceeding pending against the Purchaser may be continued as if the Merger had not occurred, or the Company may be substituted as a party to the action or proceeding. Any assumed business name registered by the Company pursuant to the DGCL shall continue as an assumed business name of the Surviving Corporation. Upon the consummation of the Merger, the stockholders of the Purchaser and Company shall be entitled to the rights provided in this Agreement and the rights provided in the DGCL.

2.5 Manner of Conversion of Company Common Stock. As of the Effective Time:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), without any action on the part of the holders thereof, shall be canceled and shall be converted into and represent the right to receive the applicable portion of (i) the Initial Purchase Price set forth in Section 2.6 below to be paid in accordance with Section 2.9 hereof and (ii) the Subsequent Purchase Price or, in the case of Dissenting Shares, the right to receive the “fair value” as determined under section 262 of the DGCL;

(b) Each share of Class C Preferred Stock and Class E Preferred Stock issued and outstanding immediately prior to the Effective Time, without any action on the part of the holders thereof, shall be canceled and shall be converted into and represent the right to receive the applicable portion of (i) the Initial Purchase Price set forth in Section 2.6 below to be paid in accordance with Section 2.9 hereof, (ii) the Class C and E Amount and (iii) the Subsequent Purchase Price;

(c) Each share of Company Common Stock held in the Company’s treasury immediately prior to the Effective Time shall be canceled and retired and no cash, Note Payment Rights, shares of USI Common Stock or other consideration shall be paid in exchange therefore; and

(d) Each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, automatically shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation, the aggregate amount of which shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

2.6 Determination of Purchase Price. As full consideration for the Merger and the Company Stock, the Purchaser shall pay and deliver or cause to be paid and delivered, to each Stockholder, in the manner set forth in this Article 2, its, his or her proportionate share (as specified herein) of a purchase price determined by reference to the sum of One Hundred Thirteen Million Five Hundred Thousand Dollars ($113,500,000) (the “Base Purchase Price”) reduced or increased, as applicable, by each of the adjustments provided in subsections (a) through (g), inclusive, of this Section 2.6 (collectively, such adjustments in subsections (a) through (g) below, the “Adjustments”); provided that any adjustment made as a result of subsections (a) through (g) or any other adjustments to the Base Purchase Price pursuant to this Agreement shall be taken into account when determining any other adjustments pursuant to subsections (a) through (g) or any other adjustments to the Base Purchase Price pursuant to this Agreement to avoid double counting. The Base Purchase Price, increased or decreased on account of the Adjustments, is referred to as the “Purchase Price.” The Purchase Price less the Escrow Amount is hereinafter referred to as the “Initial Purchase Price.” The Escrow Amount referred to Section 2.9(d), as such amount may be reduced through distributions in accordance with the Escrow Agreement or increased by virtue of interest or other income earned on the Escrow Amount in accordance with the Escrow Agreement, is referred to in this Agreement as the “Subsequent Purchase Price.” A sample calculation of the Purchase Price, including all Adjustments, is attached as Exhibit 2.6. Notwithstanding the foregoing, no dividends, interest, gains or other distributions earned on or payable in respect of the initial Escrow Amount shall be considered part of the Escrow Amount.

(a) Working Capital Adjustment. The Base Purchase Price shall be decreased or increased, as applicable, (the “Working Capital Adjustment”) by $1.00 for each $1.00 that the Company’s Adjusted Working Capital (as defined below), as reflected on the Closing Date Balance Sheet (the “Closing Date Working Capital”), is less than or greater than, as applicable, $1,000,000. The Company’s “Adjusted Working Capital” shall mean Adjusted Current Assets (as defined below) less Adjusted Current Liabilities (as defined below).

(i) “Adjusted Current Assets” shall mean all of the Company’s current assets (including rental deposits, the National Indemnity Deposits and the cash value of life insurance, reduced by the surrender charges), determined in accordance with Agreed Upon GAAP, except that, to the extent otherwise included in the Closing Date Balance Sheet, Adjusted Current Assets shall not include any Tax benefit attributable to the payment of the Employee Bonus or the Additional Employee Bonus or any Tax benefit attributable to the Contemplated Transactions that is not reasonably likely to be paid in Cash to, or reduce a tax liability of, the Company or the Parent within 12 months of the Closing Date;

(ii) “Adjusted Current Liabilities” shall mean all of the Company’s Liabilities which would be classified as current liabilities in accordance with Agreed Upon GAAP, except as follows: (X) the Adjusted Current Liabilities shall not include the current portion of any Debt, and (Y) the Adjusted Current Liabilities shall include any and all costs and expenses of the Company not fully paid prior to the Closing in respect of (1) the Transaction Expenses, and (2) Taxes for the period prior to Closing that have not yet been paid, including Taxes that arise out of the Contemplated Transactions that are the obligation of the Company or the Stockholders (only to the extent paid by the Company); provided, however, in calculating the current liabilities with respect to Taxes, no deduction attributable to the Employee Bonus or Additional Employee Bonus shall be taken. For the avoidance of doubt, no Taxes, including payroll, employment, social security, Medicare charges or wage withholding, shall be accrued as a current liability with respect to the Employee Bonus and the Additional Employee Bonus.

(b) Insurance Premium Adjustment. The Base Purchase Price shall be reduced (the “Insurance Premium Adjustment”) by $1.00 for each $1.00 that the Company’s Insurance Premium Liability (as defined below) exceeds the Company’s Insurance Premium Assets (as defined below), each as reflected on the Closing Date Balance Sheet. The Company’s “Insurance Premium Assets” shall mean all of the Company’s Cash and accounts receivable related to insurance premiums and insurance premium advances, determined in accordance with Agreed Upon GAAP. The Company’s “Insurance Premium Liability” shall mean all of the Company’s accounts payable related to insurance premiums, determined in accordance with Agreed Upon GAAP.

(c) Satisfied Debt Adjustment. The Base Purchase Price shall be reduced by $1.00 for each $1.00 of Debt (less any portion of the Company’s Debt included within Adjusted Current Liabilities) reflected on the Closing Date Balance Sheet (the “Closing Debt Amount”) and satisfied on the Closing Date by payment of immediately available funds to the Persons set forth on Schedule 7.2(k) of the Company Disclosure Schedule (the “Satisfied Debt Adjustment”).

(d) Assumed Debt Adjustment. The Base Purchase Price shall be reduced by an amount (the “Assumed Debt Adjustment”) equal to the Closing Debt Amount less the Satisfied Debt Adjustment.

(e) E&O Tail Cost Adjustment. The Base Purchase Price shall be reduced by an amount (the “E&O Tail Cost Adjustment”) equal to $1,500,000.

(f) Employee Bonus Deduction. The Base Purchase Price shall be reduced by the outstanding amount of the Employee Bonus as of the Closing Date (the “Employee Bonus Deduction”).

(g) Producer Compensation Adjustment.

(i) Prior to the Closing Date, the Company, at its sole discretion, may cause any Employee set forth on Schedule 2.6(g)(i)(A) of the Company Disclosure Schedule (an “Adjustment Producer”) to enter into a model compensation agreement (“Compensation Agreement”) substantially in the form of Exhibit 2.6(g)(i)(B) if such Adjustment Producer is employed in California, Exhibit 2.6(g)(i)(C) if such Adjustment Producer is employed in Florida, Exhibit 2.6(g)(i)(D) if such Adjustment Producer is employed in Texas or Exhibit 2.6(g)(i)(E) if such Adjustment Producer is employed in any other state.

(ii) As to each Adjustment Producer that executes a Compensation Agreement prior to Closing, an amount will have deemed to accrue equal to (i) (x) the “Savings” set forth next to such Adjustment Producer’s name on Section 2.6(g)(i)(A) of the Company Disclosure Schedule multiplied by (y) six, less (ii) any expense, payments or Liabilities incurred by the Company on or before the Closing Date in connection with or relating to such Adjustment Producer entering into a Compensation Agreement that is not paid by the Closing Date and not otherwise part of the Adjusted Current Liabilities (other than the Additional Employee Bonus) (the “Producer Savings”). The aggregate amount of Producer Savings for all Adjustment Producers shall be referred to herein as the “Aggregate Producer Savings.”

(iii) At least seven (7) Business Days prior to the Closing, the Company will deliver written notice to the Parent and Purchaser as to the amount of the Aggregate Producer Savings that it intends to allocate and make available for grant as Additional Employee Bonus pursuant to the Additional Employee Bonus Plan. The Base Purchase Price shall be increased by an amount equal to (i) the Aggregate Producer Savings less (ii) the Additional Employee Bonus (“Producer Compensation Adjustment”).

2.7 Estimated Closing Date Balance Sheet. At least five Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a certificate signed by its President, C. Jeff Pan, its Chief Executive Officer Eastern Retail & Wholesale, Jeffrey Haynes and its Chief Executive Officer Western Retail, John W. Wagner (the “Chief Executives”) and Stephanie Bowman (the “Chief Accounting Officer”) attaching a statement setting forth its reasonable, good faith estimate of the consolidated balance sheet of the Company and its Subsidiaries as of the last complete month ending prior to the month in which the Closing occurs with adjustments for Known extraordinary matters occurring after such date using reasonable, good faith estimates of such adjustments (the “Estimated Closing Date Balance Sheet”) in substantially the form of Exhibit 2.6, which good faith estimate shall be reasonably acceptable to the Purchaser. The Estimated Closing Date Balance Sheet shall be determined in accordance with Agreed Upon GAAP, and shall, to the extent resulting from events or circumstances occurring after the date of this Agreement and on or prior to the Closing Date, include any changes in assets or liabilities as a result of any changes arising from or resulting as a consequence of the Contemplated Transactions (not including purchase accounting adjustments resulting from the Contemplated Transactions). The Estimated Closing Date Balance Sheet shall be the basis for, and shall set forth calculations of, the Working Capital Adjustment, the Insurance Premium Adjustment, the Satisfied Debt Adjustment, the Assumed Debt Adjustment, the E&O Tail Cost Adjustment, the Employee Bonus Deduction, the Additional Employee Bonus and the Producer Compensation Adjustment (collectively, the “Closing Amounts”), as estimated on and as of the Closing Date (the “Estimated Closing Date Closing Amounts”), and such amounts shall be utilized for purposes of determining the adjustments to the Cash Purchase Price, the principal amount of the Notes and the Stock Purchase Price on and as of the Closing Date as set forth in Section 2.8. The final Closing Amounts shall be determined pursuant to the procedure set forth in Section 2.10(a) based on the adjustments described therein to the Estimated Closing Date Closing Amounts (collectively, as determined in accordance with Section 2.10(a), the “Closing Adjustments”).

2.8 Form of Purchase Price. The Purchaser shall pay or cause to be paid the Purchase Price, in part in cash, in part by delivery of the Notes to the Note Representatives and in part by delivery of shares of USI Common Stock, as provided below in this Section 2.8 and in Section 2.13, and the provisions regarding Dissenting Shares set forth below in Section 2.14.

(a) Cash Purchase Price. A portion of the Base Purchase Price shall be payable in cash, in an amount (the “Cash Purchase Price”) equal to Forty-Five Million Dollars ($45,000,000), (i) increased by the Producer Compensation Adjustment, (ii) reduced or increased by the Working Capital Adjustment, and (iii) reduced by the sum of the Insurance Premium Adjustment, the Satisfied Debt Adjustment and the E&O Tail Cost Adjustment.

(b) Stock Purchase Price. A portion of the Base Purchase Price (the “Stock Purchase Price”) shall be payable in shares of USI Common Stock issued as of the Closing Date by the Parent, with the aggregate number of shares of USI Common Stock equal to the quotient determined by dividing (i) the amount of Forty Three Million Five Hundred Thousand Dollars ($43,500,000) less the Employee Bonus Deduction by (ii) the Parent Stock Valuation as of the Closing Date; provided, however, that Parent shall not be required to issue any fractional shares or scrip with respect to the Stock Purchase Price, rather, all shares shall be rounded up to the nearest whole number of shares of USI Common Stock.

(c) Note Payment Rights. A portion of the Base Purchase Price shall be payable in Note Payment Rights, in an amount equal to Twenty Five Million Dollars ($25,000,000), reduced by the Assumed Debt Adjustment and the Remaining Dissenting Shares Amount (the “Note Portion”).

(d) Consideration Allocation. Notwithstanding anything to the contrary above, the Parent, in its sole discretion, shall have the option at Closing to increase the

Cash Purchase Price and to decrease the Note Portion by an equal amount, in which case the Cash Purchase Price and Note Portion shall be deemed so modified for the purposes of this Agreement.

2.9 Payment of Purchase Price to Stockholders and Option Holders and Warrant Holders.

(a) Non-Accredited Stockholders and Non-Accredited Option Holders.

(i) Each Non-Accredited Stockholder, other than those holding Dissenting Shares, shall, upon the Effective Time, and subject to the payment procedures set forth in Section 2.13, be entitled to receive a payment in cash for each Share owned immediately prior to the Effective Time equal to (A) the Initial Per Share Purchase Price at the Effective Time and (B) subsequent to the Effective Time in accordance with Section 2.9(d), the Subsequent Per Share Purchase Price.

(ii) Each Non-Accredited Option Holder shall, upon the Effective Time, and subject to the payment procedures set forth in Section 2.13, be entitled to receive a payment in cash as set forth in Section 2.12.

(b) Accredited Stockholders, Accredited Option Holders and Warrant Holders.

(i) Subject to the payment procedures set forth in Section 2.13, each Accredited Stockholder, other than those holding Dissenting Shares, shall, upon the Effective Time, be entitled to receive, for each Share owned immediately prior to the Effective Time, an amount equal to:

(A) at the Effective Time an amount of cash equal to: the Cash Percentage, multiplied by the Per Share Purchase Price;

(B) plus, in the case of each share of Class C Preferred Stock, at the Effective Time $2,426,301 and an amount equivalent to $1,095.89 per day for each day after the date hereof through and including the Closing Date and in the case of each share of Class E Preferred Stock, at the Effective Time $6,033,425 and an amount equivalent to $3,835.62 per day for each day after the date hereof through and including the Closing Date (collectively, the “Class C and E Amount”);

(C) at the Effective Time, (1) an amount of Note Payment Rights in the Stockholder Note equal to the Initial Stockholder Note Payment (the “Stockholder Note Allocation”); and (2) a number of shares of USI Common Stock with a value based on the Parent Stock Valuation as of the Closing Date equal to (y) the Stock Percentage, multiplied by (z) the Per Share Purchase Price; and

(D) subsequent to the Effective Time in accordance with Section 2.9(d) an amount of Note Payment Rights in the Stockholder Escrow Note equal to the Subsequent Per Share Purchase Price (the “Stockholder Escrow Note Allocation”).

(ii) Subject to the provisions set forth below in Section 2.9(d) and Section 2.12 and subject to the payment procedures set forth in Section 2.13, each Accredited Option Holder shall be entitled to receive, upon the Effective Time or subsequent to the Effective Time, for each Company Option owned immediately prior to the Effective Time, the amount of cash, Note Payment Rights and USI Common Stock set forth in Section 2.12.

(iii) Subject to the provisions set forth below in Section 2.9(d) and 2.12 and subject to the payment procedures set forth in Section 2.13, each Warrant Holder shall be entitled to receive, upon the Effective Time or subsequent to the Effective Time, for each Company In-the-Money Warrant owned immediately prior to the Effective Time, the amount of cash, Note Payment Rights and USI Common Stock set forth in Section 2.12.

(c) In addition, each Stockholder, Option Holder and Warrant Holder shall be entitled to a pro rata portion of any Adjustment Amount paid pursuant to Section 2.11(b).

(d) (i) Deposit in Escrow. At Closing, the Parent shall deliver to the Escrow Agent (i) a portion of the Cash Purchase Price otherwise payable to the Non-Accredited Stockholders pursuant to Section 2.9(a) equal to the Subsequent Purchase Price Multiplier multiplied by the Non-Accredited Stockholder Cash Allocation (the “Cash Escrow Amount”), and (ii) the Stockholder Escrow Note, the Warrant Holder Escrow Note and the Option Holder Escrow Note (the “Escrow Notes”) together representing an amount of Note Payment Rights equal to (x) the Escrow Amount less (y) the Cash Escrow Amount (the “Note Escrow Amount”). Such Escrow Amount is to be held by the Escrow Agent in a separate account for the benefit of the Accredited Stockholders, Accredited Option Holders and the Warrant Holders (the “Accredited Holders”) and the Non-Accredited Stockholders subject to the terms of this Agreement and the Escrow Agreement (the “Escrow Account”). The entire Escrow Amount shall be available to fund obligations of the Accredited Holders and the Non-Accredited Stockholders under this Agreement pursuant to the terms of the Escrow Agreement, including the indemnification provisions of Article 10 hereto;

(ii) Release to Stockholders, Accredited Option Holders and Warrant Holders. Subsequent to the Effective Time, in accordance with the terms of the Escrow Agreement and conditioned upon compliance with the exchange procedures set forth in Section 2.13 below, the Escrow Agent shall, in accordance with the provisions of this Agreement and the Escrow Agreement, distribute from the Escrow Account, (1) to each Non-Accredited Stockholder, the Subsequent Purchase Price to which such Non-Accredited Stockholder is entitled, and (2) to the Stockholder Note Representative, Option Holder Representative and Warrant Holder Representative, the respective Escrow Notes representing the Subsequent Purchase Price to which the Accredited Holders are entitled. If all or a portion of the Escrow Notes have been prepaid prior to release to the Stockholder Note Representative, Option Holder Representative and the Warrant Holder Representative, the Escrow Agent will distribute the cash representing such prepayment directly to each Accredited Holder in the amounts to which such Accredited Holder is entitled. Notwithstanding the foregoing, to the extent any Accredited Holder has not complied with the exchange procedures set forth in Section 2.13 below, the cash otherwise payable pursuant to an Escrow Note with respect to such Accredited Holder shall instead be paid to the Exchange Agent pursuant to the terms of such Escrow Note.

(e) Note Payment Rights.

(i) At Closing, the Parent will issue (1) the Stockholder Note, the Warrant Holder Note and the Option Holder Note (together, the “Notes”) to the Stockholder Note Representative, the Warrant Holder Representative and the Option Holder Representative, respectively, and (2) the Escrow Notes to the Escrow Agent. The Notes and the Escrow Notes will be in an aggregate amount equal to all Note Payment Rights payable to the Accredited Holders hereunder. The Note Representatives shall hold the Notes and the Escrow Notes (which shall be physically held by the Escrow Agent) for the benefit of the Accredited Holders and shall distribute principal and interest received in respect of the Notes to each Accredited Holder in accordance with the Note Payment Rights that each such Person received pursuant to this Section 2.9 or Section 2.12 hereof. The Escrow Agent shall hold the Escrow Notes for the benefit of the respective Accredited Holders and shall distribute principal and interest received in respect of the Notes to the respective Note Representative in accordance with the Escrow Agreement and this Agreement. On or before April 1, 2006, an amount of principal, plus accrued interest, equal to $5,500,000 drawn from the Notes and the Escrow Notes shall be payable regardless of any disagreement regarding the Adjustments. Any prepayment amounts made pursuant to the terms of the Notes or the Escrow Notes, including pursuant to the preceding sentence, shall be applied first to the Notes and then to the Escrow Notes only after no amount (principal or interest) remains payable under the Notes. Upon receipt of any amounts paid pursuant to the terms of the Notes or the payment of any amounts from the Escrow Agent on account of payments made on the Escrow Notes and released pursuant to the Escrow Agreement, the Note Representatives shall pay promptly to each Accredited Holder the pro rata portion of such amount based on the applicable amount of Note Payment Rights held by such Person, all in accordance with the Notes or the Escrow Notes, as applicable.

(ii) If at any time prior to the application of the Adjustment Amount pursuant to Section 2.11 below, an amount of the Notes is repaid such that less than $2,000,000 of aggregate principal amount of the Notes would be outstanding after such repayment (such shortfall, the “Note Shortfall”), then an amount of cash equal to the Note Shortfall (which shall in no event exceed $2,000,000) shall be placed in a separate escrow account pursuant to the terms of the Escrow Agreement (the “Adjustment Escrow Amount”) to be available solely to fund the adjustments set forth in Section 2.11 below.

(iii) A portion of the proceeds of each Note will be used to establish the Adjustment Escrow Amount. In determining the amount of each Note that upon satisfaction will be used to establish the Adjustment Escrow Amount, each such amount shall be determined by multiplying the amount of the Adjustment Escrow Amount by the quotient, expressed as a percentage, determined by dividing the principal amount of each Note by the aggregate principal amounts of all of the Notes.

2.10 Post-Closing Determination of Amounts of Adjustments.

(a) Preparation of Closing Date Balance Sheet. As promptly as practicable but in any event within 90 calendar days after the Closing Date, the Parent shall cause to be prepared and delivered to the Stockholder Representatives (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the Closing (the “Closing

Date Balance Sheet”), which shall include any changes arising from or resulting as a consequence of the Contemplated Transactions (not including purchase accounting adjustments resulting from the Contemplated Transactions), (ii) calculations of the Working Capital Adjustment, Insurance Premium Adjustment, Satisfied Debt Adjustment, Assumed Debt Adjustment, E&O Tail Cost Adjustment, Employee Bonus Deduction, Additional Employee Bonus and Producer Compensation Adjustment as derived from the Closing Date Balance Sheet (the “Closing Date Closing Amounts”), and (iii) a calculation of the Adjustments as at the Closing, all prepared by the Parent in good faith. The Closing Date Balance Sheet shall be prepared and the Closing Date Closing Amounts shall be determined in accordance with Agreed Upon GAAP.

(b) Disagreements. If the Stockholder Representatives disagree in good faith with the Closing Date Closing Amounts, then, within 30 calendar days after their receipt thereof, they shall notify the Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement. To be effective, any such Notice of Disagreement shall include a copy of the Parent’s calculation of Closing Date Closing Amounts, marked to indicate those specific items that are in dispute (the “Disputed Items”) and shall be accompanied by the Stockholder Representatives’ calculation (or, if the Stockholder Representatives are unable to make such calculation due to lack of information available to the Stockholder Representatives, then a description of the dispute with a reasonable degree of specificity) of each of the Disputed Items. To the extent the Stockholder Representatives provide a Notice of Disagreement within such 30 calendar day period, all items that are not Disputed Items shall be final, binding and conclusive for all purposes hereunder, provided that items not specifically identified as Disputed Items but which are subsequently affected by the resolution of a disagreement with respect to a Disputed Item shall be deemed “Disputed Items” for purposes hereof. In the event that the Stockholder Representatives do not provide a Notice of Disagreement within such 30 calendar day period, the parties hereto shall be deemed to have accepted in full the Closing Date Balance Sheet as prepared by the Parent and the Closing Date Closing Amounts, as determined by the Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Disagreement is timely provided and reasonably contains the proper information as aforesaid, the Parent and the Stockholder Representatives shall use their commercially reasonable efforts for a period of 15 calendar days (or such longer period as they may mutually agree) to resolve any Disputed Items. During the period between the delivery by the Parent of the Closing Date Closing Amount materials and the delivery by the Stockholder Representatives of the Notice of Disagreement, Parent shall make its working papers, schedules, calculations and financial management employees responsible for the operations and finances of the Company after the Closing Date reasonably available to the Stockholder Representatives. During the 15 calendar day period following the delivery by the Stockholder Representatives of the Notice of Disagreement, Parent and Stockholder Representatives shall have access to the working papers, schedules and calculations of the other used in the preparation of the Closing Date Balance Sheet and the Notice of Disagreement and the determination of the Closing Date Closing Amounts and the Disputed Items. If, at the end of the aforesaid 15 calendar day period, the parties have reached written agreement with respect to all matters covered by a Notice of Disagreement, the Closing Date Closing Amounts shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

(c) Independent Accountant. If, at the end of the aforesaid 15 calendar day period, the parties shall have failed to reach written agreement with respect to all matters covered by a Notice of Disagreement, then all such matters as to which written agreement has been reached shall become final and binding upon the parties hereto and all such matters as to which written agreement has not been reached shall be submitted to PriceWaterhouseCoopers LLP (the “Independent Accounting Firm”), within an additional fifteen (15) calendar day period. The Independent Accounting Firm shall consider only the remaining Disputed Items. The parties shall cooperate fully with the Independent Accounting Firm at their own cost and expense, including, but not limited to, providing the Independent Accounting Firm with access to, and copies of, all books and records that the Independent Accounting Firm reasonably requests. The determination of the Independent Accounting Firm shall be final and binding for all purposes hereunder. Each party shall bear its own expenses incurred in connection with the resolution of the remaining Disputed Items, and the fees and expenses of the Independent Accounting Firm shall be borne equally by the Accredited Holders, on the one hand (in the same proportions as their Note Payment Rights in the Notes and Escrow Notes), and the Parent, on the other hand, unless the Independent Accounting Firm determines that one of the parties has not proceeded in good faith with respect to a material portion of the Disputed Items, in which case such party shall bear fully the fees and expenses of the Independent Accounting Firm. The parties shall use their reasonable efforts to conclude the Independent Accounting Firm process within 90 days of the Disputed Items having been submitted to the Independent Accounting Firm.

(d) Final Closing Date Balance Sheet. The Closing Date Balance Sheet and the Closing Date Closing Amounts, as determined pursuant to this Section 2.10 after all actions and procedures described herein have been completed, are hereinafter referred to as the “Final Closing Date Balance Sheet” and the “Final Closing Date Closing Amounts.” For the avoidance of doubt, the Final Closing Date Balance Sheet shall be prepared and the Final Closing Date Closing Amounts shall be determined in accordance with Agreed Upon GAAP.

2.11 Post-Closing Adjustments in Payment.

(a) Adjustment Amount. The “Adjustment Amount” shall mean the net positive or negative change in the Closing Adjustments, in each case based upon the Final Closing Date Closing Amounts and the determinations thereof pursuant to the procedures set forth in Section 2.10(a) through 2.10(d).

(b) Positive Adjustment. If there is a positive Adjustment Amount, then within 120 days following the date that the Final Closing Date Balance Sheet and the Final Closing Date Closing Amounts are finally determined, the Parent shall pay to the Exchange Agent an amount of cash equal to such Adjustment Amount. The Exchange Agent shall promptly pay to each Stockholder, Option Holder and Warrant Holder a pro rata amount of such Adjustment based on the percentage of the Fully Diluted Common Shares Amount owned by such Person at Closing, except that holders of Class C Preferred Stock and Class E Preferred Stock shall receive the pro rata portion of the Adjustment Amount based only on the amount of shares owned exclusive of those shares such holders would have received as a result of the conversion of the dividends payable on such stock.

(c) Negative Adjustment. Subject to Section 2.11(d) below, if there is a negative Adjustment Amount, then within three Business Days following the date that the Final Closing Date Balance Sheet and the Final Closing Date Closing Amounts are finally determined, the Parent shall prepare an amendment to the Notes reflecting a decrease of the principal amount outstanding under the Notes by the Adjustment Amount. The amount of such reduction applied to each individual Note shall be calculated in the same manner as the calculation in Section 2.9(e)(iii) above. Parent shall provide such amendments to the applicable Note Representative or the Escrow Agent, as applicable, to append to such Notes. The Note Payment Rights to which each of the Accredited Option Holders, Accredited Stockholders and Warrant Holders, as the case may be, is entitled shall be reduced by the same proportionate reduction of the applicable Note.

(d) Alternative Adjustment. Notwithstanding the foregoing, if at the time that the Final Closing Date Balance Sheet is finalized pursuant to Section 2.10, the Notes have been repaid in an amount or amounts such that an Adjustment Escrow Amount has been established pursuant to Section 2.9(e)(ii), then an amount equal to the decrease reflected by the Adjustment Amount shall first be paid to Parent from the Adjustment Escrow Amount and to the extent there is a shortfall in sufficient funds therein, then from the Escrow Amount (except for the portion allocable to Non-Accredited Stockholders) pursuant to the Escrow Agreement.

(e) Treatment of Adjustment Amount. The amount of any Adjustment Amount paid pursuant to this Section 2.11 shall be treated by each of the parties hereto and all recipients thereof as an adjustment to the Purchase Price.

(f) Allocation Determination. For purposes of determining the allocation of the Cash Purchase Price, the Stock Purchase Price and the Note Portion, the Estimated Closing Date Closing Amounts as reflected on the Estimated Closing Balance Sheet shall be utilized and the allocation thereof shall not be recomputed for purposes of determining the allocation of the Cash Purchase Price, the Stock Purchase Price and the Note Portion following determination of the Closing Date Closing Amounts in the Final Closing Date Balance Sheet pursuant to Section 2.10. The Adjustments (to the Purchase Price) pursuant to said Section 2.10 shall be applied solely in the manner set forth in this Section 2.11.

2.12 Company Stock Options; Company Warrants.

(a) Company Options. As soon as practicable after the date hereof, but in any event within the time required by the terms of the applicable Employee Stock Plans or option agreements, each Option Holder shall be provided notice, in accordance with the terms of such Employee Stock Plans or agreements, of his or its right to exercise each Company Option. Such notice shall provide each Option Holder the right to elect to have each Company Option, upon consummation of the Merger, canceled in exchange for the Option Consideration, whether or not then exercisable, payable in accordance with Section 2.9, this Section 2.12 and Section 2.13, subject to required withholding taxes. Neither the Parent nor the Purchaser shall assume any of the Company Options in connection with the transactions contemplated by this Agreement. The Option Consideration shall be paid in cash to all Non-Accredited Option Holders (the aggregate amount of such payments referred to herein as the “Non-Accredited Option Holder Cash Allocation”). The Option Consideration shall be paid as follows to each

Accredited Option Holder: (i) at the Effective Time, an amount in cash equal to the Per Share Option Consideration multiplied by the Cash Percentage (the aggregate amount of such payments referred to herein as the “Accredited Option Holder Cash Allocation”); (ii) at the Effective Time, (1) a number of shares of USI Common Stock with a value based on the Parent Stock Valuation equal to the Per Share Option Consideration multiplied by the Stock Percentage (the aggregate amount of such payments referred to herein as the “Accredited Option Holder Stock Purchase Price Allocation”), and (2) an amount of Note Payment Rights in the Option Holder Note equal to the Initial Option Note Payment (the aggregate amount of such payments referred to herein as the “Accredited Option Holder Note Allocation”); and (iii) subsequent to the Effective Time, in accordance with Section 2.9(d), an amount of Note Payment Rights in the Option Holder Escrow Note equal to the Subsequent Option Payment (the “Accredited Option Holder Escrow Note Allocation”).

(b) Company Warrants. The Company will obtain from each Warrant Holder, promptly after the date of this Agreement, a surrender agreement in the form of Exhibit 2.12(b) (the “Warrant Surrender Agreement”) duly executed and delivered by such Warrant Holder (which agreement may be conditioned upon shareholder approval and the consummation of the Merger). Notwithstanding the foregoing, in the event that the Company does not so obtain from each Warrant Holder a Warrant Surrender Agreement and either (i) the Parent and/or the Purchaser specifically waive their rights under this Section 2.12 or (ii), even in the absence of such specific waiver, the Closing is consummated, Parent and Purchaser shall have no claim under this Agreement, including, without limitation, the indemnification provisions in Article 10 or any other legal theory in connection with the failure to obtain such Warrant Surrender Agreement. At the Effective Time, each then outstanding Company In-the-Money Warrant shall be canceled and shall represent the right to receive the Warrant Consideration payable as set forth below and in accordance with Section 2.13, less any required withholding taxes. No outstanding Company In-the-Money Warrant, the holder of which has not duly executed and delivered to the Parent or Surviving Corporation a Warrant Surrender Agreement in accordance with this Section 2.12 hereof, will be entitled to receive any portion of the Warrant Consideration until such holder duly executes and delivers to the Surviving Corporation a Warrant Surrender Agreement; at which time each then outstanding Company In-the-Money Warrant held by such holder shall be canceled, net to the holder of any deductions set forth herein, payable to the holder thereof as set forth herein, without any interest thereon, less any required withholding taxes. The Warrant Consideration shall be paid as follows to each Warrant Holder: (i) at the Effective Time, an amount in cash equal to the Per Share Warrant Consideration multiplied by the Cash Percentage (the aggregate amount of such payments referred to herein as the “Warrant Holder Cash Allocation”); (ii) at the Effective Time, (1) a number of shares of USI Common Stock with a value based on the Parent Stock Valuation equal to the Per Share Warrant Consideration multiplied by the Stock Percentage (the aggregate amount of such payments referred to herein as the “Warrant Holder Stock Allocation”), and (2) an amount of Note Payment rights in the Warrant Holder Note equal to the Initial Warrant Note Payment (the aggregate amount of such payments referred to herein as the “Warrant Holder Note Allocation”) and (iii) subsequent to the Effective Time, in accordance with Section 2.9(d), an amount of Note Payment Rights in the Warrant Holder Escrow Note equal to the Subsequent Warrant Payment (the aggregate amount of such payments referred to herein as the “Warrant Holder Escrow Note Allocation”).

2.13 Exchange Procedures.

(a) Deposit with Exchange Agent. From and after the Closing Date, Mellon Bank N.A. shall act as exchange agent (the “Exchange Agent”) in (i) effecting the surrender of certificates representing shares of Company Stock (“Company Share Certificates”) which, upon the effectiveness of the Merger, were converted into the right to receive the consideration provided for herein, and (ii) delivering the Cash Purchase Price and, in the case of Accredited Holders, shares of USI Common Stock and Note Payment Rights, to which each Stockholder, Option Holder and Warrant Holder is entitled. On the Closing Date, Parent shall deliver: (i) to Exchange Agent, in trust for the benefit of the Stockholders, Option Holders and Warrant Holders (other than the Stockholders who hold Dissenting Shares), (x) shares of USI Common Stock representing the Stock Purchase Price (or such shares shall be available for issuance to the Exchange Agent in book entry format), (y) the portions of the Cash Purchase Price representing the cash consideration to be paid to the Stockholders as of the Closing Date; (z) certificates representing the Note Payment Rights to be paid to the Accredited Holders as of the Closing Date pursuant to this Agreement; and (ii) to the Escrow Agent, (x) the Cash Escrow Amount, and (y) the Escrow Notes. Within three business days after being directed to do so by the Exchange Agent pursuant to Section 2.13(b) below, Parent shall cause to be recorded on the books and records of the Parent by electronic entry format shares of USI Common Stock representing the Stock Purchase Price. For the avoidance of doubt the parties hereby agree that Parent shall be obligated to cause all actions required to be taken by the Exchange Agent pursuant to this Agreement to be so performed and the failure of the Exchange Agent to perform any such actions shall not relieve the Parent or the Purchaser from any of their respective obligations under this Agreement.

(b) Letter of Transmittal. The Parent and the Exchange Agent shall, as promptly as practicable after the Closing Date (but in no event later than three (3) days after receiving all necessary information from the Company), mail to each Stockholder (other than those holding Dissenting Shares), a letter of transmittal (the “Letter of Transmittal”) in a form approved by the Parent and instructions for use in surrendering the Company Share Certificates held by such Stockholder, and for use in facilitating the delivery of the cash and, if applicable, shares of USI Common Stock (or book entry format notations of such Shares) and Note Payment Rights, in the amount determined pursuant to Section 2.9 and Section 2.12, as applicable, to which each such holder is entitled. The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Company Share Certificates shall pass, only upon proper delivery of the Company Share Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Company Share Certificates; and (ii) acknowledge the appointment of the Stockholder Representatives pursuant to the provisions of, and the authority granted in Section 14.12. Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent (the “Required Exchange Documents”): (i) the Exchange Agent shall reasonably promptly issue and deliver in exchange therefor (x) that portion of the Cash Purchase Price to which such holder is entitled pursuant to Section 2.9 and (y) if the holder surrendering such Company Shares Certificates is an Accredited Stockholder, the Note Payment Rights to which such holder is entitled pursuant to Section 2.9 and, as applicable, the shares of USI Common Stock such holder is entitled (or a book entry on the records of its transfer agent representing the shares of USI Common Stock to which such holder is entitled) pursuant to Section 2.9 and (ii) the Company Share Certificates so surrendered shall be canceled. Prior to the Closing, the Company shall have delivered to each Option Holder and Warrant Holder, the Company disclosure documents, which shall include Option Holder and Warrant Holder exercise notices. If such holder has complied with the instructions contained in the Option Holder and Warrant Holder exercise notices and returned to the Company such notice to exercise his, her or its rights under such Company Options or Company Warrants, the Exchange Agent shall reasonably promptly after Closing issue and deliver, or in the case of USI Common Stock to be distributed in book entry format, Parent shall cause to be recorded in book entry format with its transfer agent, to each such Option Holder and Warrant Holder, (x) that portion of the Cash Purchase Price to which such holder is entitled pursuant to Section 2.12 and (y) if applicable, the Note Payment Rights to which such holder is entitled pursuant to Section 2.12 and, as applicable, the shares of USI Common Stock such holder is entitled (or a book entry on the records of its transfer agent representing the shares of USI Common Stock to which such holder is entitled) pursuant to Section 2.12. The Exchange Agent shall accept such Company Share Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(c) Shares not Surrendered. Until surrendered as contemplated by this Article 2, each Company Share Certificate shall, subject to dissenters rights under section 262 of the DGCL, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable shares of USI Common Stock, cash and Note Payment Rights with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to Section 2.9.

(d) Distributions with Respect to Unexchanged Shares of USI Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of USI Common Stock comprising part of the Stock Purchase Price with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the shares of USI Common Stock represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.13 (at which time such holder shall be entitled to receive all such dividends or other distributions).

(e) No Further Rights in Company Stock. The shares of USI Common Stock, cash and Note Payment Rights issued upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

(f) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of USI Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no Accredited Holder shall be entitled to receive a fractional share of USI Common Stock. In the event that any such holder would otherwise be entitled to receive a fractional share of USI Common Stock (after aggregating all shares and fractional shares of USI Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of USI Common Stock rounded up to the nearest whole number of shares.

(g) No Liability. To the fullest extent permitted by law, neither the Parent nor the Surviving Corporation shall be liable to any Stockholder, Option Holder or Warrant Holder for any such shares of USI Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder, Option Holder or Warrant Holder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder, Option Holder or Warrant Holder, as applicable, in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be. The parties hereto currently anticipate the following types of withholding: (i) withholding of income and employment taxes against payments made in respect of Company Options and (ii) backup withholding under Section 3406 of the Code against payments to Persons failing to provide appropriate evidence establishing that such backup withholding is not required. To the extent that an Option Holder does not receive sufficient cash merger consideration from which withholding taxes can be deducted to pay required withholding taxes, the remaining withholding tax amount shall be deducted from such Option Holder’s Note Payment Rights.

(i) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed, the Parent shall issue and deliver in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable shares of USI Common Stock, cash and Note Payment Rights to which such Person is entitled pursuant to the provisions of this Article 2; however, the Parent may, in its reasonable discretion and as a condition precedent to the issuance of any certificate representing USI Common Stock or the delivery of any cash or Note Payment Rights, require the owner of such lost, stolen or destroyed certificate representing shares of Company Stock to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, Purchaser or the Surviving Corporation with respect to such certificate representing shares of Company Stock.

(j) Return of Shares of USI Common Stock. Promptly following the end of the twelfth (12th) full calendar month after the Effective Time, the Exchange Agent shall return to the Parent all of the remaining Purchase Price in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate. Thereafter, upon delivery of a properly executed Letter of Transmittal, and, in the case of a Stockholder, the surrender of a Company Share Certificate to Parent, together with such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, such Stockholder, Option Holder or Warrant Holder shall be entitled to receive in exchange therefor the applicable cash, without any interest thereon, and, if applicable, shares of USI Common Stock and evidence of the Note Payment Rights to which such holder is entitled.

(k) Stock Transfer Books. Commencing on the date hereof, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company other than as required to comply with the terms of this Agreement and except as set forth on Section 2.13(k) of the Company Disclosure Schedule. From and after the Effective Time, each holder of a Company Share Certificate shall cease to have any rights as a stockholder of the Company, except as otherwise provided in this Agreement, the Escrow Agreement or by Law. If any shares of USI Common Stock and Note Payment Rights are to be issued in, or if cash is to be remitted to, a name other than that in which the Company Share Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Company Share Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Parent or its transfer agent any transfer or other Taxes required by reason of the issuance of shares of USI Common Stock and Note Payment Rights in, or remittance of cash to, a name other than that of the registered holder of the Company Share Certificate surrendered, or establish to the satisfaction of the Parent that such Tax has been paid or is not applicable.

2.14 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who have exercised and perfected dissenters rights for such shares of Company Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Purchase Price. Such Stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their dissenters rights under the DGCL; provided, however, if there is a Remaining Dissenting Shares Amount greater than zero at Closing, then, for a period of six (6) months after the Closing Date, the Stockholder Representatives will not settle or otherwise agree to a payment of any amounts with respect to demands for appraisal under the DGCL without the prior written consent of the Parent. All Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Purchase Price, without any interest thereon.

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company. After the Effective Time, the Stockholder Representatives shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. If, as a result of any settlement or a determination that any Stockholder is entitled to receive as payment for his or its Company Common Stock an amount per share that exceeds the Per Share Purchase Price (the aggregate amount of such excess for all dissenting Company stockholders, the “Dissenting Shares

Reduction Amount”), then the Dissenting Shares Reduction Amount shall be deducted from the Escrow Amount in accordance with the Escrow Agreement, or otherwise be subject to the reimbursement provisions of Section 10.2. The Company shall comply with the notice provisions of section 262 of the DGCL.

2.15 Post Closing Report of Contingent Commissions.

(a) Determination of Aggregate Contingent Commissions. Within thirty (30) days after the Determination Date the Parent will calculate, in accordance with Agreed Upon GAAP, the aggregate amount of Contingent Commissions earned by the Surviving Corporation during the Adjustment Period (collectively, the “Aggregate Contingent Commissions”), and provide the Stockholder Representatives with a certificate signed by the principal financial and accounting officer of the Parent attaching a report (the “Post-Closing Report”) setting forth the amount of the Aggregate Contingent Commissions and setting forth in reasonable detail Parent’s process of calculating such Aggregate Contingent Commissions, prepared by Parent in good faith. The Parent will provide the Stockholder Representatives with a quarterly report detailing the then earned Aggregate Contingent Commissions.

(b) Disagreements. If the Stockholder Representatives disagree in good faith with the Post-Closing Report, then within 30 calendar days after their receipt thereof, they shall notify the Parent of such disagreement in writing (the “Notice of Contingent Disagreement”), setting forth in reasonable detail the particulars of such disagreement. During the aforesaid 30 day period, the Stockholder Representatives will have access to those books and records of the Surviving Corporation and the Parent which are reasonably necessary to calculate the Aggregate Contingent Commissions solely for the purposes of settling any dispute with respect to such Aggregate Contingent Commissions. To be effective, any such Notice of Contingent Disagreement shall include a copy of the Parent’s calculation of the Aggregate Contingent Commissions, marked to indicate those specific items that are in dispute (the “Contingent Disputed Items”) and shall be accompanied by the Stockholder Representatives’ calculation (or, if the Stockholder Representatives are unable to make such calculation due to lack of information available to the Stockholder Representatives, then a description of the dispute with a reasonable degree of specificity) of each of the Contingent Disputed Items. To the extent the Stockholder Representatives provide a Notice of Contingent Disagreement within such 30 calendar day period, all items that are not Contingent Disputed Items shall be final, binding and conclusive for all purposes hereunder, provided that items not specifically identified as Contingent Disputed Items but which are subsequently affected by the resolution of a disagreement with respect to a Contingent Disputed Item shall be deemed “Contingent Disputed Items” for purposes hereof. In the event that the Stockholder Representatives do not provide a Notice of Contingent Disagreement within such 30 calendar day period, the Accredited Holders shall be deemed to have accepted in full the Post-Closing Report as prepared by the Parent and the Aggregate Contingent Commissions, as determined by the Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any Notice of Contingent Disagreement is timely provided and reasonably contains the proper information as aforesaid, the Parent and the Stockholder Representatives shall use their commercially reasonable efforts for a period of 15 calendar days (or such longer period as they may mutually agree) to resolve any Contingent Disputed Items. During the period between the delivery by the Parent of the Post-Closing Report materials and the delivery by the Stockholder Representatives of the Notice of

Contingent Disagreement, Parent shall make its working papers, schedules, calculations and financial management employees responsible for the operations and finances of the Company after the Closing Date reasonably available to the Stockholder Representatives. During the 15 calendar day period following the delivery by the Stockholder Representatives of the Notice of Contingent Disagreement, Parent and Stockholder Representatives shall have access to the working papers, schedules and calculations of the other used in the preparation of the Post-Closing Report and the Notice of Contingent Disagreement and the determination of the Aggregate Contingent Commissions and the Contingent Disputed Items. If, at the end of the aforesaid 15 calendar day period, the parties have reached written agreement with respect to all matters covered by a Notice of Contingent Disagreement, the Aggregate Contingent Commissions shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto.

(c) Independent Accountant. If, at the end of the aforesaid 15 calendar day period, the parties shall have failed to reach written agreement with respect to all matters covered by a Notice of Contingent Disagreement, then all such matters as to which written agreement has been reached shall become final and binding upon the parties hereto and all such matters as to which written agreement has not been reached shall be submitted to the Independent Accounting Firm, within an additional fifteen (15) calendar day period. The Independent Accounting Firm shall consider only the remaining Contingent Disputed Items. The parties shall cooperate fully with the Independent Accounting Firm at their own cost and expense, including, but not limited to, providing the Independent Accounting Firm with access to, and copies of, all books and records that the Independent Accounting Firm reasonably requests. The determination of the Independent Accounting Firm shall be final and binding for all purposes hereunder. Each party shall bear its own expenses incurred in connection with the resolution of the remaining Contingent Disputed Items, and the fees and expenses of the Independent Accounting Firm shall be borne equally by the Accredited Holders, on the one hand (in the same proportions as their Note Payment Rights in the Notes and Escrow Notes), and the Parent, on the other hand, unless the Independent Accounting Firm determines that one of the parties has not proceeded in good faith with respect to a material portion of the Contingent Disputed Items, in which case such party shall bear fully the fees and expenses of the Independent Accounting Firm. The parties shall use their reasonable efforts to conclude the Independent Accounting Firm process within 90 days of the Contingent Disputed Items having been submitted to the Independent Accounting Firm.

(d) Final Post-Closing Report. The Post-Closing Report and the Aggregate Contingent Commissions, as determined pursuant to this Section 2.15 after all actions and procedures described herein have been completed, are hereinafter referred to as the “Final Post-Closing Report” and the “Final Aggregate Contingent Commissions.” For the avoidance of doubt, the Final Post-Closing Report shall be prepared and the Final Aggregate Contingent Commissions shall be determined in accordance with Agreed Upon GAAP.

(e) Additional Payment. If the Final Aggregate Contingent Commissions are greater than Two Million Five Hundred Thousand Dollars ($2,500,000), the Base Purchase Price shall be increased automatically by $1.00 for each $1.00 of such excess, (the “Increase Adjustment”). If there is an Increase Adjustment, then within 30 days following the date that the Final Post-Closing Report and the Final Aggregate Contingent Commissions are

finally determined, the Parent shall pay to the Exchange Agent an amount of cash equal to such Increase Adjustment. The Increase Adjustment shall constitute additional merger consideration for purposes of this Agreement. The Exchange Agent shall promptly pay to each Stockholder, Option Holder and Warrant Holder a pro rata amount of such Adjustment based on the percentage of the Fully Diluted Shares Amount owned by such Person at Closing.

2.16 Adjustment for Long-Term Assets. The Estimated Closing Date Balance Sheet and the Final Closing Date Balance Sheet shall include as long-term assets the Company’s best estimate of the value of the assets listed on Section 2.16 of the Company Disclosure Schedule (the “Long-Term Assets”). During the twelve (12) month period after the Closing Date (the “Disposal Period”), the Surviving Corporation shall use reasonable efforts to collect the amounts that are due and payable under the Long-Term Note and to sell or otherwise dispose of the Long-Term Assets. The amount, if any, paid to the Surviving Corporation during the Disposal Period as payments on the Long-Term Note or in connection with the disposition of the Long-Term Assets, net of Disposition and Administrative Costs (the “Long-Term Asset Adjustment Amount”), shall be paid in cash by the Surviving Corporation (or Parent) to the Exchange Agent (“Long-Term Asset Adjustment”, and together with the Increase Adjustment, the “Post-Closing Adjustments”). The Exchange Agent shall promptly pay to each Stockholder, Option Holder and Warrant Holder a pro rata amount of such Long-Term Asset Adjustment Amount based on the percentage of Fully Diluted Shares owned by such Person at Closing. The Long-Term Asset Adjustment Amount, if any, shall be treated as additional merger consideration for purposes hereof. For the purposes of this Agreement, “Disposition and Administrative Costs” shall mean any Liabilities incurred by Parent, Surviving Corporation or any of their Affiliates in connection with receipt of amounts pursuant to the Long-Term Assets (including any administration and maintenance thereof) and the disposition of the Long-Term Assets and shall include any capital or other payments made by USI after the Closing Date in connection with the Long-Term LP Interest.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to Purchaser and Parent:

3.1 Organization, Power and Authority. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and, where applicable, is in good standing under the laws of each jurisdiction where such qualification is required, unless the failure to be so qualified would not have a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole. All jurisdictions in which the Companies and its Subsidiaries are qualified to do business are listed on Section 3.1 of the Company Disclosure Schedule. Each of the Company and its Subsidiaries has full corporate power and corporate authority, and all material Permits and Consents from all Governmental Entities, to carry on the businesses in which it is engaged and to own and use the Property owned and used by it. Correct and complete copies of the Certificate or Articles of Incorporation and By-Laws of each of the Company and its Subsidiaries, as amended through the Closing Date, have been made available to Parent and Purchaser. Neither the Company nor any

of its Subsidiaries is in violation of any term of its respective Certificate or Articles of Incorporation or By-Laws, as amended to the Closing Date. Except as set forth on Section 3.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any term of any Material Contract, Order, or Law applicable to it. True and complete listings of the officers and directors of each of the Company and its Subsidiaries are set forth on Section 3.1 of the Company Disclosure Schedule.

3.2 Authorization. The Company and each of its Subsidiaries has the power and authority (corporate, partnership or otherwise, as applicable) to enter into and perform this Agreement, each of the Collateral Documents to which it is a party, to perform their respective obligations under any of the foregoing and to consummate the Contemplated Transactions. Subject to the approval of the Company’s Stockholders, the execution, delivery and performance by the Company and each of its Subsidiaries of this Agreement and each of the Collateral Documents to which it is a party, and the consummation by each of them of the Contemplated Transactions have been duly authorized by all necessary action (corporate, partnership or otherwise, as applicable) on the part of the Company and each of its Subsidiaries (other than the approval of the Company’s Stockholders). This Agreement and each of the Collateral Documents to which the Company and any of its Subsidiaries is a party have been duly executed and delivered by the Company and each such Subsidiary and constitute legal, valid and binding obligations of the Company and each such Subsidiary, enforceable against the Company and each such Subsidiary in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

3.3 Capitalization of Company. On the date hereof, and at all times up to and including immediately prior to the Effective Time, the Company’s authorized, issued, outstanding and reserved capital stock consists, and shall consist, of (i) 50,000,000 shares of Company Common Stock, of which only the Shares are currently issued and outstanding, and of which no shares are held in treasury and, other than those shares reserved under the Employee Stock Plans, no shares are reserved for issuance, (ii) 2,500,000 shares of Class A Preferred Stock, of which 2,500,000 shares are currently issued and outstanding, and of which no shares are held in treasury or are otherwise reserved for issuance, (iii) 3,461,539 shares of Class B Preferred Stock, of which 3,153,847 shares are currently issued and outstanding, and of which no shares are held in treasury or are otherwise reserved for issuance, (iv) 2,500,000 shares of Class C Preferred Stock, of which 2,500,000 shares are currently issued and outstanding, and of which no shares are held in treasury or are otherwise reserved for issuance (v) 1,000,000 shares of Redeemable Preferred Stock, of which 364,000 shares are currently issued and outstanding, and of which no shares are held in treasury or are otherwise reserved for issuance, and (vi) 17,500,000 shares of Class E Preferred Stock, of which 17,500,000 shares are currently issued and outstanding, and of which no shares are held in treasury or are otherwise reserved for issuance. All outstanding shares of Company Common Stock, all outstanding shares of Company Convertible Preferred Stock and all outstanding shares of Redeemable Preferred Stock are owned of record and, to the Knowledge of the Company, beneficially solely by the Stockholders in the amounts set forth in Section 3.3 of the Company Disclosure Schedule. Except as set forth on Section 3.3 of the Company Disclosure Schedule, each share of Company Common Stock, Company Convertible Preferred Stock and Redeemable Preferred Stock has

been validly issued and is fully paid and nonassessable and is not otherwise subject to any Encumbrances created by the Company, other than as set forth in restrictions under state and federal securities laws. None of such shares has been issued in violation of any preemptive or similar right. Except as disclosed on Section 3.3 of the Company Disclosure Schedule (the “Outstanding Rights”), the Company has issued no other shares of capital stock, there are no outstanding warrants, options or other rights, commitments, agreements or understandings to purchase or acquire any shares of capital stock or other equity securities of the Company, and there are no outstanding debt securities of the Company convertible into equity securities or otherwise containing equity provisions. Other than those rights relating to the Company Warrants, all Outstanding Rights shall terminate as of the Closing, and no person shall have any rights or obligations in respect thereof after Closing. To the Knowledge of the Company, each Warrant Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Except as set forth in Section 3.3 of the Company’s Disclosure Schedule, there are no preemptive rights with respect to the issuance or sale of the Company’s capital stock. Except as set forth in Section 3.3 of the Company’s Disclosure Schedule, Company has no understandings or agreements with either the Stockholders or any other Person respecting the Company’s capital stock or other securities of the Company. All Securities of the Company and its Subsidiaries were sold in compliance with all Laws and have been exempt from registration pursuant to the registration provisions of the Securities Act and applicable national or state securities laws, and no such Securities were registered under any such act or Laws. No private offering memorandum or other information furnished (whether orally or in writing) to any offeree or purchaser of such Securities contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries. The Company owns, directly or indirectly, 100% of the outstanding shares of capital stock of each of its Subsidiaries and each such share of capital stock has been duly authorized and is validly issued, fully paid and nonassessable and is not otherwise subject to any Encumbrances, and none of such shares of capital stock has been issued in violation of any preemptive or similar right.

3.4 Subsidiaries. Other than those listed on Section 3.4 of the Company Disclosure Schedule, the Company has no direct or indirect investments in, and the Company is not a party to any agreement, commitment or understanding requiring the Company to purchase or acquire any interest in, the equity of any Person, or debt securities convertible into such securities or otherwise containing equity provisions.

3.5 Conflict with other Instruments; Absence of Restrictions. Except as set forth on Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and each of the Collateral Documents, and the consummation of the Contemplated Transactions, by the Company and its Subsidiaries does not and will not: (i) result in a Default, of or under (A) any of the terms of the Organizational Documents of the Company or any of its Subsidiaries, (B) assuming the receipt of all Governmental Consents listed on Section 3.6 of the Company Disclosure Schedule, any Law, Permit or Order applicable to or binding upon the Company or its Subsidiaries, or (C) assuming the receipt of all Required Consents, any Contracts, Permits or Licenses to which the Company or its Subsidiaries is a party or by which any of them are bound; (ii) result in the creation or imposition of any Encumbrance upon any of the equity interests of the Company or any of its Subsidiaries or upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Encumbrances; or (iii) assuming the receipt of all Required Consents, (A) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any Material Contract, License or Permit to which the Company or any of its Subsidiaries is a party or by which any of them, or any of their properties or assets, are bound, or (B) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any such Material Contract, License or Permit to which the Company or any of its Subsidiaries is a party or by which any of them, or any of their properties or assets, is bound.

3.6 Government and Third-Party Approvals. Except as listed on Section 3.6 of the Company Disclosure Schedule, no Governmental Consent or Consent of any Person (including any party to any Contract with the Company or any of its Subsidiaries) is required (i) for the execution, delivery and performance by the Company, any of its Subsidiaries of this Agreement or any of the Collateral Documents to which any of them is a party, or (ii) in connection with the Company’s and its Subsidiaries’ consummation of the Contemplated Transactions.

3.7 Title to Properties; Adequacy of Properties. Except as set forth on Section 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries each has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its Property, free and clear of any and all Encumbrances other than Permitted Encumbrances. The tangible personal property included in such Property (including Equipment) is in good working order, reasonable wear and tear excepted. The Property, taken as a whole, is adequate to conduct the Business as now conducted or as contemplated to be conducted as of the date hereof and the Closing Date (as evidenced in the minutes or actions of the Board of Directors of the Company prior to the Closing Date). Except as set forth on Section 3.7 of the Company Disclosure Schedule, no Property used by the Company and its Subsidiaries in connection with the Business (other than the Leased Real Property) is held under any Lease or Encumbrance (other than Permitted Encumbrances) or is located other than in the possession of the Company or its Subsidiaries. All of the Property is in the possession or under control of the Company or its Subsidiaries and consists of all of the assets that are incremental or relating to, or used in connection with, the operation of the Business. All of the Real Property Leases, and all leases of personal property to which the Company or its Subsidiaries is a party, are valid and in effect and afford the Company and its Subsidiaries peaceful and undisturbed possession of the subject matter of the Lease. All of the Property will be reflected in the Closing Date Balance Sheet, and there are no assets used in the conduct of the Business other than such Property, except as set forth on Section 3.7 of the Company Disclosure Schedule.

3.8 Leasehold Improvements. The Leasehold Improvements and Fixtures are, and from the date hereof until the Closing Date will be, in good working order, reasonable wear and tear excepted. The Leasehold Improvements and Fixtures include all of the leasehold improvements, fixtures and appurtenances currently used by the Company and its Subsidiaries in operating the Company’s and its Subsidiaries’ Business as currently conducted and as proposed to be conducted. None of the Leasehold Improvements and Fixtures may be removed by the

Company or its Subsidiaries, as the current lessee, from the premises on which they are attached without giving rise to any obligation on the part of the Company or its Subsidiaries, as the lessee, to (i) compensate the applicable landlord for any diminution in the value of the leased premises as a result of such removal or (ii) restore the leased premises to its original condition.

3.9 Real Property. The Company does not own any Real Property and the Company is not a party to any option, agreement or other document pursuant to which the Company has the right or obligation to purchase or acquire title to or any interest in any real property. Section 3.9 of the Company Disclosure Schedule sets forth a true and complete list of each Lease for Real Property executed by or binding upon the Company or its Subsidiaries, as lessor or lessee, sublessor or sublessee, landlord or tenant, or assignor or assignee (the “Real Property Leases”), relating to, and a true and complete description of, any Leased Real Property. Each of the Real Property Leases is legal, valid and binding and in full force and effect without any Default thereof by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto and each of the Real Property Leases affords the Company or its Subsidiaries (whichever is a party thereto) peaceful and undisturbed possession of the Leased Real Property which is the subject matter of the applicable Real Property Lease subject to, and in accordance with the terms of such Real Property Lease. The Leased Real Property constitutes the only Real Property leased by the Company or its Subsidiaries or otherwise used by the Company or its Subsidiaries in connection with the operation of their Business as currently conducted and as proposed to be conducted. There are no restrictions, prohibitions or limitations on the ability to assign, transfer, pledge, hypothecate or otherwise convey or dispose of the interest of the Company or its Subsidiaries under the Real Property Leases, except as provided in the Real Property Leases. Except for the occupancy and use of the Leased Real Property by the Company or its Subsidiaries and except as set forth on Section 3.9 of the Company Disclosure Schedule, there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Leased Real Property, and no Person or entity other than the Company or its Subsidiaries occupies or uses any portion of the Leased Real Property. True and complete copies of the Real Property Leases have been delivered or made available to Parent prior to the date hereof.

3.10 Accounts Receivable; Commissions. All of the Accounts Receivable as of March 31, 2003 are reflected on the FY 2003 Balance Sheet, all of the Accounts Receivable as of March 31, 2004 are reflected on the March 2004 Balance Sheet, all of the Accounts Receivable as of June 30, 2004 are reflected on the June 2004 Balance Sheet, and all of the Accounts Receivable as of the Closing Date will be reflected on the Closing Date Balance Sheet. Each of the Accounts Receivable has arisen or will arise solely in a bona fide transaction in the ordinary course of business of the Company or its Subsidiaries (to the extent reflected on consolidated financial statements), and, subject to allowances for doubtful accounts and reserves, constitutes or will constitute a valid claim in the full amount thereof against the debtor charged therewith on the books of the Company and is or will be enforceable in accordance with its terms, subject to allowances and reserves set forth on the applicable balance sheet. No account debtor has, or will have, any valid set-off, deduction or defense with respect thereto, and no account debtor has asserted such set-off, deduction or defense. The prices charged to all clients in the creation of any Accounts Receivable are consistent with that stated on client Contracts (whether oral or written). Except as set forth on Section 3.10 of the Company Disclosure Schedule, all commissions earned by the Company during the 12-month period beginning November 1, 2003 and continuing through October 31, 2004 that have been paid as of such date, were paid by the delivery of checks payable to the Company or a Subsidiary or by wire transfer to the Company or a Subsidiary.

3.11 Financial Statements.

(a) Section 3.11 of the Company Disclosure Schedule consists of the following, referred to collectively as the “Financial Statements:”

(i) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended March 31, 2003 (including a balance sheet and a statement of income and retained earnings) (the March 31, 2003 financial statements are referred to herein as the “FY 2003 Financial Statements”);

(ii) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended March 31, 2004 (including the March 2004 Balance Sheet and a statement of income and retained earnings) (the March 31, 2004 financial statements are referred to herein as the “FY 2004 Financial Statements”);

(iii) the June 2004 Balance Sheet; and

(iv) the Estimated Closing Date Balance Sheet, which shall be deemed a part of Section 3.11 of the Company Disclosure Schedule when delivered at Closing in accordance with Section 2.7 hereof.

(b) The Financial Statements were (or will be in the case of the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet) prepared in accordance with GAAP (or in the case of the June 2004 Balance Sheet, the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet, prepared in accordance with Agreed Upon GAAP) and do (or will in the case of the Estimated Closing Date Balance Sheet and the Closing Date Balance Sheet) fairly and accurately present, in all material respects, the financial condition, the results of the operations, and where applicable the cash flows and changes of financial position, of the Company and its Subsidiaries as at the respective dates thereof and for the periods reported therein, subject in the case of interim statements to the absence of notes and normal year-end adjustments.

(c) Since January 1, 2002, neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any director, officer, Employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in questionable accounting or auditing or auditing practices.

(d) The Company has disclosed to Purchaser on Section 3.11(d) of the Company Disclosure Schedule, (i) all significant deficiencies Known to the Company in the design or operation of the Company’s internal controls and has identified for Purchaser any material weaknesses in the Company’s internal controls and (ii) any fraud, whether or not material, Known to the Company that involves management or other employees of the Company who have a significant role in the Company’s internal controls.

3.12 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, (a) as of March 31, 2004, of a nature required to be disclosed, reflected or reserved against in a balance sheet prepared in accordance with GAAP, including, without limitation, Liabilities arising out of or relating to Legal Proceedings or Claims the nature of which may be subject to errors and omissions (or similar) insurance or otherwise relate to the professional competence of the Employees (“E&O Claims”), which were not fully disclosed, reflected or reserved against on the March 2004 Balance Sheet or which are not otherwise set forth in Section 3.12(a) of the Company Disclosure Schedule, or (b) which were incurred since March 31, 2004, outside the ordinary course of business, other than those Liabilities set forth in Section 3.12(b) of the Company Disclosure Schedule.

3.13 Underwriting Risk. Except as set forth on Section 3.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns a captive insurance company or has any investment or interest in any Person that assumes underwriting risks. Except as set forth on Section 3.13 of the Company Disclosure Schedule, no Contract between the Company or any Subsidiary and any insurance carrier contemplates, or would cause such Person to assume, any underwriting risk.

3.14 Affiliated Relationships. All services rendered and all goods sold by the Company and its Subsidiaries to any Investor Stockholder or any Affiliate of any Investor Stockholder have been transferred in arm’s length transactions and have been recorded in the Books and Records of the Company and its Subsidiaries at their full value. All services rendered and goods sold by any Stockholder, or, to the Company’s Knowledge, any Affiliate of any Investor Stockholder, to the Company or its Subsidiaries have been transferred in arm’s length transactions and accounted for as such.

3.15 Permits and Approvals. Section 3.15 of the Company Disclosure Schedule contains a true and correct description of all Permits issued in favor of the Company and its Subsidiaries, all of which are in full force and effect, and the Business is currently being operated in compliance, in all respects with the terms of each of the foregoing. Except as described on Section 3.15 of the Company Disclosure Schedule, the Surviving Corporation will not be required, following the Closing, to file, apply for or obtain any License or Permit in order to operate the Business as currently owned and operated. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which could reasonably be expected to result in or enable, with or without notice or lapse of time or both would result in or enable, the revocation or termination of any of such Permits or the imposition of any restrictions thereon. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened to revoke, refuse to renew or modify any of the Permits.

3.16 Licenses. The Company, its Subsidiaries and their respective officers and Employees hold and have made available to the Parent and Purchaser all insurance agent and/or broker licenses and other licenses necessary for the Surviving Corporation to operate the Business as presently conducted and for such officers and employees to sell or broker insurance or related insurance services. Section 3.16 of the Company Disclosure Schedule sets forth a true and correct list of all such licenses. Such licenses are in good standing, and no disciplinary proceeding with respect to the Company, its Subsidiaries, their respective officers or Employees is pending before any insurance department.

3.17 Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation of any, Law or Order to which the Company or its Subsidiaries is subject and neither the Company nor any of its Subsidiaries has failed to obtain, or to adhere to the requirements of, any License or Permit necessary to the ownership of the Company’s or its Subsidiaries’ assets or the operation of the Business. Except as set forth on Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received, nor do they Know of the issuance of, any notice from any Governmental Entity, citizens group or other Third Party of any such violation or alleged violation of any applicable Laws or Orders by any of them.

3.18 Legal Proceedings.

(a) Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, there is no Legal Proceeding or Claim pending against or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of the Stockholders that (i) to the Knowledge of the Company relates to or affects the shares of capital stock of the Company, the Property of the Company or its Subsidiaries or the Business, or (ii) could reasonably be expected, individually or in the aggregate, to (A) have a Material Adverse Effect on the Company, its Subsidiaries or the Business, (B) impair the ability of the Company or its Subsidiaries or any of the Investor Stockholders to perform its obligations under this Agreement or any of the Collateral Documents or (C) prevent the consummation of any of the Contemplated Transactions, or (iii) questions the validity of this Agreement or any of the Collateral Documents, which, in the case of all of the foregoing, are either covered or not covered fully by insurance, together with the amount claimed, if any. Such Schedule includes a notation as to those Legal Proceedings or Claims that are E&O Claims. Other than as noted on such Schedule, there are no pending E&O Claims.

(b) There is no Order outstanding against the Company or its Subsidiaries or, to the Knowledge of the Company, any of the Stockholders, having or which in the future, insofar as reasonably can be foreseen, could have any of the effects described in clause (ii) of Section 3.18(a) above.

(c) Section 3.18(c) of the Company Disclosure Schedule contains a description of all pending Legal Proceedings or Claims with respect to which the Company or one of its Subsidiaries is the plaintiff or claimant. None of such Legal Proceedings or Claims will, individually or in the aggregate, (A) have a Material Adverse Effect on the Business, (B) impair the ability of the Company or its Subsidiaries to perform their respective obligations under this Agreement or any of the Collateral Documents or (C) prevent the consummation of any of the Contemplated Transactions.

(d) Except as set forth on Section 3.18(d) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company Stock, Company Convertible Preferred Stock and the Redeemable Preferred Stock are not subject to any Encumbrances (other than as set forth in the restrictions under state and federal securities laws) or any claim of an Encumbrance.

3.19 Absence of Changes. Except as set forth on Section 3.19 of the Company Disclosure Schedule or in connection with a Permitted Transaction, since March 31, 2004, (a) there has been no event or condition which had (or is reasonably likely to result in) a Material Adverse Effect on the Company or its Subsidiaries, (b) the Company and its Subsidiaries have in all material respects conducted their respective portions of the Business in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 6.2 of this Agreement, and (c) there has not been any (i) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, or any redemption, repurchase or other reacquisition of any of the capital stock of the Company, (ii) change by the Company in accounting principles, practices or methods (other than as described on Section 3.11 of the Company Disclosure Schedule), (iii) issuance or sale of any capital stock or other Securities by the Company of any kind, (iv) increase in the compensation of any director or officer, or grant of any general salary or benefits increase to their employees other than in the ordinary course of business consistent with past practices, (v) cancellation, termination, amendment or modification by, or the receipt of any notice of intent or desire to cancel, terminate, amend or modify from, any customer Contract involving $100,000 or more in annual commissions earned by the Company, material supplier Contract or material vendor Contract, or (vi) any split, combination or reclassification of any capital stock or other Securities of the Company.

3.20 Contracts, Leases, Etc.

(a) Section 3.20 of the Company Disclosure Schedule sets forth a true and complete list of all Contracts to which the Company or its Subsidiaries is a party, or by which any of their respective Property is bound, that fall into one or more of the following categories (each, a “Material Contract”):

(i) agreement or commitment with any current or former stockholder, director, or officer of the Company or its Subsidiaries, or any of their Affiliates (“Related Party Agreements”);

(ii) agreement, commitment or arrangement with any labor union or other representative of Employees;

(iii) agreements or commitments related to the Intellectual Property of the Company;

(iv) written employment agreement or severance agreement with any Employee involving the payment of more than One Hundred Thousand Dollars ($100,000) per year individually during the term thereof;

(v) agreement or commitment, other than those described in clause (iii) above, which involves in any one case One Hundred Thousand Dollars ($100,000) or more than Three Hundred Fifty Thousand Dollars ($350,000) in the case of a series of related agreements or commitments and, in any such case, is not cancelable on 30 days notice or less without penalty;

(vi) agreement (or group of related agreements) with any insurance carrier relating to the provision of the Business and which involves annual commissions in excess of Five Hundred Thousand Dollars ($500,000);

(vii) Lease under which the Company or any of its Subsidiaries is either lessor or lessee of personal property requiring annual Lease payments (including rent and any other charges) in excess of Fifty Thousand Dollars ($50,000), and any Lease under which the Company or any of its Subsidiaries is the lessor of real property;

(viii) note, debenture, mortgage, pledge, charge, security agreement, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or commitment for borrowing or lending of money (including, without limitation, loans to or from current or former officers, directors, stockholders or any members of the Company, its Subsidiaries, or any Affiliate of any of the foregoing), agreement or arrangements for a line of credit or guarantee, pledge or undertaking of the Debt of any other Person;

(ix) Contract or series of related Contracts for any capital expenditure in excess of Fifty Thousand Dollars ($50,000);

(x) Contract containing any provision limiting or restraining it from engaging or competing in any lines of business with any Person;

(xi) Contract involving either (i) the purchase or sale of (A) the capital stock, partnership interests or other equity interests of, (B) substantially all or a material portion of the assets of, or (C) a merger, consolidation or joint venture with, another Person;

(xii) License, franchise, distributorship or other similar agreement, including those which relate in whole or in part to any Intellectual Property of the Company or its Subsidiaries;

(xiii) agreement with any Governmental Entity (other than those for the sale of insurance brokerage and risk management services);

(xiv) power of attorney granted by the Company or any of its Subsidiaries in favor of any Person;

(xv) Contracts creating any Encumbrances on any of the Shares or the Property; or

(xvi) other material Contract not made in the ordinary course of business.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Schedule, each such Material Contract is valid and enforceable in accordance with its terms; the

Company, its Subsidiaries and, to the Knowledge of the Company, the Third Parties thereto, are in compliance with the provisions thereof; neither the Company, its Subsidiaries nor to the Knowledge of Company, any of the Third Parties thereto, is in Default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a Default thereunder by the Company, its Subsidiaries or, to the Knowledge of the Company, any other party.

(c) None of such Material Contracts contains any provisions which would cause the Company or any of its Subsidiaries which is a party thereto to be liable to the other party thereto for any amount (or any increased price for goods or services being provided by the other party thereto) as a result of the consummation of the Contemplated Transactions.

(d) No party to any Material Contract (i) has provided any notice to the Company or any of its Subsidiaries of its intent to terminate, or withdraw its participation in, any such Material Contract or (ii) to the Knowledge of Company, has threatened to terminate, or withdraw from participation in, any such Material Contract.

(e) Except as set forth on Section 3.6 of the Company Disclosure Schedule, no Consent of any Third Party to any Material Contract is required in connection with the Contemplated Transactions.

(f) The Company has made available a true and correct copy of each written Contract (excluding purchase orders) included in the Material Contracts to Purchaser and Parent prior to the Closing Date.

(g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the Collateral Documents and the consummation of the Contemplated Transactions will not (i) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract, (ii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any Material Contract or (iii) result in the creation or imposition of any Liability upon the Company or any of its Subsidiaries or any Encumbrances upon any of the Property under the terms of any Material Contract.

3.21 Client Accounts. The Company or its Subsidiaries has the right to receive Commissions resulting from Client Accounts free and clear of all Encumbrances (other than Permitted Encumbrances), and there are no Claims concerning any right to receive Commissions resulting from Client Accounts made by any other Person. Neither the Company nor its Subsidiaries have created an Encumbrance on a Client Account or has otherwise transferred any right to Commissions arising out of any Client Account. Except for the Company’s wholesale business and outside solicitors, no Employee or other Person claims any right, title or interest in the Company’s or its Subsidiaries’ Client Accounts.

3.22 Insurance.

(a) The Company has maintained in effect since January 1, 2001, and presently has in effect, all errors and omissions insurance policies, and all other insurance policies, required by Law and reasonably appropriate in connection with the operation of the Business as presently conducted. Section 3.22 of the Company Disclosure Schedule lists each insurance policy (including, without limitation, policies providing property, casualty, liability, errors and omissions, and workers compensation coverage) to which the Company has been a party, the named insured, additional insured or otherwise the beneficiary of coverage at any time within the five years preceding the Closing with respect to errors and omissions, and within one year preceding the Closing with respect to all other insurance policies.

(b) The Company has made available to Purchaser and Parent a correct and complete copy of each insurance policy listed on Section 3.22 of the Company Disclosure Schedule and in effect immediately prior to the date hereof. With respect to each such insurance policy (unless otherwise specified): (i) the errors and omissions policy, and each other policy, is legal, valid, binding, enforceable in accordance with its terms, and in full force and effect in all respects and all premiums due thereunder have been paid and no notice of cancellation or termination has been received by the Company with respect to such policies; (ii) (A) to the Knowledge of Company, no other party to the policy is in material breach or Default (including with respect to the payment of premiums or the giving of notices); (B) no event has occurred which would permit termination, modification, or acceleration, under the policy; and (C) no other party to the policy has repudiated any provision thereof. Each of the Company and its Subsidiaries shall use its commercially reasonable efforts to keep or cause such insurance or comparable insurance to be kept in effect through the Closing Date.

(c) The Company has properly notified its insurance carriers of each Legal Proceeding that is pending, or to the Company’s Knowledge threatened, in each case to the extent insurance coverage may be available.

3.23 Licensing Arrangements, Joint Ventures, Etc. Section 3.23 of the Company Disclosure Schedule contains a list of all licensing arrangements (other than those relating to commercially available software or click-through or shrink-wrap arrangements), joint ventures and royalty and franchise agreements which the Company or any Subsidiary has entered into and by which it is bound or will be bound by as of the Closing.

3.24 Intellectual Property.

(a) Set forth on Section 3.24(a) of the Company Disclosure Schedule is a true and complete list, including, where relevant, the owner, the applicable jurisdiction, the registration number, application number or issuance number, the date of application, issuance and/or filing, of all Intellectual Property of the Company or any of its Subsidiaries for which an application for registration has been filed or issued.

(b) Except as set forth on Section 3.24(b) of the Company Disclosure Schedule, the Company or its Subsidiaries exclusively owns all of its Registered Intellectual Property or otherwise has the valid right to use all of its other Intellectual Property, and has the right to bring actions for the infringement or other violations of all Intellectual Property owned by the Company and necessary for the operation of the Business.

(c) Except as set forth on Section 3.24(c) of the Company Disclosure Schedule, no Claim is pending or, to the Knowledge of Company, threatened and neither the Company nor any of its Subsidiaries has received written notice to the effect that: (i) operation of the Business infringes upon, misappropriates or conflicts with the asserted rights of any other Person or entity under any Intellectual Property; or (ii) the Company’s or its Subsidiaries’ interest in any Intellectual Property owned or licensed by the Company or its Subsidiaries, or which the Company or any of its Subsidiaries otherwise has the right to use, is invalid or unenforceable by the Company.

(d) Assuming the actions contemplated by Section 7.2(i) will have taken place, the Company and its Subsidiaries have taken commercially reasonable steps, consistent with the generally accepted practices of its industry, to protect and preserve the confidentiality of all confidential information in any way relating to Intellectual Property, including but not limited to technical information developed by and belonging to the Company and its Subsidiaries that has not been patented.

(e) Section 3.24(e) of the Company Disclosure Schedule contains a complete and accurate list of all licenses, sublicenses, consents and other agreements (whether written or otherwise) pertaining to any Intellectual Property (i) by which the Company or any of its Subsidiaries licenses or otherwise authorizes a Third Party to use such Intellectual Property or (ii) by which a Third Party licenses or otherwise authorizes the Company or any of its Subsidiaries to use its Intellectual Property, other than those relating to commercially available software or click-through or shrink-wrap agreements. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in breach of or default under any such license or other agreement and each such license and other agreement is valid and in full force and effect, unless otherwise noted on Section 3.24(e) of the Company Disclosure Schedule. Section 3.24(e) of the Company Disclosure Schedule lists all consents or approvals required from any Third Party to effect the enjoyment by the Surviving Corporation of the rights under such licenses, sublicenses, consents and other agreements.

(f) To the Knowledge of Company, no Person or entity is infringing upon any of the Company’s or its Subsidiaries’ rights to the Intellectual Property. Except as set forth on Section 3.26.1(e) of the Company Disclosure Schedule, the operation of the Business does not infringe, dilute, or otherwise violate the Intellectual Property rights of any Third Party. No Third Party has exercised any rights to indemnification granted by the Company or any Subsidiary against infringement of Intellectual Property rights.

3.25 Transactions with Affiliates. No Investor Stockholder, director, officer or Affiliate of the Company or Person listed on Section 1.157 of the Company Disclosure Schedule has during the past two years had an ownership interest (whether direct or indirect) in any business, corporate or otherwise, which has or had any business arrangement or relationship of any kind under which it has received or earned, payments from the Company in excess of One Hundred Thousand Dollars ($100,000) in any year, except as described in Section 3.25 of the Company Disclosure Schedule. Other than as otherwise disclosed in Section 3.25 of the

Company Disclosure Schedule, there are no Contracts between the Company or any Subsidiary on the one hand, and any current or, to the Knowledge of the Company, former director, officer, stockholder or employee of the Company or any Affiliate of the Company on the other hand, except for those identified on Section 3.25 of the Company Disclosure Schedule, a complete copy of each of which (including all amendments) has been made available to Purchaser and Parent. Except as set forth on Section 3.25 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries are indebted for borrowed money to any Affiliate or any Stockholder or his Affiliates.

3.26 Employee Relations.

3.26.1 Labor Matters.

(a) Section 3.26.1(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts with the officers, directors, consultants or Employees of the Company and any of its Subsidiaries, copies of which have been previously provided to Parent, and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) and accrued sick leave and accrued vacation of each of such Persons as of October 31, 2004 and as of the Closing Date. Since March 31, 2004, there have been no increases in the compensation payable or any special bonuses to any officer, director, or Employee, except ordinary salary increases implemented on a basis consistent with past practices. No individuals retained by the Company or any of its Subsidiaries as an independent contractor or consultant are required to be reclassified by the IRS, the U.S. Department of Labor or any other Governmental Entity or pursuant to any Law as an employee of such Person for any purpose whatsoever.

(b) The Company and its Subsidiaries have complied and are in compliance with all Laws which relate to wages, hours, discrimination in employment and collective bargaining, and neither the Company nor any of its Subsidiaries is liable for any arrears of wages, Taxes or penalties for failure to comply, in all material respects, with any of the foregoing. Except as set forth in Section 3.26.1(b) of the Company Disclosure Schedule, there is no Claim or Legal Proceeding against the Company or any of its Subsidiaries (whether under federal, state or local Law, under any employment Contract, or otherwise) pending or, to the Knowledge of Company, threatened or demanded by any Employee on account of or for: (i) overtime pay, other than overtime pay for work done during the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) any amount of vacation pay or pay in lieu of vacation time, other than vacation time or pay in lieu thereof earned in or in respect of the current fiscal year; or (iv) any violation of any Law relating to minimum wages or maximum hours of work. Except as set forth on Section 3.26.1(b) of the Company Disclosure Schedule, there is no Claim or Legal Proceeding against the Company or any of its Subsidiaries (whether under federal, state or local Law, under any employment Contract, or otherwise) brought or, to the Knowledge of the Company, threatened by any Person (including any Governmental Entity) relating to discrimination or occupational safety in employment or employment practices (including the Occupational Safety and Health Act of 1970, as amended, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Age Discrimination in Employment Act of 1967, as amended).

(c) Neither the Company nor any of its Subsidiaries is or has ever been bound by or subject to (and none of its respective assets or properties is or has ever been bound by or subject to) any arrangement with any labor organization. No Employees are represented by any labor organization or covered by any collective bargaining agreement. No campaign to establish such representation is or has ever been in progress and there is no pending or, to the Company’s Knowledge, threatened, labor dispute involving the Company or any of its Subsidiaries and any group of their Employees. Neither the Company nor any of its Subsidiaries has experienced any labor interruptions over the past three years.

(d) Set forth on Section 3.26.1(d)(A) of the Company Disclosure Schedule is a list of all Employees who are responsible for sales or business development (the “Producers”) and set forth on Section 3.26.1(d)(B) of the Company Disclosure Schedule is a list of each Contract with each such Employee. Each Contract set forth Section 3.26.1(d)(B) of the Company Disclosure Schedule is in full force and effect.

(e) Except as set forth in Section 3.26.1(e) of the Company Disclosure Schedule, during the 12-month period preceding the date of this Agreement, (i) to the Knowledge of the Management Team, neither the Company nor any of its Subsidiaries has hired any Employee or independent contractor in violation of any restrictive covenant, non-compete agreement or non-solicitation agreement to which such Employee or independent contractor is a party, and (ii) no Person has made an allegation or asserted a Claim that the Company or any of its Subsidiaries has hired any Employee or independent contractor in violation of any such restrictive covenant, non-compete agreement or non-solicitation agreement.

(f) As of the date of this Agreement, except where such termination or cancellation would not have a Material Adverse Effect on the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has received notice of any pending or actual termination or cancellation of the employment relationship between the Company or its Subsidiaries and any Producer or group of Producers. As of the date of this Agreement, except where such change, modification or alteration would not have a Material Adverse Effect on the Company or its Subsidiaries or except where such change is contemplated by this Agreement, the Company has no Knowledge of any present or impending change, modification or alteration in any of the relationships of the Company or its Subsidiaries with any Producer or group of Producers.

3.26.2 Employee Benefit Plans.

(a) Section 3.26.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list and description of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent or the Purchaser true and complete copies of (i) the plan document, trust agreement and any other document governing such Employee Benefit Plan, (ii) the summary plan description, (iii) Form 5500 annual reports and attachments for the past three years, (iv) the most recent IRS determination or opinion letter, if any, for such Employee Benefit Plan, and a list identifying any amendment not covered by such determination or opinion letter, (v) all insurance contracts, annuity contracts, investment management or advisory agreements, administrative contracts, service provider agreements, audit reports, fidelity bonds and fiduciary liability policies relating to any Employee Benefit Plan, and (vi) all material correspondence with any Governmental Entity relating to any Employee Benefit Plan.

(b) (i) Neither of the Company, its Subsidiaries nor any of their ERISA Affiliates sponsor or contribute to, and have not in the past sponsored or contributed to, and have no Liabilities with respect to, any defined benefit plan subject to Title IV of ERISA or any Multi Employer Plan and have no current or contingent obligation to any Multi Employer Plan.

(ii) Each Employee Benefit Plan that provides medical benefits has been operated in compliance with all material requirements of sections 601 through 608 of ERISA and Section 4980B of the Code and regulations thereunder, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. There has been no violation of the health insurance obligations imposed by section 9801 of the Code and Part 7 of Subtitle B of ERISA (sometimes referred to as “HIPAA”) with respect to any Employee Benefit Plan which is a “group health plan” as defined in section 5000(b)(1) of the Code and section 706 of ERISA.

(iii) No Employee Benefit Plan maintained by the Company or its Subsidiaries provides post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits.

(iv) All contributions to, and payments from, the Employee Benefit Plans which may have been required to be made in accordance with the Employee Benefit Plans, including the payment of all insurance premiums, have been timely made.

(v) There have been no statements or communications made or materials provided to any employee or former employee of the Company or its Subsidiaries or their Affiliates (including any member of an ERISA Affiliate or any employee, officer or director of any member of an ERISA Affiliate) which provide for or could be construed as a contract or promise by the Parent or Purchaser to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement.

(vi) Each Employee Benefit Plan complies in all material respects with all applicable Laws, including, without limitation, ERISA, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, and Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Employee Benefit Plans have been timely filed. There have not been any Prohibited Transactions or Reportable Events involving any Employee Benefit Plans.

(vii) Each Employee Benefit Plan that is intended to be qualified under section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified and exempt, and any such determination remains in effect, and nothing has occurred since the date of such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise, income, or unrelated business income taxes under the Code or ERISA with respect to any such Employee Benefit Plan.

(viii) Subject to receipt of stockholder approval for the Employee Bonus and the Additional Employee Bonus in a manner consistent with the regulations promulgated under Section 280G of the Code, the execution and performance of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any employee or former employee of the Company, or result in any payment, acceleration, vesting or increase in benefits with respect to any employee or former employee of the Company that would be an “excess parachute payment” under Section 280G of the Code.

3.26.3 Liabilities. There are no events, contingencies, Claims, Orders or Legal Proceedings that could rise to the level of Liability with the IRS, the PBGC, the United States Department of Labor, or any other Governmental Entity or Person on account of any event or circumstances arising under any Employee Benefit Plan or a Claim for benefits under any such plan.

3.27 Environmental Laws.

(a) The Company, its Subsidiaries and the operation of the Business are and has been in compliance, in all material respects, with all applicable Environmental Laws.

(b) There have occurred no, and there are no, events, conditions, circumstances, activities, practices, incidents, or actions on the part of, or caused by, the Company (or to the Knowledge of the Company caused by a Third Party) that would reasonably be anticipated to give rise to any common law or statutory Liability, or otherwise form the basis of any Claim, Legal Proceeding, Order or action involving or relating to the Business or the Company, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, petroleum, or industrial, toxic or Hazardous Materials.

3.28 Price Fixing, Bid Rigging and Other Anticompetitive Activity. Neither the Company nor any of its Subsidiaries has, to the Knowledge of the Management Team (which for the purpose hereof shall not be based on a requirement to conduct a due inquiry and reasonable investigation), engaged in price fixing, bid rigging or any other anticompetitive activity of the type described in Complaint, Index No. 403342/2004, filed with the Supreme Court of the State of New York in the County of New York on behalf of the People of the State of New York by Eliot Spitzer against Marsh & McLennan Companies, Inc. and Marsh, Inc. on October 14, 2004. This Section 3.28 sets forth the exclusive agreement between the parties with respect to the subject matter covered hereby and the parties therefore acknowledge and agree that the Parent’s and the Surviving Corporation’s sole remedy for any Claim or Loss relating to a matter of the type covered by this Section 3.28 shall be a Claim for indemnification under Article 10 of this Agreement solely for a breach of this Section 3.28 and under no other provision of this Agreement or any other legal theory (except for fraud).

3.29 Customers. Section 3.29 of the Company Disclosure Schedule sets forth a true and complete list of the names and addresses of those customers which each accounted for the 20 largest net sales to the Company and its Subsidiaries, on a consolidated basis, as determined from the consolidated Books and Records of the Company as of May 31, 2004. Neither the Company nor any of its Subsidiaries has received notice of any actual termination or cancellation of the business relationship of the Company or its Subsidiaries with any customer or group of customers listed on Section 3.29 of the Company Disclosure Schedule. Except where such change, modification or alteration would not have a Material Adverse Effect on the Company or its Subsidiaries, the Company has no Knowledge of any present or impending change, modification or alteration in any of the relationships of the Company or its Subsidiaries with any customer or group of customers listed on Section 3.29 of the Company Disclosure Schedule.

3.30 Brokers. Except as set forth on Section 3.30 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, any of its Subsidiaries, any of the Stockholders, or any Person acting on their behalf. All fees and expenses of any Person listed on Section 3.30 of the Company Disclosure Schedule shall be paid for by the Company.

3.31 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries, including any predecessors thereof, has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date (taking into account extensions) with any Governmental Entity. Each such Tax Return is true, accurate and complete. Each of the Company and its Subsidiaries, including any predecessors thereof, has timely paid in full all Taxes for the period covered by each such Tax Return, whether or not shown on such Tax Return. All Taxes not yet due and payable have been withheld or reserved for or, to the extent that they relate to periods on or prior to the Closing Date will be reflected as a current Liability on the Closing Date Balance Sheet.

(b) Each of the Company and its Subsidiaries has complied with all Laws relating to the payment and withholding of Taxes and information reporting and back-up (including, without limitation, withholding of Taxes pursuant to sections 1441 and 1442 of the Code, or similar provisions under any foreign Laws) and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over, in a timely manner, to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Law.

(c) No deficiency for any Taxes has been asserted or assessed against the Company or its Subsidiaries that has not been resolved and paid in full or fully reserved for and identified on the Financial Statements and no deficiency for any Taxes has been proposed that has not been fully reserved for and identified on the Financial Statements. Except as set forth on Section 3.31(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any outstanding and unresolved notices from the IRS or any other Taxing Authority of any proposed examination or of any proposed change in reported information relating to the Company or any of its Subsidiaries, and not received notices from any jurisdictions that question whether the Company or any Subsidiary should have been filing Tax Returns in the jurisdiction. No Legal Proceeding or audit or similar foreign proceedings is pending with regard to any of the Company’s or its Subsidiaries’ Taxes or Tax Returns.

(d) Neither the Company nor the Subsidiaries will have, prior to Closing, accrued income that will be includable in taxable income for periods after Closing, whether under an installment agreement, a Section 481 adjustment, an accounting election, or otherwise. Neither the Company nor the Subsidiaries will be subject to a Section 481 adjustment (or other income inclusion) by virtue of the Merger. Neither the Company nor the Subsidiaries will recognize any cancellation of indebtedness income after the Closing pursuant to the implementation of the Chubb Agreement.

(e) There are no outstanding waivers, agreements or comparable consents given by the Company or any of its Subsidiaries regarding the application of the statute of limitations for assessment or collection with respect to any Taxes or Tax Returns relating to the Company or the Subsidiaries, nor is any request for any such waiver, agreement, or consent pending.

(f) The Company has delivered or made available to the Purchaser copies of all federal, state, local and foreign Tax Returns filed by the Company or any Subsidiary, examination reports, and statements of deficiencies assessed against or agreed to by the Company for all years in which the statute of limitations remains open for a Taxing Authority to assess any Taxes and all supporting work-papers for the above referenced Tax Returns.

(g) Neither the Company or any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, or (C) is a party to or bound by any Tax allocation or sharing agreement.

(h) Except as set forth in Section 3.31(h) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries has a permanent establishment located in any tax jurisdiction other than the United States. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Except as set forth in Section 3.31(i) of the Company’s Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock believed to qualify for tax-free treatment under Section 355 of the Code.

(k) There has been no change of control of the Company or any of its Subsidiaries for purposes of Section 382 of the Code within the last three taxable years nor have any Subsidiaries of the consolidated group, of which the Company is the common parent, been sold within the last three taxable years. There are no excess loss accounts or intercompany items in the consolidated tax return, as those items are defined in Treasury Regulations 1.1502-13 or –20.

(l) After December 31, 2002, neither the Company nor the Subsidiaries have engaged in any “reportable transactions” as defined by Section 6110 of the Code.

(m) All Taxes for periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period Tax”) will, prior to Closing, be prepaid for the entire tax period, or a liability for such Taxes that are attributable to the pre-Closing period shall be included in the Closing Balance Sheet. In determining Taxes that are attributable to the period prior to Closing, to the extent possible, the parties shall employ a “closing of the books” method of allocating income, using an annualized method for depreciation and other similar items that are determined on a full year basis. For Taxes that are based on ownership, the Taxes shall be allocated based on the number of days in the relevant period.

3.32 Corporate Records. The Books and Records of the Company and its Subsidiaries fairly record and reflect all transactions material to the operations of the Company and its Subsidiaries and the Business.

3.33 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries, except as set forth on Section 3.33 of the Company Disclosure Schedule.

3.34 Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules and Exhibits, nor any other Collateral Document, contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF INVESTOR STOCKHOLDERS

Each of the Investor Stockholders, only in respect of itself and not in respect of any other Investor Stockholder, hereby severally, and not jointly and severally, make the following representations and warranties to the Purchaser and the Parent:

4.1 Authorization. Such Investor Stockholder has the full right, power, authority and capacity to enter into and perform this Agreement and each of the Collateral Documents to which it is a party, and to consummate the Contemplated Transactions. This Agreement and each of the Collateral Documents to which such Investor Stockholder is a party has been duly executed and delivered by such Investor Stockholder, and constitutes the legal, valid and binding obligations of such Investor Stockholder, enforceable against such Investor Stockholder in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

4.2 Title to Securities. Such Investor Stockholder has good and valid title to the shares of Company Common Stock, Company Convertible Preferred Stock and Company Warrants, reflected as owned by such Investor Stockholder in Section 4.2 of the Company Disclosure Schedule. Except as set forth in Section 4.2 of the Company Disclosure Schedule, as of the date hereof, such title is free and clear of all Encumbrances other than as set forth in restrictions under state and federal securities laws and as of Closing, such title shall be free and clear of all Encumbrances other than as set forth in restrictions under state and federal securities laws. Such Investor Stockholder has not entered into or granted any outstanding warrants, options, commitments, agreements or understandings with any Person (except for the Contemplated Transactions) to sell, transfer or otherwise dispose of any shares of the Company’s capital stock.

4.3 Legal Proceedings.

(a) Except as set forth in Section 4.3 of the Company Disclosure Schedule, there is no Legal Proceeding or Claim, pending against or, to the Knowledge of the Investor Stockholders, threatened against or affecting, such Investor Stockholder that (i) relates to or affects the shares of capital stock of the Company held by such Investor Stockholder, the Business or the Property, or (ii) could reasonably be expected, individually or in the aggregate, to (A) have a Material Adverse Effect on the Business, (B) impair the ability of the Company or its Subsidiaries or such Investor Stockholder to perform its obligations under this Agreement or any of the Collateral Documents or (C) prevent the consummation of any of the Contemplated Transactions, or (iii) questions the validity of this Agreement or any of the Collateral Documents.

(b) There is no Order outstanding against such Investor Stockholder having or which in the future, insofar as reasonably can be foreseen, could have any of the effects described in clause (ii) of Section 4.3(a) above.

(c) Except as set forth in Section 4.3 of the Company Disclosure Schedule, such Investor Stockholder has no Knowledge of any currently existing events, facts or circumstances which could reasonably be expected to form the basis for any Legal Proceeding or Order which, insofar as reasonably can be foreseen, could have any of the effects described in clause (ii) of Section 4.3(a) above.

4.4 Proprietary Information. Since August 17, 2004, such Investor Stockholder has not disclosed any Proprietary Information of the Company to any Third Party, other than to such Investor Stockholder’s partners, members and managers and to such of the Investor Stockholder’s advisors who need to know such information for the express purpose of providing advice to such Investor Stockholder in connection with the Contemplated Transactions.

4.5 Statements and Other Documents Not Misleading. No representation or warranty made in this Article 4 by such Investor Stockholder contains any untrue statement of any fact or omits or will omit to state any fact required to be stated in order to make such statement not misleading, excluding any statement or omission the failure of which does not have a Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

The Parent and Purchaser hereby jointly and severally represent and warrant to the Investor Stockholders and the Company as follows:

5.1 Organization. Each of the Parent and the Purchaser (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own and operate its properties and assets and to transact its business as currently conducted and (iii) is duly qualified and authorized to do business and is in good standing in all jurisdictions where the failure to be duly qualified, authorized and in good standing would have a Material Adverse Effect upon its business, operations, results of operations, assets, Liabilities or condition (financial or otherwise).

5.2 Authorization. Each of the Parent and the Purchaser has the power and authority (corporate, partnership or otherwise, as applicable) to enter into and perform this Agreement, each of the Collateral Documents to which it is a party, to perform their respective obligations under any of the foregoing, and to consummate the Contemplated Transactions. The execution, delivery and performance by the Parent and Purchaser of this Agreement, the Escrow Agreement, the Notes and each of the Collateral Documents to which it is a party, and the consummation by each of them of the Contemplated Transactions have been duly authorized by all necessary action (corporate, partnership or otherwise, as applicable) on the part of the Parent and Purchaser. On or before the Closing Date, Parent has duly authorized the USI Common Stock issuable to Stockholders, Accredited Option Holders and Warrant Holders, the Notes and the Escrow Notes, and, when issued, such USI Common Stock will be validly issued, fully paid and non-assessable and the Stockholders to whom shares of USI Common Stock are issued will acquire good, valid and marketable title thereto, free and clear of any Encumbrances created by the Parent or the Purchaser. This Agreement and each of the Collateral Documents to which the Parent and Purchaser is a party has been duly executed and delivered by the Parent and the Purchaser and constitutes a legal, valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity).

5.3 Capitalization of Purchaser. The authorized capital stock of Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned directly by Parent, free and clear of all Encumbrances.

5.4 Brokers or Finders. Neither the Parent nor the Purchaser has engaged the services of any broker or finder with respect to the Contemplated Transactions.

5.5 SEC Documents. A true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2002 (as such documents have been amended to date, the “Parent SEC Documents”) which constitute all the documents (other than preliminary material) that Parent was required to file with the SEC since such date are publicly available. As of their respective dates, Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the rules and regulations of the SEC applicable thereto and the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act, and none of Parent SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 5.5 of Parent Disclosure Schedule, no fact or event has occurred or to the Parent’s Knowledge is threatened or pending concerning Parent, Purchaser, or their Subsidiaries or their respective businesses, which requires the filing of a Form 8-K.

5.6 Conflict with other Instruments; Absence of Restrictions. The execution, delivery and performance of this Agreement and each of the Collateral Documents, and the consummation of the Contemplated Transactions, by Parent and Purchaser do not and will not: (i) result in a Default, of or under (A) any of the terms of the Organizational Documents of the Parent or the Purchaser, (B) assuming the receipt of all Governmental Consents listed on Section 5.7 of the Parent Disclosure Schedule, any Law, material permit or Order applicable to or binding upon Parent or Purchaser, or (C) assuming the receipt of all required consents listed on Section 5.7 of the Parent Disclosure Schedule (“Purchaser Required Consents”), any material contract filed with the SEC pursuant to item 601 of Regulation S-K of the Securities Act (“Parent Material Contract”), material permit or Licenses to which the Parent or the Purchaser is a party or by which either of them are bound or (ii) assuming the receipt of all Purchaser Required Consents, (A) result in the termination, amendment or modification of, or give any party the right to terminate, amend, modify, abandon, or refuse to perform any Parent Material Contract, License or material permit to which Parent, Purchaser or any of their Subsidiaries is a party or by which any of them, or any of their properties or assets, are bound, or (B) result in the acceleration or modification, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received under any Parent Material Contract, License or material permit to which Parent, Purchaser or any of their Subsidiaries is a party or by which any of them, or any of their properties or assets, is bound.

5.7 Government and Third-Party Approvals. Except as listed on Section 5.7 of the Parent Disclosure Schedule, no material Governmental Consent or material Consent of any Person (including any party to any Contract with Company or any of its Subsidiaries) is required (a) for the execution, delivery and performance by Parent or Purchaser of this Agreement or any of the Collateral Documents to which either of them is a party or (b) in connection with Parent’s and Purchaser’s consummation of the Contemplated Transactions.

5.8 Compliance with Law. Neither the Parent, the Purchaser nor any of their Subsidiaries is in violation of any Law or Order to which the Parent, the Purchaser or their Subsidiaries is subject, and neither the Parent, the Purchaser nor any of its Subsidiaries has failed to obtain, or to adhere to the requirements of, any License or Permit necessary to the ownership of Parent’s, Purchaser’s or any of their Subsidiaries’ assets or the operation of Parent’s business unless such violation or failure would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth on Section 5.8 of the Parent Disclosure Schedule, neither the Parent, nor the Purchaser has received, nor do they Know of the issuance of, any notice from any Governmental Entity, citizens group or other Third Party of any such violation or alleged violation of any applicable Laws or Orders by any of them.

5.9 Price Fixing, Bid Rigging and Other Anticompetitive Activity. Neither the Parent, the Purchaser nor any of their Subsidiaries has, to the Knowledge of the Parent (which for the purpose hereof shall not be based on a requirement to conduct a due inquiry and reasonable investigation), engaged in price fixing, bid rigging or any other anticompetitive activity of the type described in Complaint, Index No. 403342/2004, filed with the Supreme Court of the State of New York in the County of New York on behalf of the People of the State of New York by Eliot Spitzer against Marsh & McLennan Companies, Inc. and Marsh, Inc. on October 14, 2004 (and any related subsequent filings). This Section 5.9 sets forth the exclusive agreement between the parties with respect to the subject matter covered hereby and the parties therefore acknowledge and agree that the Stockholders, Option Holders and Warrant Holders’ sole remedy for any Claim or Loss relating to a matter of the type covered by this Section 5.9 shall be a Claim for indemnification under Article 10 of this Agreement solely for a breach of this Section 5.9 and under no other provision of this Agreement or any other legal theory (except for fraud).

5.10 Compensation Disclosure Policies and Procedures. The Parent, the Purchaser and their Subsidiaries each have in place and, since May 1, 2004 have had in place, compensation disclosure policies and procedures requiring all operations to disclose to retail insurance buyers the sources and types of compensation paid to the Parent, the Purchaser and their Subsidiaries.

5.11 Absence of Changes. There has been no event or condition which had (or is reasonably likely to result in) a Material Adverse Effect on Parent since the date of Parent’s last filing with the SEC pursuant to the Exchange Act.

5.12 Legal Proceedings.

(a) Except as set forth in Parent SEC Documents, there is no Known Legal Proceeding or Claim, pending against or threatened against or affecting, Parent, Purchaser or any of their properties or otherwise that would, individually or in the aggregate, (i) have a Material Adverse Effect on Parent or Purchaser, (ii) impair the ability of Parent or Purchaser to perform their respective obligations under this Agreement or any of the Collateral Documents or (iii) prevent the consummation of any of the Contemplated Transactions.

(b) There is no Order outstanding against Parent or Purchaser having or which in the future, insofar as reasonably can be foreseen, could have any of the effects described in Section 5.12(a).

(c) The Parent SEC Documents contain a description of all pending Legal Proceedings or Claims with respect to which Parent or Purchaser is the plaintiff or claimant and which are required to be disclosed therein.

5.13 Exemption from Registration. The issuance and sale of the shares of USI Common Stock and the Note Payment Rights (to the extent such Note Payment Rights are considered to be securities under applicable federal and state securities laws) to the Accredited Holders in the manner described in this Agreement is exempt from registration under the Securities Act. For purposes of this Section 5.13, Purchaser and the Parent are entitled to rely on the forms of Consent and Acknowledgment signed by the Accredited Holders.

5.14 Nasdaq National Market. The USI Common Stock is listed on the Nasdaq National Market. The execution, delivery and performance of this Agreement and each of the Collateral Documents, and the consummation of the Contemplated Transactions, by the Parent and the Purchaser does not and will not result in a delisting of the USI Common Stock from the Nasdaq National Market. Neither the Parent, nor the Purchaser has Knowledge of any events, facts or circumstances currently in existence which could result in a delisting of the USI Common Stock from the Nasdaq National Market. There is no, and on the Closing Date there will be no, stop order or any other halt on the sale or trading of USI Common Stock.

5.15 Additional Representations. Except as disclosed in the Parent SEC Documents, neither Parent nor Purchaser has any present plans or intentions to reacquire any of the USI Common Stock issued pursuant to this Agreement. Parent has no present plan or intention after the Closing Date to liquidate Parent.

5.16 Financial Statements. All of the financial statements included in the public filings of Parent complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly and accurately present in all material respects in accordance with applicable requirements of GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC and subject, in the case of unaudited statements, to normal recurring adjustments, none of which were or are expected, individually or in the aggregate, to be material in amount) the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its consolidated Subsidiaries for the periods presented therein. Except as set forth in the public filings of Parent, neither the Parent, nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto, other than liabilities or obligations which, individually or in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

5.17 Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules and Exhibits, nor any Collateral Document contains or will contain any untrue statement of any material fact or omits or will omit any material fact required to be stated in order to make such statement, document or other instrument not misleading.

ARTICLE 6

CERTAIN PRE-CLOSING COVENANTS AND OTHER MATTERS

6.1 Restriction on Certain Discussions and Actions. Until the Closing Date or earlier if this Agreement is terminated in accordance with its terms, the Company and its Subsidiaries and each of the Investor Stockholders will refrain, and will cause its Affiliates, and each of its respective officers, directors, employees, attorneys, accountants and other agents and representatives, to refrain, from taking any action, directly or indirectly, to solicit, encourage, initiate or participate in any way in discussions or negotiations with, or furnish any information with respect to the Company and its Subsidiaries to any Person (other than Parent and Purchaser and their representatives) in connection with any possible or proposed sale of capital stock, sale of a substantial portion of the assets, merger or other business combination involving the Company or its Subsidiaries, or the acquisition of an equity interest in the Company or its Subsidiaries, or any similar transaction involving the Company or its Subsidiaries, or any other transaction (including any recapitalization, refinancing or reorganization) which could impair the ability of the Company, its Subsidiaries or any of the Investor Stockholders to consummate the Contemplated Transactions (any of such transactions, an “Alternative Transaction”). The Company and its Subsidiaries and each of the Investor Stockholders will cease and cause to be terminated any existing activities, discussions or negotiations with any other Person conducted heretofore with respect to any Alternative Transaction and will promptly notify Parent and Purchaser following receipt of any request by any Person (other than Parent or Purchaser or its representatives) relating to any possible Alternative Transaction or information concerning the business, properties, assets, financial condition, results of operations or prospects of the Company or its Subsidiaries. The Company and its Subsidiaries will promptly request that each Person with whom the Company held discussions concerning an Alternative Transaction (each, a “Potential Buyer”) either return all of such confidential documents and information, and all copies thereof, to the Company or deliver a written certification of such destruction to the Company. The Company and its Subsidiaries shall use its commercially reasonable efforts to cause each such Potential Buyer to comply with such request. The Company and its Subsidiaries and each of the Investor Stockholders agree that none of them will (without Purchaser or Parent’s prior written consent) disclose any of the terms of this Agreement or the matters referred to herein to any other prospective acquiror of the Company until the Closing Date or earlier if this Agreement is terminated in accordance with its terms. The Company, as promptly as practicable, and in any event within one business day of its gaining knowledge thereof, shall advise Parent orally, to be followed within three business days of such oral notification by a writing, of any communication relating to an Alternative Transaction or any request for information or inquiry received by it which the Company reasonably believes would lead to a proposed Alternative Transaction, the material terms and conditions of such proposed Alternative Transaction, request or inquiry, and the identity of the Person or group making any such proposal, request or inquiry. The Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such proposed Alternative Transaction, request or inquiry received by it.

6.2 Conduct of Business. During the period from the date of this Agreement to the Closing Date or earlier if this Agreement is terminated in accordance with its terms, each of the Company, its Subsidiaries and, to the extent within its control, each of the Investor Stockholders, except as otherwise expressly permitted or required by this Agreement, (i) agrees to cause the Business to be conducted in the ordinary course consistent with past practices and (ii) with respect to the Business and each of the Company and its Subsidiaries, will:

(a) not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing any of the equity interests of or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (ii) any assets that are material, individually or in the aggregate, to the Company or its Subsidiaries, except purchases of assets in the ordinary course of business consistent with past practice and capital expenditures permitted by clause (d) below;

(b) not make any dividends or distributions, whether in cash, stock or property, to the Company’s stockholders or any other Person (other than the payment of the redemption price and cash dividends to holders of shares of Redeemable Preferred Stock and dividends to holders of shares of Company Convertible Preferred Stock, in each case on the Closing Date);

(c) not (i) incur any Debt involving borrowed money, including (x) guaranteeing any Debt of another Person, (y) issuing or selling any debt securities or warrants or other rights to acquire any debt securities of the Company or its Subsidiaries, or (z) guaranteeing any debt securities of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to or in a Subsidiary in the ordinary course of business consistent with past practices;

(d) not make or agree to make any capital expenditures which in the aggregate are in excess of $100,000;

(e) not change a corporate name or permit the use thereof by any other Person;

(f) not (i) cause, suffer or permit the termination of any Employee Benefit Plan, (ii) permit any Prohibited Transaction involving any Employee Benefit Plan, (iii) fail to pay to any Employee Benefit Plan any contribution which they are obligated to pay under the terms of such Employee Benefit Plan, whether or not such failure to pay would result in an Accumulated Funding Deficiency or (iv) allow or suffer to exist any occurrence of a Reportable Event or any other event or condition, which presents a material risk of termination by the PBGC of any Employee Benefit Plan;

(g) not enter into any new, or amend or otherwise alter any existing, Employee Benefit Plan;

(h) not, except in the ordinary course of business consistent with past practices or except as otherwise contemplated by this Agreement, (i) remove any fixtures, Equipment or personal property from any of the Leased Real Property; (ii) enter into any Material Contract, any Contract with Producers or containing restrictive covenants or non-solicitation provisions (except the entry into Compensation Agreements as contemplated in Section 2.6(g)(i)); (iii) sell, discount or otherwise dispose of any Accounts Receivable (except by collection in the ordinary course of business); or (iv) cancel or compromise any Debt or Claim, or waive or release any rights of material value;

(i) not (i) make a material change in the character of the Business or in the properties or assets of any of the Company or its Subsidiaries, or enter into any new activities outside of the Business or acquire any additional operations or business; and (ii) not terminate, discontinue, close, relocate or dispose of any facility or business operation;

(j) (i) pay when due all Taxes lawfully levied or assessed against the Company or its Subsidiaries before any penalty or interest accrues on any unpaid portion thereof and to file all Tax Returns when due (including applicable extensions); and (ii) not make or change any Tax elections or settle any audit or examination relating to Taxes without the prior approval of the Parent;

(k) maintain the facilities, assets and properties of the Company and its Subsidiaries in good operating repair, order and condition consistent with past practices, reasonable wear and tear and loss by casualty excepted, and notify Parent and Purchaser immediately upon any loss of, damage to, or destruction of any of the facilities, assets or properties of the Company and its Subsidiaries, whether or not covered by insurance;

(l) maintain in full force and effect insurance coverage of the types and in the amounts set forth in Section 3.22 of the Company Disclosure Schedule;

(m) promptly advise Purchaser and Parent in writing of the commencement of, or any known threat to commence, or any developments or changes in any, pending or threatened Legal Proceedings against the Company or its Subsidiaries or any of the Stockholders of the type and nature which would be required to be disclosed on Section 3.18 of the Company Disclosure Schedule;

(n) consistent with the conduct of the Business in its ordinary course, maintain in full force and effect each, and not cause or permit to occur any Default under any, Contract, License or Permit required to be listed in any Schedule to this Agreement and, until the Closing Date, pay all accounts payable in the ordinary course of its business consistent with past practices;

(o) not cause or permit to occur a violation, in any material respect, of any Laws applicable to the Company or its Subsidiaries;

(p) not cause, suffer or permit the creation or attachment of any Encumbrance on any of the assets of the Company or its Subsidiaries;

(q) use its commercially reasonable efforts to (i) preserve the business organizations of each of the Company and its Subsidiaries intact, (ii) keep available the services of each of Employees, (iii) preserve the goodwill of the customers and others having business relations with the Company and its Subsidiaries and (iv) maintain the corporate existence of the Company and its Subsidiaries; and

(r) use its commercially reasonable efforts to not take, suffer or permit any action, or omit to take any action, that would render untrue any of the representations or warranties of the Company or its Subsidiaries set forth in this Agreement.

6.3 Notice of Certain Events. Each of the parties covenant and agree to provide the respective other party with prompt notice of (i) any event, fact or circumstance which could have a Material Adverse Effect on the Parent, the Purchaser, the Company or its Subsidiaries, as applicable, (ii) any representation or warranty made by any of them contained in this Agreement which has become untrue or inaccurate, (iii) the failure by any of them to comply with or satisfy any covenant, agreement or condition to be complied with or satisfied under this Agreement, within the time frame set forth in this Agreement, and (iv) on the part of the Company, receipt of notice of any pending or actual termination or cancellation of the employment relationship between the Company or its Subsidiaries and any Producer or group of Producers, except where such termination or cancellation would not have a Material Adverse Effect on the Company or its Subsidiaries or any Knowledge of any present or impending change, modification or alteration of any of the relationships of the Company or its Subsidiaries with any Producer or group of Producers; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties, or the conditions to the obligations of the parties, under this Agreement.

6.4 Interim Financial Statements. Company shall deliver, or cause to be delivered, to the Parent and Purchaser monthly consolidated financial statements of the Company consisting of a balance sheet, income statement and statement of cash flows (the “Unaudited Monthly Statements”) for each calendar month following the signing of this Agreement within twenty (20) days after the end of each such month; provided, however, if the Closing shall occur prior to the required delivery date as set forth in this Section 6.4 applicable to particular financial statements, then the obligation to deliver such financial statements shall terminate at the Closing. The Unaudited Monthly Statements shall be prepared in accordance with Agreed Upon GAAP, subject to the absence of notes and normal year-end adjustments.

6.5 Cooperation; Access to Books and Records. Each of the Investor Stockholders, the Company and its Subsidiaries will cooperate generally with the Purchaser and the Parent in connection with the Contemplated Transactions and, until the Closing Date or earlier if this Agreement is terminated in accordance with its terms, shall afford (in the case of the Investor Stockholders, to the extent within their control) to the Purchaser and the Parent, their agents, attorneys, accountants and other authorized representatives, including financial advisers, current and prospective lenders and debt underwriters, access to all of the properties, assets, financial condition, operations, books, records, files, correspondence, computer output, data, files, log books, technical and operating manuals and other materials of the Company and its Subsidiaries (including those in the possession or control or their accountants, attorneys and any other Third Party); provided, however, that the Company may take reasonable measures to preserve its attorney-client privilege. Any such access and examination shall be conducted upon reasonable prior notice under the circumstances and will be conducted in a manner that will not materially disrupt the operation of the Business. Each of the Investor Stockholders, the Company and its Subsidiaries will cause its counsel, accountants and representatives, and each of the Company’s and its Subsidiaries’ directors, officers and employees, to cooperate fully with the employees and representatives of the Purchaser and the Parent in connection with such investigation, access and examination. The results of such investigation and examination shall not relieve any of the Investor Stockholders, the Company or its Subsidiaries from its obligations with respect to the representations and warranties made in this Agreement or reduce the Purchaser’s or Parent’s right to pursue such remedies hereunder, as it would otherwise have in the absence of having conducted such investigation.

6.6 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Closing, and the other Contemplated Transactions, including (a) obtaining all Required Consents, (b) defending any Legal Proceeding or Claims challenging this Agreement or the consummation of any of the Contemplated Transactions, including, if the circumstances warrant, seeking to have any stay or temporary restraining Order vacated or reversed, (c) the removal of all Encumbrances (other than Permitted Encumbrances) from the Property on or prior to the Closing and (d) the execution and delivery of any additional documents, agreements and instruments necessary to consummate the Contemplated Transactions by, and to fully carry out the purposes of, this Agreement provided, however that it is understood and agreed between the parties that nothing in this Section 6.6 shall obligate the Stockholders, the Investor Stockholders or any of them, to consent and approve the Merger, the Merger Agreement or the Contemplated Transactions.

6.7 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly any Schedules with respect to any matter hereafter arising or discovered which, if existing or Known at the date of this Agreement, would have been required to be set forth or described in such Schedules, provided that no amendment or supplement to the Schedules that constitutes or reflects an event or occurrence that could have a Material Adverse Effect on (i) the Company, its Subsidiaries or the Business or (ii) the Parent or the Purchaser, shall be effective unless the Purchaser and Parent, on the one hand, or the Company, on the other hand, consent to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Article 7 have been fulfilled and whether the indemnification obligation set forth in Article 10 arise, the Schedules shall be deemed to be the Schedules as amended or supplemented pursuant to this Section 6.7.

6.8 Satisfaction of Stockholder Receivables. The Company shall cause, on or prior to the Closing Date, each Stockholder or its, his or her Affiliates to pay, satisfy and discharge all receivables owing to the Company or its Subsidiaries on account of actual borrowed money (including all interest and other charges accrued thereon) (a “Stockholder

Receivable”), if any. Any Stockholder Receivable that remains unpaid as of the Closing Date shall be paid by set off against and to the extent of the cash sums due to such Stockholder upon the Closing with respect to its, his or her share of the Cash Purchase Price.

6.9 Notices Regarding Dissenting Shares. In the event that there are any Dissenting Shares, the Company shall, within the time period required by law and, in any event, prior to the Closing, deliver the notice required pursuant to Section 262 of the DGCL, and take or cause to be taken such actions as may be necessary and appropriate with regard to the Dissenting Shares.

6.10 HSR Filing.

(a) Each of the Parent (or its ultimate parent entity, if any) and the Company (or its ultimate parent entity, if any) has made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions, shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; provided that this Agreement shall not require Parent to dispose of, hold separate or make any change in any portion of its business or to incur any other burden in order to cause the expiration or termination of the applicable waiting periods under the HSR Act. The Parent has paid all filing fees that were due upon the filing of the Notification and Report Forms.

(b) In connection with the efforts referenced in Section 6.10(a), each of Parent (or its ultimate parent entity, if any) and the Company (or its ultimate parent entity, if any) shall (i) use its commercially reasonable efforts to cooperate in all respects with the other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other party informed of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, provided, however, that neither party shall be required to allow the other party to review any material that the providing party reasonably deems to be competitively sensitive.

(c) Each of the Parent (or its ultimate entity, if any) and the Company (or its ultimate parent entity, if any) shall exercise commercially reasonable efforts to prevent the entry in any Legal Proceeding or investigation, by or before the Antitrust Division of the DOJ, the FTC or the antitrust or competition law authorities of any other jurisdiction, whether United States, foreign or multinational or any other Governmental Entity of any Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement. At the Closing, the Company shall deliver to the Parent a copy of the Notification and Report Form filed by the Company under Section 6.10(a) and all related additional information and documentary material.

6.11 Stockholder and Option Holder Notices and Disclosure.

(a) On or before 5:00 P.M. EST on the day after the date hereof, the Company shall deliver to the Parent the written consent of each of the Investor Stockholders, in which, among other things, each Investor Stockholder approves of the Contemplated Transactions (including the adoption of the Employee Bonus Plan and the Additional Employee Bonus Plan, but not any grant of an award thereunder) and adopts this Agreement as required by the DGCL and the Company’s certificate of incorporation. The Company shall and the Investor Stockholders (to the extent within their control) shall cause the Company to, as promptly as practicable after the delivery of such written consent, deliver to each Stockholder an information statement describing the Contemplated Transactions. The information statement shall:

(i) describe the consideration to be received by Non-Accredited Stockholders, Accredited Stockholders, Non-accredited Option Holders, Accredited Option Holders and Warrant Holders and the assumption by each such party of indemnification obligations under Article 10;

(ii) include the undertaking of each Accredited Holder to provide such information and take such other action as Parent may reasonably require in connection with the preparation of the Registration Statement; and

(iii) constitute: (i) notice under section 228 of the DGCL of action by partial written consent of stockholders and (ii) notice of the availability of appraisal rights under section 262 of the DGCL.

Simultaneously with the delivery of the information statements, the Company shall deliver to all Stockholders, Option Holders and Warrant Holders the form of Consent and Acknowledgement, which shall include a questionnaire to be completed, signed and returned by all Accredited Holders, and an exercise agreement to be returned by Option Holders and Warrant Holders.

(b) On or before January 24, 2005, the Company shall deliver to each Stockholder an information statement disclosing sufficient information regarding grants of awards, the Employee Bonus and Additional Employee Bonus in a manner consistent with the regulations under Section 280G of the Code.

(c) The Company shall provide the Parent the opportunity to review and comment upon each notice, statement, form of consent or other document to be delivered pursuant to this Agreement to Stockholders and holders of Company Options and Company Warrants prior to such delivery and the Company shall incorporate such reasonable comments into any such notice, statement, form of consent or the other document.

6.12 Indemnification of Company Officers and Directors; Insurance.

(a) The Parent shall not, for a period of six years following the Effective Time, amend the indemnification provisions set forth in the Certificate or Articles of

Incorporation or By-Laws of the Surviving Corporation or of its Subsidiaries (or any successors thereto) in a manner that would adversely affect the rights of the Company’s or its Subsidiaries’ officers, directors and employees to indemnification and advancement of expenses thereunder and agrees to cause the Surviving Corporation and its Subsidiaries to fulfill and honor such obligations to the maximum extent permitted by law; provided, however, that nothing in this Section 6.12 shall prevent Parent from effecting any merger, reorganization or consolidation of Surviving Corporation, as long as the obligations set forth in this Section 6.12 survive.

(b) The Parent shall cause to be maintained in effect for a period of six years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) Parent may substitute therefor policies containing substantially the same terms and conditions, except with respect to any deductible, as such current policies, and (ii) Parent shall not be required to pay an annual premium for such insurance in excess of one hundred and fifty percent (150%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase the maximum amount of coverage possible for such one hundred and fifty percent (150%) premium amount.

(c) The Parent shall cause to be maintained in effect for a period of two years after the Closing Date errors and omissions insurance with respect to matters occurring prior to the Closing Date providing comparable coverage to that maintained by the Company as of the Closing Date. The Parent and Surviving Corporation shall indemnify, defend, hold harmless and advance expenses (subject to an undertaking to repay as provided in the Delaware General Corporation Law) to any Employee from and against all errors and omission claims that may be imposed upon, incurred by or asserted against such Employee arising out of, based upon or resulting from all error and omission claims that are brought after the second anniversary of the Closing Date that related to activity of such Employee during the course of his employment with the Company or its Subsidiaries prior to the Closing Date. The foregoing indemnification obligation shall not apply if it has been adjudicated finally by a court of competent jurisdiction that, with respect to the subject of the proceeding out of which the claim for indemnification has arisen that such Employee (i) failed to act in good faith and in a manner such Employee reasonably believed to be in or not opposed to the best interests of the Company, (ii) committed a fraudulent act or (iii) in a criminal proceeding, had reasonable cause to believe the Employee’s conduct was unlawful. In addition, the foregoing indemnification obligation shall not apply (a) in the case when a payment is actually made to the Employee under a valid and collectible insurance policy or under a valid, enforceable and collectable indemnity clause, bylaw or agreement, except in respect of any excess beyond payment under such insurance, clause, bylaw or agreement and (b) if indemnification is not permitted by applicable law.

6.13 Certain Contracts. The Company shall use commercially reasonable efforts to cause each of the Producers to enter into a Contract with the Company that includes confidentiality and non-solicitation provisions, such Contracts to be reasonably satisfactory to the Parent.

6.14 Bulk Sales. In connection with the Merger, prior to the Closing Date, the Company shall comply with all applicable Laws, if any, relating to bulk sales or bulk transfers.

ARTICLE 7

CONDITIONS PRECEDENT TO THE CLOSING

7.1 Conditions to Obligation of Company and Investor Stockholders to Close. The obligation of the Company and the Investor Stockholders to consummate the Contemplated Transactions on the Closing Date shall be subject to the satisfaction (or waiver by the Company and the Investor Stockholders, in their sole and absolute discretion) of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties; Covenants and Conditions. Each of the representations and warranties of the Purchaser and the Parent contained in this Agreement or in any Collateral Document, shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date (except, in each case, when speaking only as of a specific date and except, in each case, for representations and warranties qualified by materiality which shall be true and correct in all respects) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and, at the Closing, Purchaser and Parent shall have executed and delivered to the Company and the Stockholder Representatives a certificate to that effect. The Purchaser and the Parent shall have each performed and complied in all respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Purchaser and the Parent, as the case may be, at or prior to the Closing Date and, at the Closing, Purchaser and the Parent shall have executed and delivered to the Company and each Stockholder a certificate to that effect.

(b) Absence of Legal Proceedings. There shall not be any Legal Proceedings (including, without limitation, any Legal Proceeding arising under antitrust or securities Laws) or Order to restrain or invalidate the sale and purchase of the Shares, the Merger or the Contemplated Transactions and, at the Closing, Purchaser and the Parent shall have executed and delivered to the Company and each Stockholder a certificate to that effect.

(c) Purchaser Secretary Certificate. The Purchaser shall have delivered to the Company and the Stockholders a certificate or certificates dated as of the Closing Date and signed on its behalf by its Secretary to the effect that: (i) (A) its Organizational Documents attached to the certificate is true and complete, (B) its Organizational Documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, and (C) the resolutions of the board of directors authorizing the actions taken in connection with the Contemplated Transactions, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by written consent, remain in full force and effect, and have not been amended, rescinded or modified; (ii) the officers or other individuals executing this Agreement and each of the Collateral Documents to which the Purchaser is a party are incumbent officers or otherwise duly authorized to execute such agreements and documents on behalf of the Purchaser and the specimen signatures on such certificate are their genuine signatures; and (iii) the Purchaser is in good standing in the State of Delaware. The certificate referred to above in clause (iii) shall attach a subsistence certificate with respect to the Purchaser certified by the Secretary of State of the State of Delaware, dated as of a date not more than five days prior to the Closing Date, and certificates of no tax liens with respect to the property and assets of the Purchaser. Such certificate or certificates shall be in customary form and substance.

(d) Parent Secretary Certificate. Parent shall have delivered to Company and the Stockholders a certificate or certificates dated as of the Closing Date and signed on its behalf by its Secretary to the effect that: (i) (A) its Organizational Documents attached to the certificate is true and complete, (B) its Organizational Documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, (C) the resolutions of the board of directors authorizing the actions taken in connection with the Contemplated Transactions, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by written consent, remain in full force and effect, and have not been amended, rescinded or modified; (ii) the officers or other individuals executing this Agreement and each of the Collateral Documents to which Parent is a party are incumbent officers or otherwise duly authorized to execute such agreements and documents on behalf of Parent and the specimen signatures on such certificate are their genuine signatures; and (iii) Parent is in good standing in the State of Delaware. The certificate referred to above in clause (iii) shall attach a subsistence certificate with respect to Parent certified by the Secretary of State of the State of Delaware, dated as of a date not more than five days prior to the Closing Date, and certificates of no tax liens with respect to the property and assets of Parent. Such certificate or certificates shall be in customary form and substance.

(e) Escrow Agreement. The Purchaser and the Parent shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit 1.116.

(f) No Material Adverse Change. No Material Adverse Change shall have occurred or been threatened (and no condition, event or development shall have occurred which could reasonably be expected to have a Material Adverse Change), such occurrence or threat which shall be continuing, in the Parent or the Purchaser between the date of this Agreement and the Closing Date.

(g) Opinion of Counsel of Purchaser and Parent. Pepper Hamilton LLP, counsel for the Parent and Purchaser, shall have delivered to Company and Stockholders their favorable opinion, dated the Closing Date, in the form of Exhibit 7.1(g).

(h) Other Documents. The Company shall have received all of the documents, agreements and instruments to be delivered to it in accordance with Section 8.2(b) hereof and shall have been provided with such other documents as it shall have reasonably requested from the Parent and Purchaser.

(i) Stockholder Approval. This Agreement, and the Contemplated Transactions shall have been approved by the Stockholders of the Company in a manner consistent with the DGCL and the Company’s Certificate of Incorporation (which once received, shall be deemed to satisfy this condition).

(j) Dissenting Shares. The Dissenting Shares shall not represent in excess of 15% of the shares of Company Common Stock and Company Convertible Preferred Stock, taken together as a single class (on an as converted basis), outstanding immediately prior to the Closing Date.

(k) Residual Cash Purchase Price. The Residual Cash Purchase Price shall be greater than or equal to zero (0); provided, however, that, should this not be the case, the Parent and Purchaser shall have the right, but not the obligation, to increase the Cash Purchase Price and decrease the Note Portion in an equal amount as set forth in Section 2.8(d) to cause the Residual Cash Purchase Price to be greater than or equal to zero (0).

7.2 Conditions to Obligation of the Parent and Purchaser to Close. The obligation of the Parent and the Purchaser to consummate the Contemplated Transactions on the Closing Date shall be subject to the satisfaction or the waiver by the Parent and Purchaser, in their sole and absolute discretion, of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties; Covenants and Conditions. Each of the representations and warranties of the Company, its Subsidiaries and the Investor Stockholders contained in this Agreement or in any Collateral Document, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date (except, in each case, when speaking only as of a specific date, and except in each case, for representations and warranties qualified by materiality which shall be true and correct in all respects) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and, at the Closing, Stockholders and the Company shall have executed and delivered to Purchaser and Parent a certificate to that effect. The Company, its Subsidiaries and the Investor Stockholders shall have each performed and complied in all respects with each and every covenant, agreement and condition required by this Agreement to be performed or satisfied by the Company and the Investor Stockholders, as the case may be, at or prior to the Closing Date and, at the Closing, Investor Stockholders and the Company shall have executed and delivered to Purchaser and Parent a certificate to that effect.

(b) Consents and Estoppel Certificates. All Required Consents set forth on Schedule 7.2(b) of the Company Disclosure Schedule, and all other Required Consents the failure to obtain which could reasonably be expected to have a Material Adverse Effect on the Company, shall have been obtained. Parent and Purchaser shall have received estoppel certificates containing the acknowledgment of the landlord under each of the Real Property Leases set forth on Schedule 7.2(b) of the Company Disclosure Schedule that the Company is not in Default of any such Real Property Lease.

(c) Estimated Closing Date Balance Sheet. The Company shall have delivered to the Parent and Purchaser the Estimated Closing Date Balance Sheet.

(d) Absence of Legal Proceedings. There shall not be any Legal Proceedings (including, without limitation, any Legal Proceeding arising under antitrust or securities Laws) or Order (i) restraining or invalidating the sale and purchase of the Shares, the Merger or the Contemplated Transactions and, at the Closing, the Company shall have executed and delivered to the Purchaser and the Parent a certificate to that effect.

(e) No Material Adverse Changes. No Material Adverse Change shall have occurred or been threatened (and no condition, event or development shall have occurred which could reasonably be expected to have a Material Adverse Change), such occurrence or threat which shall be continuing, in the Company or any of its Subsidiaries between the date of this Agreement and the Closing Date.

(f) Secretary’s Certificate. The Company and each Subsidiary shall have delivered to the Parent and the Purchaser a certificate or certificates dated as of the Closing Date and signed on its behalf by their respective Secretaries to the effect that: (i) (A) its Organizational Documents attached to the certificate are true and complete, (B) its Organizational Documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such Organizational Documents has occurred since the date of the last amendment annexed thereto, and (C) if applicable, the resolutions of the Stockholders and the board of directors authorizing the actions taken in connection with the Contemplated Transactions, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by written consent, remain in full force and effect, and have not been amended, rescinded or modified; (ii) if applicable, the officers or other individuals executing this Agreement and each of the Collateral Documents to which such Person is a party are incumbent officers or otherwise duly authorized to execute such agreements and documents on behalf of such Person and the specimen signatures on such certificate are their genuine signatures; and (iii) each such Person is in good standing in all jurisdictions in which the failure to be in good standing would have a Material Adverse Effect upon such Person. The certificate referred to above in clause (iii) shall attach subsistence certificates with respect to such Persons certified by the Secretaries of State or other appropriate officials, dated as of a date reasonably acceptable to Parent, and certificates of no tax liens with respect to the property and assets of the Company. Such certificate or certificates shall be in customary form and substance.

(g) Opinion of Counsel of Company; Opinion of Counsel to Investor Stockholders. Carrington, Coleman, Sloman & Blumenthal, LLP, counsel for the Company, and Willkie Farr & Gallagher LLP, counsel to the Investor Stockholders, shall have delivered to the Parent and the Purchaser their respective favorable opinions, dated the Closing Date, in the form attached as Exhibit 7.2(g)(A) and (B), respectively.

(h) Employment Agreements. Each of the persons listed on Section 7.2(h) of the Company Disclosure Schedule shall have executed and delivered an employment agreement, compensation agreement or other related agreement with the Surviving Corporation, each such agreement to be satisfactory to the Parent.

(i) Contracts with Producers. Each Producer shall have entered into Contracts with the Company, reasonably satisfactory to the Parent, containing confidentiality and non-solicitation provisions.

(j) Resignations. Each of the directors and officers of the Company and each of its Subsidiaries shall have resigned in writing from their positions.

(k) Repayment of Debt (Satisfied Debt Adjustment). The Purchaser shall have received payoff letters, payment instructions, and if applicable, lien release letters, with respect to all Debt set forth on Section 7.2(k) of the Company Disclosure Schedule.

(l) Termination of Related Party Agreements. All existing agreements between the Company and any Stockholder, Affiliate, or Affiliate of any Stockholder shall have been terminated with no further liability of either party and the Parent shall have received satisfactory evidence of such terminations.

(m) Escrow Agreement. The Representatives, Warrant Holder Representative and the Option Holder Representative shall have executed and delivered the Escrow Agreement substantially in the form of Exhibit 1.116.

(n) Redemption of Redeemable Preferred Stock. All of the shares of Redeemable Preferred Stock shall be redeemed, there shall be no shares of Redeemable Preferred Stock outstanding immediately prior to the Effective Time and the Parent shall have received satisfactory evidence of such redemption.

(o) Conversion of Class A and B Preferred Stock. All shares of the Class A Preferred Stock and Class B Preferred Stock shall have been converted into shares of Company Common Stock, there shall be no shares of Class A Preferred Stock or Class B Preferred Stock outstanding immediately prior to the Effective Time and Parent shall have received satisfactory evidence of such conversion.

(p) Residual Cash Purchase Price. The Residual Cash Purchase Price shall be greater than or equal to zero (0); provided, however, that, should this not be the case, the Parent and Purchaser shall have the right, but not the obligation, to increase the Cash Purchase Price and decrease the Note Portion in an equal amount as set forth in Section 2.8(d) to cause the Residual Cash Purchase Price to be greater than or equal to zero (0).

(q) Goodwill Agreement. The Parent shall have received goodwill agreements, executed by each of the Employees listed on Section 7.2(q) of the Company Disclosure Schedule, each such agreement to be satisfactory to the Parent.

(r) Dissenting Shares. The Dissenting Shares shall not represent in excess of 15% of the shares of Company Common Stock (including Company Convertible Preferred Stock, taken together with the Company Common Stock as a single class on an as converted basis), outstanding immediately prior to the Closing Date.

(s) Stockholder Matters. The Company shall have taken the actions described in Section 6.11 and the Stockholders shall have approved of the payments to be made under the Bonus Plan and the Additional Bonus Plan.

(t) Minority Interest. The Company shall have acquired all of the outstanding capital stock of Summit Global Partners of Memphis, Inc. and the Parent shall have received satisfactory evidence of such action.

(u) Chubb Agreement. The Parent shall have received satisfactory evidence that the amount payable by the Company or one of its Affiliates under the Agreement, dated October 31, 1999, between the Company and Federal Insurance Company (the “Chubb Agreement”) as of the Closing Date is no more than $2,000,000.

(v) Continental Casualty Company. The Parent shall have received satisfactory evidence from Continental Casualty Company that as of the Closing Date neither the Company nor any of its Affiliates has any obligation, for borrowed money or otherwise, under the Supplemental Incentive Compensation Agreement, or amended, between the Company and Continental Casualty Company.

(w) Officers’ Certificate. The Chief Executives and the Chief Accounting Officer shall have delivered a certificate with respect to the FY 2004 Financial Statements substantially in the form of Exhibit 7.2(w).

(x) Notices Regarding Dissenting Shares. The Company shall have given, and provided to the Parent and the Purchaser copies of, any notices required pursuant to Section 6.9.

(y) Other Documents. The Parent and the Purchaser shall have received all of the documents, agreements and instruments to be delivered to it in accordance with Section 8.2(a) hereof and shall have been provided with such other documents as it shall have reasonably requested from the Company, its Subsidiaries or any of the Investor Stockholders.

ARTICLE 8

CLOSING

8.1 Closing. Closing of the Contemplated Transactions shall take place at 10:00 a.m., Eastern Time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 hereof (other than those involving the delivery of documents, agreements and instruments at the Closing) (the “Closing Date”), at the offices of Pepper Hamilton LLP, New York, NY, or such other place or time as is agreed to in writing by the parties hereto. At or prior to the Closing, the parties shall take all administrative actions necessary to prepare to effect the Merger. On the Closing Date (i), the Certificate of Merger shall be filed with the appropriate state authorities so that the provisions thereof shall become effective and the Merger shall thereby be effected on the Closing Date and (ii) all transactions contemplated by this Agreement, including the conversion and delivery of the Shares shall be consummated. All actions taken at Closing shall be deemed to have occurred simultaneously, and shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.

8.2 Deliveries at Closing. At the Closing and as a condition to Closing:

(a) The Company will deliver, or make available, to Purchaser:

(i) The Certificate of Merger, properly executed by the Company, to be filed with the appropriate Governmental Entities, to effect the Merger;

(ii) All of the Company’s and its Subsidiaries books and records, including without limitation all minute books, stock books, stock transfer ledgers, employment records, financial and accounting records, and files; and

(iii) All other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to the Company’s and the Investor Stockholders’ obligations hereunder, including without limitation, under Section 7.2.

(b) The Parent or the Purchaser will deliver, to or on behalf of the Company or the Stockholder Representatives:

(i) The Certificate of Merger, properly executed by the Purchaser, to be filed with the appropriate Governmental Entities, to effect the Merger;

(ii) To the Exchange Agent pursuant to Section 2.13, electronic confirmation or proof of delivery of the shares of USI Common Stock be issued to the Accredited Holders in satisfaction of the Stock Purchase Price;

(iii) To the Exchange Agent pursuant to Section 2.13, the Cash Purchase Price;

(iv) The Notes; and

(v) All other agreements, certificates, consents, approvals and documentary evidence required to be delivered pursuant to Purchaser’s or Parent’s obligations hereunder, including, without limitation, under Section 7.1.

(c) The Representatives, the Warrant Holder Representative, the Option Holder Representative and the Company will deliver to the Escrow Agent a fully executed Escrow Agreement.

(d) Purchaser will deliver to the Escrow Agent (a) a fully executed copy of the Escrow Agreement, (b) the Escrow Amount, and (c) the Escrow Notes for the benefit of the Accredited Holders.

8.3 Expenses. The Company shall be responsible for the payment of costs the Investor Stockholders and the Company have incurred and will incur in connection with the negotiation, execution and delivery of this Agreement and the Collateral Documents and consummation of the Contemplated Transactions (including, without limitation, all fees, costs and expenses of their respective accountants and legal counsel); provided, however, that the Investor Stockholders shall be responsible for payment of Transaction Expenses (i) except as set forth on Section 8.3 of the Company Disclosure Schedule or (ii) to the extent such expenses are not otherwise reflected on the Closing Date Balance Sheet, such amount for which the Purchase Price has already been decreased pursuant to this Agreement. Each of the Purchaser and Parent shall be responsible for the payment of costs it has incurred and will incur in connection with the negotiation, execution and delivery of this Agreement and the Collateral Documents and consummation of the Contemplated Transactions (including, without limitation, all fees, costs and expenses of their respective accountants and legal counsel).

ARTICLE 9

CONFIDENTIALITY AND RESTRICTIVE COVENANT

9.1 Confidentiality. Each party hereto shall and shall cause its counsel, accountant, financial advisors and lenders to: (a) keep all Proprietary Information confidential and not to disclose or reveal any Proprietary Information to any Person other than its officers, directors, Affiliates, employees, attorneys, accountants, other agents and representatives, including financial advisors, current and prospective lenders and debt securities underwriters who are participating in the evaluation of the Company and its Subsidiaries and the Contemplated Transactions or who otherwise need to know the Proprietary Information for the purpose of evaluating the Company, its Subsidiaries and/or the Contemplated Transactions; and (b) not to use the Proprietary Information for any purpose other than (i) in connection with the evaluation and/or consummation of the Contemplated Transactions; (ii) to the extent necessary to obtain any of the Required Consents listed on Section 3.6 of the Company Disclosure Schedule or (iii) to enforce such party’s rights and remedies under this Agreement. Notwithstanding the foregoing, the Investor Stockholders may disclose the Proprietary Information to their partners and members as required by any partnership agreement or other document governing the rights of partners and members of the Investor Stockholders.

9.2 Restrictive Covenant. As a material inducement to the Purchaser’s and Parent’s consummation of the Contemplated Transactions, each Employee listed on Section 7.2(q) of the Company Disclosure Schedule shall enter into a Restrictive Covenant Agreement, substantially in the form of Exhibit 7.2(q). The Company and the Investor Stockholders acknowledge that any breach or threatened breach by such Employees of such agreements will cause continuing and irreparable injury to the Parent, the Surviving Corporation and their Affiliates.

ARTICLE 10

INDEMNIFICATION

10.1 Survival.

(a) Representations and Warranties. Notwithstanding any investigation made by or on behalf of the Parent, the Purchaser, the Company, its Subsidiaries or any of the Investor Stockholders prior to or after the Closing Date: (i) representations or warranties contained in Section 4.2 (Title to Securities) shall survive indefinitely, (ii) representations or warranties contained in Sections 3.2 (Authorization), 3.3 (Capitalization), 3.5 (Conflict with other Instruments; Absence of Restrictions), 3.26.2 (Employee Benefit Plans), 3.27 (Environmental Laws), 3.31 (Taxes and Tax Returns), 4.1 (Authorization), 5.2 (Parent and Purchaser Authorization), 5.3 (Capitalization of Purchaser) and 5.6 (Parent and Purchaser Conflict with other Instruments; Absence of Restrictions) shall survive the Closing until the earlier of six (6) years following the Closing Date or the expiration of the applicable statute of limitations and (iii) all other representations and warranties made by any party in this Agreement or in any Collateral Document shall survive the Closing until the second anniversary thereof (each, a “Survival Date”), except for Claims or Losses set forth with reasonable specificity in an Indemnity Notice or Claim notice (as applicable and each as defined below) given prior to the applicable Survival Date.

(b) Covenants, Agreements. All covenants and other agreements shall survive the Closing in accordance with the applicable statute of limitations.

10.2 The Stockholders’, Warrant Holders’ and Accredited Option Holders’ Indemnification. From and after the Closing Date, regardless of any investigation undertaken or made by Parent or Purchaser, or any of their stockholders, employees, agents or representatives prior to the Closing Date, each of the Stockholders, the Warrant Holders and the Accredited Option Holders shall, jointly and severally, indemnify, defend and hold harmless Parent, Purchaser, and subject to Section 10.6 and Section 10.8 hereof, the Surviving Corporation and each of their directors, officers, employees, Affiliates, agents, stockholders, successors and assigns and legal representatives, and each Person who controls (within the meaning of the Securities Act) any of them, from and against any and all Claims or Losses that may be imposed upon, incurred by or asserted against any of them, arising out of, based upon or resulting from any of the following, including any Legal Proceeding or Order, arising out of any of the following even though such Claim, Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date: (a) any misrepresentation or breach of warranty by the Company, its Subsidiaries or the Investor Stockholders made in this Agreement or any Collateral Document; (b) any non-fulfillment of any covenant to be performed by the Company, its Subsidiaries or the Stockholders under this Agreement or any Collateral Document (except that with respect to any breach of Section 11.10 (Austin Ventures IV), the Parent, Purchaser and Surviving Corporation will be entitled only to seek indemnification from Austin Ventures IV as further set forth in Section 10.8 below); (c) all E&O Claims that are pending on the Closing Date; (d) the Dissenting Shares Reduction Amount; (e) any Governmental Fines; (f) the insolvency, receivership, bankruptcy, liquidation or inability to pay of, or suspension of payment by, an insurance carrier having an “AM Best” rating of below “A-” (“Low-Rated Carrier”) with which the Company or any Affiliate has placed insurance prior to the Closing Date but has failed to receive from the insured (A) a written acknowledgment that the carrier is a Low-Rated Carrier and (B) a waiver from responsibility for any Liability or Losses in connection with or resulting from the financial condition of such Low-Rated Carrier; and (g) with respect to Claims or Losses brought by a Third Party, at any time from May 1, 2004 to the Closing Date, the failure to adequately or properly disclose during such period to any customer or group of customers the nature and extent of the compensation received by the Company or any of its Subsidiaries from insurers, insurance intermediaries, or premium finance companies for placing business with, or otherwise arranging business for, those aforementioned businesses.

10.3 Class C and E Preferred Stock Indemnification. Each of the holders of Class C Preferred Stock or Class E Preferred Stock shall indemnify, defend and hold harmless Parent, Purchaser, Surviving Corporation subject to Section 10.6 and Section 10.8 and each of their directors, officers, employees, Affiliates, agents, stockholders, successors and assigns and legal representatives, and each Person who controls (within the meaning of the Securities Act) any of them, from and against any and all Claims or Losses that may be imposed upon, incurred by or asserted against any of them, arising out of, based upon or resulting from the Surviving

Corporation for withholding taxes in respect of the Class C and E Amount, including any Legal Proceeding or Order, arising out of any of the foregoing even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date.

10.4 The Parent’s Indemnification. Regardless of any investigation undertaken or made by the Company, its Subsidiaries or the Investor Stockholders, or any of their stockholders, employees, agents or representatives prior to the Closing Date, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the Stockholders, the Warrant Holders and the Accredited Option Holders and each of their respective directors, officers, employees, Affiliates, agents, stockholders, successors and assigns and legal representatives, and each Person who controls (within the meaning of the Securities Act) any of them, from and against any and all Claims or Losses that may be imposed upon, incurred by or asserted against any of them arising out of, based upon or resulting from any of the following, including any Legal Proceeding or Order, arising out of any of the following even though such Legal Proceeding or Order may not be filed, become final, or come to light until after the Closing Date: (a) any misrepresentation by the Parent or Purchaser or breach of any warranty made by the Parent or Purchaser in this Agreement or any Collateral Document; or (b) any non-fulfillment of any covenant to be performed by the Purchaser or Parent under this Agreement or any Collateral Document.

10.5 Payment; Procedure for Indemnification.

(a) Claim or Loss. In the event that the Person seeking indemnification under this Article 10 (the “Indemnified Party”) shall suffer a Claim or Loss, he, she or it shall promptly, after obtaining Knowledge of the incurrence of any such indemnifiable Claim or Loss, give a notice prior to the applicable Survival Date of intent to seek indemnity, describing the Claim or Loss in reasonable detail (an “Indemnity Notice”) to the party from whom indemnification under this Article 10 is sought (the “Indemnifying Party”); provided, however, that in the event of a Claim by the Parent, the Purchaser or the Company against the Investor Stockholders notice to the Stockholder Representatives shall be sufficient. The failure of any Indemnified Party to give the Indemnifying Party the Indemnity Notice shall not release the Indemnifying Party of Liability under this Article 10, except (a) to the extent that the Indemnifying Party’s ability to defend such Claim or Loss is materially prejudiced by the failure to give such notice, (b) that the Indemnifying Party shall not be liable for Claims or Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or failure to deliver, the Indemnity Notice and (c) the Indemnified Party shall be responsible for any legal fees and expenses incurred in connection with opening a default judgment in connection with the Claim or Loss that was incurred as a direct result of the failure to so notify. For the purposes of the foregoing sentence, if a default judgment in connection with a Claim or Loss is not opened, then the Indemnifying Party shall have been deemed to be materially prejudiced. Within thirty (30) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall either (i) pay to the Indemnified Party an amount equal to the indemnifiable Claim or Loss or (ii) object to such Claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefor, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any Claim, defense or counterclaim relating to the Indemnifying Party’s failure to pay any indemnifiable Claim or Loss. The Indemnifying Party’s objection shall not, in and of itself, relieve the Indemnifying Party from its obligations under this Article 10.

(b) Third Party Claim or Loss.

(i) Notwithstanding anything set forth in subparagraph (a) above, in the event the facts giving rise to the Claim for indemnification under this Article 10 shall involve any action, or threatened Claim or demand by any Third Party, the Indemnified Party shall, promptly after obtaining knowledge of such Third Party Claim or demand giving rise to the Claim for indemnification, send written notice prior to the applicable Survival Date of intent to seek indemnity, describing such action or Claim in reasonable detail (a “Claim Notice”) to the Indemnifying Party. The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice (including a Claim Notice relating to Taxes or those representations and warranties hereunder that result in a dispute directly involving Client Accounts of the Surviving Corporation) shall not release the Indemnifying Party of Liability under this Article 10 so long as such notice is ultimately given prior to the Survival Date, except to the extent that the Indemnifying Party’s ability to defend such Claim or Loss is materially prejudiced by the failure to give such notice. Subject to the last sentence of this subparagraph (b) and except for Claims with respect to Taxes and those representations and warranties hereunder that result in a dispute directly involving Client Accounts of the Surviving Corporation, the Indemnifying Party shall be entitled to defend such action or Claim in the name of the Indemnified Party at its own expense and through counsel of its own choosing that is reasonably acceptable to the Parent; provided that if the applicable action or Claim is against, or if the defendants in any such Legal Proceeding shall include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel and to assume the Indemnified Party’s defense of such Claim or Legal Proceeding, with the reasonable fees, expenses and disbursements of such counsel to be reimbursed by the Indemnifying Party as incurred. The Indemnifying Party shall give the Indemnified Party notice in writing within 10 days after receiving the Claim Notice from the Indemnified Party in the event of Legal Proceeding or otherwise of its intent to exercise its right to assume the defense of such action or Claim. If the Indemnified Party has received no such notice within such time period or in the case of any Claims with respect to Taxes and those representations and warranties hereunder that result in a dispute directly involving Client Accounts of the Surviving Corporation, the Indemnified Party may take control of the defense of such action or Claim but the Indemnifying Party shall pay the reasonable costs of such defense incurred by the Indemnified Party (and all such costs shall be deemed to be Losses for purposes of this Article 10). Notwithstanding the foregoing, in the event of any action or Claim relating to Taxes and/or those representations and warranties hereunder that result in a dispute directly involving Client Accounts, the Indemnified Party must within fifteen (15) days of providing the Claim Notice to the Indemnified Party, take control of such action or Claim or notify the Indemnifying Party of its intention to take control or authorize the Indemnifying Party to defend such action or Claim in the name of the Indemnified Party as otherwise provided by this Section 10.5(b)(i). If the Indemnified Party has not so taken control nor provided such notice within such period of time, the Indemnifying Party shall be permitted to take control of the defense of any such action or Claim.

(ii) Whenever the Indemnifying Party is entitled to defend any Claim hereunder, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at its expense, but the Indemnifying Party shall have the right to control the defense of the Claim or the Legal Proceeding; provided that the Indemnifying Party retains counsel reasonably satisfactory to the Indemnified Party and pursuant to an arrangement satisfactory to the Indemnified Party; otherwise, the Indemnified Party shall have the right to control the defense of the Claim or the Legal Proceeding.

(iii) Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the Claim or the Legal Proceeding shall not settle any such Claim or Legal Proceeding without the written consent of the other party; provided that if the Indemnified Party is controlling the defense of the Claim or the Legal Proceeding and shall have, in good faith, negotiated a settlement thereof, which proposed settlement contains terms that are reasonable under the circumstances, then the Indemnifying Party shall not withhold or delay the giving of such consent. In the event that the Indemnifying Party is controlling the defense of the Claim or the Legal Proceeding and shall have negotiated a settlement thereof, which proposed settlement is substantively final and unconditional as to the parties thereto (other than the consent of the Indemnified Party required under this Section 10.5) and contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, or the imposition of any restrictions on the part of, the Indemnified Party and the Indemnified Party shall refuse to consent to such settlement, the Liability of the Indemnifying Party under this Article 10, upon the ultimate disposition of such Legal Proceeding or Claim, shall be limited to the amount of the proposed settlement; provided, however, that in the event the proposed settlement shall require that the Indemnified Party make an admission of Liability, a confession of judgment, or shall contain any other non-financial obligation which, in the reasonable judgment of the Indemnified Party, renders such settlement unacceptable, then the Indemnified Party’s failure to consent shall not give rise to the limitation of Indemnifying Party’s Liability as provided for in this Section 10.5, and the Indemnifying Party shall continue to be liable to the full extent of such Legal Proceeding or Claim; and provided further, that notwithstanding any provision to the contrary, no indemnifiable Claims shall be settled without the prior written consent of the Surviving Corporation.

10.6 Limitations of Indemnity.

(a) Neither the Parent, the Purchaser, nor the Surviving Corporation, nor any other Person entitled to indemnification under Section 10.2 (the “Parent Indemnified Parties”) shall make a Claim for indemnifiable Losses pursuant to Sections 10.2(a), 10.2(b), 10.2(c), 10.2(f) and 10.2(g) unless the aggregate amount of such indemnifiable Losses exceeds One Million Dollars ($1,000,000) (the “Threshold Amount”) at which point the Parent Indemnified Parties shall only be entitled to recover Losses in excess of the Threshold Amount; provided, however, that the Threshold Amount for Claims for indemnifiable Losses pursuant to Section 10.2(c) shall be Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate. The Threshold Amount shall not apply to breaches or inaccuracies of any representations and warranties contained in Section 3.7 (Title), Section 3.31 (Taxes and Tax Returns), Section 3.27 (Environmental Laws), Section 4.1 (Authorization) or Section 4.2 (Title to Securities). The aggregate maximum Liability of the Stockholders, Warrant Holders and Accredited Option Holders for indemnifiable Losses under Sections 10.2(a), 10.2(b), 10.2(c), 10.2(e), 10.2(f) and

10.2(g) shall not exceed the Cap; provided, however, that the Cap shall not apply to breaches or inaccuracies of any representations or warranties contained in Section 3.7 (Title), Section 3.31 (Taxes and Tax Returns), Section 3.27 (Environmental Laws), Section 4.1 (Authorization) or Section 4.2 (Title to Securities) and the aggregate maximum Liability for such indemnifiable Losses shall be the Adjusted Purchase Price. The aggregate maximum liability of the Stockholders, Warrant Holders and Option Holders for indemnifiable Losses under Section 10.2(d) shall not exceed the Adjusted Purchase Price. For purposes of calculating the amount of Losses incurred by the Parent Indemnified Parties arising out of or resulting from any breach of a representation, covenant or agreement, the references to a “Material Adverse Effect” or materiality (or other correlative terms) shall be disregarded; provided that “Material Adverse Effect” or materiality (or other correlative terms) shall not be disregarded for purposes of determining whether a breach, in fact, occurred. The limitations on the assertion of Claims for indemnification (i.e., the Threshold Amount and the Cap) contained in this Section 10.6 shall not apply to, and shall not in any way limit the right of the Parent or Surviving Corporation to pursue any rights, remedies or Claims based on fraud; irrespective of the survival of any representations or warranties hereunder; provided, however, the aggregate maximum Liability of the Stockholders, Warrant Holders and Option Holders in connection therewith shall not exceed the Adjusted Purchase Price. For the avoidance of doubt, the indemnification obligations of the holders of Class C Preferred Stock and Class E Preferred Stock pursuant to Section 10.3 shall not be subject to the Threshold or the Cap.

(b) Subject to the limitations set forth in subparagraph (a) above, the amount of any Loss shall be reduced with respect to any Person who is entitled to receive indemnification under this Article 10 to the extent such Person actually receives (i) any insurance proceeds with respect to such Loss, or (ii) any tax benefits that are actually realized by the indemnified party as a result of the Loss. The Parent, Company and Subsidiaries shall be under no obligation to take any actions or assume any positions in order to obtain any such tax benefits.

(c) Notwithstanding any provision herein to the contrary, any settlement of any E&O Claim is subject to the approval of the Stockholder Representatives, which shall not be unreasonably withheld.

10.7 Investor Stockholder’s Claims Against the Company. Each Investor Stockholder agrees that it will not seek, nor will it be entitled to, contribution from, or indemnification by, the Company or its Subsidiaries, under the Company’s or its Subsidiaries Organizational Documents, this Agreement, applicable corporate Laws or other Laws or otherwise, in respect of amounts due from the Investor Stockholders to the Parent Indemnified Parties under this Article 10 or otherwise under this Agreement, and each Investor Stockholder will hold the Company and the Parent Indemnified Parties harmless in respect of all such amounts and shall not seek to join the Company or its Subsidiaries in connection with any suit arising under this Agreement. Each Investor Stockholder also agrees that it will not make Claim against any directors and officers insurance policy maintained or to be maintained by the Company or its Subsidiaries in respect of amounts due by the Investor Stockholders to Purchaser or Parent under this Article 10 or otherwise under this Agreement, if the carrier of such insurance policy would have any right of subrogation against the Company or its Subsidiaries in respect of such Claim and shall indemnify and hold harmless Purchaser or Parent from any such action.

10.8 Nature of Indemnity; Source of Recovery; Sole and Exclusive Remedy.

(a) The indemnification obligations of the Stockholders (including the Investor Stockholders), the Warrant Holders and the Accredited Option Holders under Section 10.2 shall be (i) joint and several in respect of any Loss (A) reimbursed out of the Escrow Account and subject to the Cap or (B) resulting from any breach or inaccuracy of any representation, warranty or covenant contained in Section 3.7 (Title), Section 3.27 (Environmental), Section 3.31 (Taxes and Tax Returns) and (ii) several and not joint with respect to each Investor Stockholder in respect of any breach or inaccuracy of any representation and warranty of such Investor Stockholders contained in Article 4 and as set forth in Section 10.8(f) below; provided that any amounts paid to a Parent Indemnified Party out of the Escrow Account as a result of an indemnifiable Loss under clause (ii) of this Section 10.8(a) shall affect the Subsequent Per Share Purchase Price received by only the Investor Stockholder(s) that is the subject of such indemnifiable Loss.

(b) Any indemnification claim by Parent, Purchaser or Surviving Corporation under Sections 10.2 and 10.3 shall be satisfied (i) first by using the amounts in the Escrow Account in accordance with the provisions of the Escrow Agreement and (ii) second, only to the extent such claim is not subject to the Cap, against the Accredited Stockholders, Warrant Holders and Accredited Option Holders in the manner provided in subsection (a) above; provided; notwithstanding anything to the contrary contained herein, that the aggregate maximum Liability of each Stockholder, Warrant Holder or Option Holder for indemnifiable Losses under Section 10.2 shall not exceed that portion of the Adjusted Purchase Price actually received by such Stockholder, Warrant Holder or Option Holder, as the case may be (for the avoidance of doubt, the Class C and E Amount shall not be taken into account in determining the portion of the Adjusted Purchase Price received by such holder).

(c) The indemnification obligations of the holders of Class C Preferred Stock and Class E Preferred Stock pursuant to Section 10.3 shall be several and not joint with respect to each such Accredited Stockholder; provided that the aggregate maximum Liability of each such holder for indemnifiable Losses under Section 10.3 shall not exceed the Class C and E Amount.

(d) Any indemnification claim by Parent, Purchaser or Surviving Corporation under Section 10.3 shall be satisfied (i) first, by using the amounts in the Escrow Account in accordance with the provisions of the Escrow Agreement and (ii) second, against the Accredited Stockholders in the manner provided in subsection (c) above; provided that any amounts paid to a Parent Indemnified Party out of the Escrow Account as a result of an indemnifiable Loss under Section 10.3 shall affect the Subsequent Per Share Purchase Price paid to only the particular holder of the Class C Preferred Stock or Class E Preferred Stock that was the cause of such indemnifiable Loss.

(e) Except for the assertion of any claim based on fraud, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy of each party for any breach of the other party’s representations, warranties, covenants or agreements contained in this Agreement or the Collateral Documents.

(f) The indemnification obligations of Austin Ventures IV pursuant to Section 10.2, shall be several and not joint; provided that the aggregate maximum Liability of Austin Ventures IV for indemnifiable Losses under Section 11.10 shall not exceed the aggregate amount of Adjusted Purchase Price received by Austin Ventures IV.

10.9 Characterization of Indemnity Payments.

(a) Except as otherwise required by applicable Law, any payment made pursuant to this Article 10 shall be treated, for Tax purposes, as an adjustment to the Purchase Price.

(b) Except as specifically provided for in Section 10.6 and Section 10.8 all references to (i) indemnification and the indemnification obligations of the relevant parties, (ii) costs borne by Stockholders, Option Holders and Warrant Holders or (iii) payment of costs and expenses of the Stockholder Representatives, shall be deemed to refer only to the applicable adjustments in the Escrow Account required by the provisions in which such references are made or otherwise required hereunder and shall not be read to require any other payment from any other source or funds or to impose any obligation on any party except as reflected by such adjustment.

ARTICLE 11

POST-CLOSING COVENANTS

11.1 Bonus Payments.

(a) Bonus Plan. Parent will assume at the Closing the Company’s Bonus Plan which will provide that within the later of (i) 90 days after the Closing Date, or (ii) 15 days after final determination of the Closing Amounts, the Parent or the Surviving Corporation shall satisfy the Company’s obligation to pay the aggregate Employee Bonus by delivering cash and issuing to the Bonus Employees a number of shares of USI Common Stock, in such proportion as the Parent shall determine so long as at least 50% of the value of Employee Bonuses is paid in USI Common Stock, which together shall equal in value the aggregate Employee Bonus (the value of the portion of which that is paid by the delivery of shares of USI Common Stock shall be based on the Parent Stock Valuation as of the date such shares are issued). Any shares so issued shall be registered on a Securities Act registration statement. The Bonus Employees and the bonus payment to be made to each such employee under this Section 11.1(a) shall be listed on Section 11.1(a) of the Company Disclosure Schedule prior to the Closing Date. The issuances pursuant to this Section 11.1(a) shall be contingent upon the Agreement by the Bonus Employees to representations, warranties and covenants as well as execution of documents that Parent may reasonably request and the satisfaction of the shareholder approval requirements of Section 280G of the Code and the regulations thereunder with respect to Employee Bonus payments to Bonus Employees who are “disqualified individuals” under Section 280G of the Code.

(b) Additional Bonus Plan. Parent will assume at the Closing the Company’s Additional Bonus Plan which will provide that within the later of (i) 90 days after the Closing Date, or (ii) 15 days after final determination of the Closing Amounts, the Parent or the

Surviving Corporation shall satisfy the Company’s obligation to pay the aggregate Additional Employee Bonus by delivering cash to the Additional Bonus Employees equal in value to the aggregate Additional Employee Bonus. The Additional Bonus Employees and the bonus payment to be made to each such employee under this Section 11.1(b) shall be listed on Section 11.1(b) of the Company Disclosure Schedule prior to the Closing Date. The issuances pursuant to this Section 11.1(b) shall be contingent upon the Agreement by the Additional Bonus Employees to representations, warranties and covenants as well as execution of documents that Parent may reasonably request and the satisfaction of the shareholder approval requirements of Section 280G of the Code and the regulations thereunder with respect to Additional Employee Bonus payments to Additional Bonus Employees who are “disqualified individuals” under Section 280G of the Code.

11.2 Maintenance of Books and Records of Investor Stockholder. Following the Closing, each Investor Stockholder shall permit the Parent and its representatives to inspect its books and records insofar as they relate to the Company and any of its Subsidiaries during regular business hours and at no expense to the Investor Stockholders in order for the Parent and such representatives to obtain information relevant to the Contemplated Transactions and to the Parent’s tax returns, Third Party claims or Legal Proceedings involving the Parent, or as otherwise reasonably required for the conduct of the Parent’s business. The Investor Stockholders agree to maintain such books and records to the extent in their possession and not in the possession of the Company insofar as they relate to the Company and its Subsidiaries for a period of two years after the Closing Date. The Parent will hold all information provided to it pursuant to this Section 11.2 (and any information derived therefrom) in confidence to the same extent as required by Section 9.1 of this Agreement with respect to Proprietary Information.

11.3 Public Announcements. No Investor Stockholder shall issue any public report, statement, press release or similar item or make any other public disclosure with respect to the substance of this Agreement prior to the consultation with and approval of the Parent. In addition, before the Parent or Surviving Corporation issues a public statement that refers to the Investor Stockholders, the Parent or the Surviving Corporation will obtain the approval of one of the Stockholder Representatives; provided that the Parent may make any public disclosure it believes is required by Law or rule of any stock exchange or self-regulatory agency to which the Parent is subject.

11.4 Assistance in Defense. In the event that, after the Closing Date, any of the parties hereof shall require the participation of officers and employees employed by each other (including the Investor Stockholders) to aid in the investigation, defense or prosecution of Legal Proceeding or Claims, and so long as there exists no conflict of interest between the parties, each of them shall make such officers and employees reasonably available to participate in such investigation, defense or prosecution; provided that the party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

11.5 Further Cooperation. From and after the Closing Date, the Investor Stockholders shall (i) assist and cooperate with the Parent and the Surviving Corporation in effecting the orderly transfer of the Business to the Parent and Surviving Corporation and/or its Affiliate and (ii) execute and deliver such documents and take such other actions as the Parent or

Surviving Corporation reasonably requests to fully consummate the Contemplated Transactions. In addition, the Investor Stockholders shall provide or cause to be provided such written information with respect to themselves, execute and deliver or cause to be executed and delivered such other documents, certificates or instruments, and take or cause to be taken such actions as the Surviving Corporation, Parent or any auditor reasonably deems necessary or desirable to complete any audit of the Parent’s consolidated financial statements, the Surviving Corporations’ financial statements or in connection with any Laws applicable to the Company, the Stockholders, the Purchaser, the Surviving Corporation or the Parent, including federal or state securities laws.

11.6 Employee Benefit Plans.

(a) Following the Closing, the parties shall cooperate reasonably and in good faith to take and cause to be taken the actions described in Exhibit 11.6 with respect to the Company 401(k) Plan.

(b) As of and after the Effective Time, Parent shall, or shall cause Surviving Corporation to, provide to then current employees of Company and its Subsidiaries (the “Company Employees”) with, at Parent’s election at any time (and from time to time) on or after the Effective Time, either (i) employee benefits that are, in the aggregate, comparable to those benefits provided to such employees under the Employee Benefit Plans immediately prior to the Effective Time (other than benefits under benefit plans that provide for the grant or issuance of equity securities or equity-based awards) or (ii) employee benefits that are comparable to those benefits provided to similarly situated employees of Parent and its Subsidiaries at the Effective Time or any date thereafter (other than benefits under benefit plans that provide for the grant or issuance of equity securities or equity-based awards).

(c) To the extent permitted by applicable law, Parent shall, and shall cause Surviving Corporation to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time; (ii) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the applicable plan year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time in such year; and (iii) provide each Company Employee with credit for service with Company and its subsidiaries for purposes of eligibility to participate in and vesting under each employee benefit plan, program, or arrangement of Parent or its affiliates, in each case in which such employees become eligible to participate, to the extent such service was credited for similar purposes under similar plans of Company or its Subsidiaries.

11.7 Sale of USI Common Stock. For a period of one hundred eighty (180) days from the Closing, no Investor Stockholder shall, nor shall the Stockholder Representatives, (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint, or otherwise dispose of more than 50% of (a) any shares of USI Common Stock received by the Investor Stockholders as part of the Purchase Price pursuant to this Agreement, or (b) any interest (including, without limitation, an option to buy or sell) in any such shares of USI Common Stock, in whole or in part, and no such attempted transfer shall be treated as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of USI Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of USI Common Stock acquired pursuant to this Agreement (including, by way of example and not limitation, engaging in put, call, short-sale, straddle or similar market transactions). The certificates evidencing 50% of the shares of USI Common Stock or the book entry accounts delivered pursuant to this Agreement to the Investor Stockholders or the Escrow Agent on behalf of the Investor Stockholders will bear a legend substantially in the form set forth below and containing such other information as the Purchaser may deem necessary or appropriate:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION PRIOR TO THE DATE WHICH IS ONE HUNDRED EIGHTY (180) DAYS AFTER THE CLOSING DATE. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

11.8 Registration Statement. Within ninety (90) days following the Effective Time, at Parent’s cost and expense (except as set forth below), the Parent shall prepare and file with the SEC a registration statement on Form S-3 relating to the USI Common Stock issued as part of the Purchase Price (the “Registration Statement”). As soon as practicable following receipt of final comments from the staff of the SEC on the Registration Statement (or advice that such staff will not review such filing), Parent shall use reasonable efforts to have the Registration Statement declared effective by the SEC and to maintain the effectiveness of such Registration Statement until completion of the period referred to in paragraph (k) of Rule 144 adopted under the Securities Act (“Rule 144(k)”). Parent and the Accredited Holders shall cooperate with each other in the preparation of the Registration Statement and shall advise the other in writing if, at any time prior to the time when a prospectus relating to the USI Common Stock is required to be delivered under applicable law, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. If Parent notifies the Accredited Holders that in its opinion the prospectus contained in the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required for the statements contained therein, under the circumstances in which they were made, to be not misleading, then the Accredited Holders shall not sell any USI Common Stock pursuant to such prospectus until such time as the Parent files an amendment to the Registration Statement, or otherwise corrects the misstatement or omission, which Parent agrees to do so as soon as practicable after it has Knowledge of the misstatement or omission; provided, however, if Parent is then involved in a potential transaction which, if disclosed prematurely publicly could, in the reasonable opinion of Parent, jeopardize Parent’s ability to complete the transaction on terms and conditions reasonably acceptable to Parent, Parent may delay the filing of any such amendment to the Registration Statement or the correction of any such misstatement or omission for a period of ninety (90) consecutive days, or such shorter period as Parent shall determine. Notwithstanding the foregoing, Parent and each of the Accredited Holders shall be responsible for the information and disclosures which it makes or incorporates by reference in the Registration Statement. Nothing contained herein shall be construed to require Parent to pay any costs incurred by the Accredited Holders in the preparation of the Registration Statement or the sale of the USI Common Stock registered thereunder, including, without limitation, transfer taxes, underwriting discounts and commissions, if any, and fees and disbursements of counsel and other professionals retained by the Accredited Holders.

11.9 Current Information Requirement. From and after the Closing Date, and for a continuous period ending on the date that all shares of USI Common Stock acquired by any Stockholder, Option Holder or Warrant Holder in connection with this Agreement shall have become freely tradable pursuant to Rule 144(k) (or on such earlier dates as all such shares either shall have been disposed of by such persons or registered on an effective registration statement allowing resale of such shares under the Securities Act), Parent shall fully comply, on a timely basis, with its filing and reporting requirements under the Exchange Act.

11.10 Austin Ventures IV.

(a) For a period of two (2) years following the Closing Date, Austin Ventures, IV-A, L.P. and Austin Ventures. IV-B, L.P. (together “Austin Ventures IV”) shall not terminate or materially reduce Austin Venture IV’s business relationship with the Company in favor of another insurance broker (based on the business relationship existing between Austin Ventures IV and the Company immediately preceding the Closing Date); provided that the Surviving Corporation continues to provide its services (i) at prices and on other terms reasonably competitive for the industry in which it operates and (ii) at the same or greater levels of service rendered by the Company prior to the Closing Date.

(b) For a period of two (2) years following the Closing Date, Austin Ventures IV shall not cause any of its Affiliates to terminate or materially reduce such Affiliate’s business relationship with the Company in favor of another insurance broker (based on the business relationship existing between such Affiliate and the Company immediately preceding the Closing Date); provided that the Surviving Corporation continues to provide its services (i) at prices and on other terms reasonably competitive for the industry in which it operates and (ii) at the same or greater levels of service rendered by the Company prior to the Closing Date.

11.11 Transfer of the Notes. The Notes, Escrow Notes and the corresponding Note Payment Rights relating thereto have not been registered under the Securities Act or state securities laws. The Notes, Escrow Notes and the corresponding Note Payment Rights relating thereto may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of (each such action a “Transfer”), other than to Permitted Transferees, or unless (a) such Transfer complies with the provisions set forth in the Notes, Escrow Notes and this Agreement, (b) either (1) the Transfer is pursuant to an effective registration statement under the Securities Act or (2)

the Parent shall have been furnished with an opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Parent, to the effect that no registration is required for such Transfer because of the availability of an exemption from registration under the Securities Act and the rules and regulations in effect thereunder, and (c) such Transfer shall be in compliance with any applicable state or foreign securities or “blue sky” laws. If Transferred to a Permitted Transferee, all such Notes, Escrow Notes and Note Payment Rights shall remain subject to the terms and conditions of this Agreement, the Notes, Escrow Notes, and if applicable, the Escrow Agreement.

ARTICLE 12

TERMINATION

12.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of Parent, if it is not in material breach of its obligations under this Agreement and any Investor Stockholder or Company has breached any material representation, warranty, covenant or agreement contained in this Agreement (including the Schedules and Exhibits) such that the conditions set forth in Section 7.2 hereof would not be satisfied and such breach cannot be or has not been cured by the earlier of (i) fifteen (15) days after written notice thereof to Company and to the applicable Investor Stockholder, or (ii) the Closing Date;

(b) at the election of the Company, if it is not in material breach of its obligations under this Agreement and either Purchaser or Parent has breached any material representation, warranty, covenant or agreement contained in this Agreement (including the Schedules and Exhibits) such that the conditions set forth in Section 7.1 hereof would not be satisfied and such breach cannot be or has not been cured by the earlier of (i) fifteen (15) days after written notice thereof to Parent and Purchaser or (ii) the Closing Date;

(c) at the election of the Parent, on the one hand, or the Company, on the other hand, if a Legal Proceeding is commenced or threatened by any Governmental Entity or other Person (other than the Purchaser, the Parent, the Company or any Investor Stockholder) directed against the consummation of the Closing and either Purchaser and Parent, on the one hand, or the Company, on the other hand, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such Legal Proceeding or threat thereof, taking into account the potential expense and delay likely to be involved;

(d) at the election of any party hereto, if any Order permanently enjoining, restraining or otherwise prohibiting the Closing is issued and shall have become final and non-appealable;

(e) at the election of the Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before March 31, 2005, provided that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(f) at the election of the Parent, immediately upon the Parent’s delivery of written notice of termination to the Company, if the Parent has not received the written consent of the Investor Stockholders approving of the Contemplated Transactions and adopting this Agreement as contemplated by Section 6.11, by 5:00 P.M. EST on the day following the date hereof; or

(g) at any time on or prior to the Closing Date, by mutual written consent of Purchaser and Parent, on the one hand, and Company, on the other hand.

If this Agreement so terminates, it shall become null and void and have no further force and effect, except as provided in Section 12.2.

12.2 Survival. If this Agreement is validly terminated pursuant to Section 12.1 and the Contemplated Transactions are not consummated as described above, this Agreement shall become void and of no further force and effect; provided, however, that if this Agreement is terminated pursuant to Section 12.1(a), Section 12.1(b) or Section 12.1(f), then the terminating party shall have the right to pursue all of its legal remedies, whether at law or at equity, for breach of contract and damages. No party hereto shall have any Liability to any other party in respect of a valid termination of this Agreement pursuant to Section 12.2, except to the extent set forth above, including without limitation, no liability under Article 10.

12.3 Expenses if No Closing. If the Closing does not occur and the transactions contemplated hereby are not consummated, then, subject to the right of a non defaulting party to recover damages, costs and expenses from a defaulting party pursuant to Section 12.2, all costs and expenses incurred in connection with this Agreement shall be paid by the Person incurring such expenses, i.e., by the Purchaser if incurred by Purchaser, by the Parent if incurred by the Parent, by the Investor Stockholders if incurred by the Investor Stockholders, except to the extent as provided in Section 8.3 of the Company Disclosure Schedule, and by the Company if incurred by the Company.

ARTICLE 13

SECURITIES LAWS REPRESENTATIONS AND ACKNOWLEDGEMENTS

Each Investor Stockholder, severally and not jointly and severally, represents, warrants and acknowledges as follows:

13.1 Investor Stockholder Acknowledgement. Each Investor Stockholder acknowledges that the Stockholder Note, the Stockholder Escrow Note and shares of USI Common Stock to be delivered to it pursuant to this Agreement have not been registered under the Securities Act or any other state securities laws other than in accordance with Section 11.8, and therefore may not be resold without compliance with, or registration under, the Securities Act. Each Investor Stockholder further acknowledges that the Stockholder Note, the Stockholder Escrow Note and the USI Common Stock to be acquired by it or him pursuant to this Agreement is being acquired solely for its or his own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution.

13.2 Compliance with Law. Each Investor Stockholder covenants, warrants and represents that neither the Stockholder Note, the Stockholder Escrow Note, nor any of the shares of USI Common Stock issued to it or him will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except, in the case of the shares of USI Common Stock, after full compliance with all of the provisions Rule 144 promulgated under the Securities Act, any applicable rules and regulations of the Securities and Exchange Commission and applicable state securities laws. Each Investor Stockholder covenants, warrants and represents that the Stockholder Note and the Stockholder Escrow Notes will not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of under any circumstances. The USI Common Stock shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE 1933 ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

13.3 Economic Risk; Sophistication. Each Investor Stockholder covenants, warrants and represents that it is able to bear the economic risk of an investment in the USI Common Stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and has such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment in the USI Common Stock. Each Investor Stockholder has had an adequate opportunity to ask questions and receive answers from the officers of the Parent concerning any and all matters relating to the transactions described herein including, without limitation, the background and experience of the officers and directors of the Parent, the plans for the operations of the business of the Parent, the business, operations and financial condition of the Parent, and any plans for additional acquisitions and the like. Each Investor Stockholder or his or her purchaser representatives acknowledge receipt and review of each of the following documents, for informational purposes: (a) the Parent’s annual report filed on Form 10-K with respect to its fiscal year ending December 31, 2003, filed with the SEC on March 12, 2004, and (b) the Parent’s quarterly report filed on Form 10-Q for the third quarter ending September 30, 2004. Each Investor Stockholder acknowledges that such Form 10-K and Form 10-Q is the Parent’s disclosure document for purposes of Rule 506 under Regulation D promulgated under the Securities Act.

13.4 Accreditation. Each Investor Stockholder covenants, warrants and represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act with respect to the purchase of the USI Common Stock pursuant to the Merger.

ARTICLE 14

MISCELLANEOUS

14.1 Notices. All notices, documents or other deliverables required to be given, sent or delivered to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, sent or delivered, subject to the further provisions of this Section 14.1, for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, with proper postage prepaid, or any United States national overnight delivery service, with proper charges prepaid, or by facsimile transmission with receipt confirmed by such party, to such party at its address set forth below:

If to the Company:	Summit Global Partners, Inc. 1445 Ross Ave., Suite 4200 Dallas, TX 75202-2787 Attention: C. Jeff Pan Facsimile: 214.443.3552

With a copy to:	Carrington, Coleman, Sloman & Blumenthal, L.L.P. 200 Crescent Court, Suite 1500 Dallas, TX 75201 Attention: Gregg R. Cannady, Esq. Facsimile: 214.855.1333

If to Securitas SGP, LLC, as Stockholder Representative:	Securitas SGP, LLC Park Avenue Plaza 55 East 52nd Street New York, NY 10055 Attention: Rory Babich Facsimile: 917.368.4381

With a copy to:	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 0019 Attention: Serge Benchetrit, Esq. Facsimile: 212.728.8111

If to any other Investor Stockholder, then to Austin Ventures IV-B, L.P. as Stockholder Representative:	Austin Ventures IV-B, L.P. 300 West Sixth Street, Ste. 2300 Austin, TX 78701 Attention: Blaine Wesner Facsimile: 512.651.8505

With a copy to:	Vinson & Elkins L.L.P. The Terrace 7 2801 Via Fortuna Suite 100 Austin, TX 78746-7568 Attention: William Volk, Esq. Facsimile: (512) 542-8612

If to the Purchaser or Parent:	c/o U.S.I. Holdings Corporation 555 Pleasantville Road, Suite 160 South Briarcliff Manor, NY 10510 Attention: Ernest Newborn II Fax No.: 610.537.4506

With a copy to:	Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, PA 19103-2799 Attention: Brian Katz, Esquire Facsimile: 215.981.4750

Such notice shall be deemed to be received when delivered if delivered personally, or the next Business Day after the date sent if sent next business day service by a United States national overnight delivery service which requires signatures of recipients upon delivery and provides tracking service, or three Business Days after the date mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

14.2 No Third Party Beneficiaries. Except as is otherwise expressly provided in this Agreement and except for the Stockholders, Warrant Holders and Option Holders, this Agreement is not intended to, and does not, create any rights in or confer any benefits upon anyone other than the parties hereto.

14.3 Schedules and Exhibits. All schedules and exhibits attached to this Agreement are incorporated by reference into this Agreement for all purposes. Unless the context otherwise requires, all references herein to “Schedule” or “Exhibit” are references to the schedules and exhibits attached to this Agreement.

14.4 Expenses. The parties to this Agreement shall pay their own expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants and legal counsel. Specifically, the Transaction Expenses exceeding the amount reflected on the Closing Date Balance Sheet (with the amount so reflected to be taken into account in the determination of Closing Date Working Capital) shall be paid by the Investor Stockholders and not by the Surviving Corporation or the Purchaser.

14.5 Entire Agreement; Amendment. This Agreement, the Collateral Documents and any other documents, instruments or other writings delivered or to be delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement (including, without limitation, any agreement, term or condition contained in that certain letter dated August 12, 2004, by and among Parent, the Company and the Investor Stockholders). None of the terms and provisions contained in this Agreement can be changed without a writing signed by all parties hereto.

14.6 Section and Paragraph Titles. The Section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such Section or paragraph. Unless the context otherwise requires, all references herein to “Section” or “Article” are references to the sections and articles of this Agreement.

14.7 Binding Effect. Neither the Company, the Investor Stockholders, the Parent nor the Purchaser shall have the right to assign this Agreement without the prior written consent of the others; provided, however, that the Purchaser or Parent may assign its rights and obligations under this Agreement prior to the Closing to any wholly-owned Subsidiary of the Purchaser or the Parent; provided further that (i) no such assignment shall relieve Purchaser of any of its obligations under this Agreement and (ii) to the extent required by Section 251 of the DGCL in order for this Agreement, with such rights assigned, to be valid from and after such assignment, such assignment shall be effective only after (a) an appropriate amendment to this Agreement to effectuate such assignment shall have been executed by the parties hereto and any such assignee and (b) such amendment, or this Agreement as so amended, shall have received all approvals required by the DGCL. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

14.8 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

14.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF DELAWARE.

14.11 Waiver of Jury Trial. EACH OF THE COMPANY, PURCHASER, PARENT AND STOCKHOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14.12 Stockholder Representatives.

(a) Each of the Stockholders by their approval of this Agreement and the Contemplated Transactions hereby appoint Securitas SGP, LLC and Austin Ventures IV-B, L.P. as the Stockholder Representatives and Securitas SGP, LLC, as Stockholder Note Representative (together the “Representatives”) with full power and authority to execute and deliver any certificates or documents to which the Stockholder is not a party that are required to be delivered at Closing by the Representatives in such capacity on behalf of the Stockholders and, in all events, all such acts shall be fully effective for all purposes of this Agreement. Subject to the terms and conditions of this Agreement, the Representatives, through their authorized representatives, shall have full power and authority to act in all respects hereunder in their sole discretion, as the sole, true and lawful agents, proxies and attorneys-in-fact of each of the Stockholders, with full power and authority to take all actions contemplated by and exercise all rights to be taken in the name of and for and on behalf of the Stockholder with respect to all matters to be performed or otherwise undertaken by the Representatives under this Agreement and the Collateral Documents, including, but not limited to, (i) the right to execute and deliver certificates, receipts, documents and papers that may be necessary or deemed advisable by the Representatives to carry out the transactions contemplated by this Agreement and Collateral Documents, and generally to act for and in the name and on behalf of each of the Stockholders with respect to the Merger and the cancellation of the shares of the stock of the Company held by each of the Stockholders as fully as could each Stockholder if personally present and acting; (ii) the right to receive the Purchase Price, including the Stockholder Note, on behalf of the Stockholder and deliver the Purchase Price, and payment under the Stockholder Note, to the Stockholders; and (iii) otherwise to take all action that the Representatives may consider necessary or appropriate in connection with the consummation of the Contemplated Transactions.

(b) Each Stockholder shall be deemed to have conferred and granted the authority contained herein for the purpose of completing the Contemplated Transactions. All power and authority hereby conferred is coupled with an interest and is irrevocable; and to the extent not prohibited by law, shall not be terminated by any acts of the Stockholder or by operation of law or by occurrence of any event whatsoever, including the death, incapacity, dissolution, liquidation, termination, bankruptcy or insolvency of the Stockholder.

(c) Release from Liability; Indemnification. Each Stockholder releases the Representatives, from, and each Stockholder agrees to indemnify the Representatives against, liability for any action taken or not taken by him, her or it in his, her or its capacity as such agent, except for the liability of the Representatives, to a Stockholder for loss which such Stockholder may suffer from the willful misconduct or gross negligence of the Representatives.

(d) Reimbursement of Expenses. The Representatives shall receive no compensation for services rendered as Representatives, but, to the fullest extent permitted by law, shall receive reimbursement from, and be indemnified by, the Stockholders, pro rata, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Representatives in the performance or discharge of their duties pursuant to this Section 14.12. Unless the Stockholders pay all such expenses, charges and liabilities upon demand by the Representatives, the Stockholder Representatives shall have no obligation to continue to incur such expenses, charges or liabilities, or to continue to perform any duties hereunder. The Representatives may charge all such expenses, charges and liabilities against any payment to which the Stockholders may be entitled under this Agreement; provided that the Representatives give written notice of the amount of such expenses to Parent or the Escrow Agent, as the case may be, at least 10 business days prior to the payment of such payment, and an accounting of how such expenses shall be borne by the Stockholders. Parent and the Escrow Agent shall be entitled to rely entirely on any such written notice in reducing the amount of any payments to be made to any Stockholders in respect of any payments. In addition, the Stockholder Representatives are hereby authorized to pay with the proceeds of such payments, if any, provided notice is given to Parent in accordance with the prior sentence, such other expenses, liabilities and obligations as a majority of the Stockholders shall approve from time to time.

14.13 No Tax Representations. Without affecting the parties’ obligations herein, except as provided in Section 3.31(c), the Company, the Investor Stockholders, the Parent and the Purchaser agree that no representation or warranty has been made by them as to the Tax consequences of the Contemplated Transactions, that each is engaging separate counsel with respect to such Tax consequences, and that each is assuming its own respective Tax liability, if any, arising out of this Agreement or the consummation of the Contemplated Transactions.

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IN WITNESS WHEREOF, the Investor Stockholders, the Stockholder Representatives, the Purchaser, the Parent and the Company have caused this Agreement to be duly executed as of the date first written above.

U.S.I. HOLDINGS CORPORATION

By:
Name:
Title:

SGP ACQUISITION SUB, INC.

By:
Name:
Title:

SUMMIT GLOBAL PARTNERS, INC.

By:
Name:
Title:

AUSTIN VENTURES IV-A, L.P.

By:	AV Partners IV, L.P., its General Partner

By:
Name:
Title:

AUSTIN VENTURES IV-B, L.P., in its capacity as Investor Stockholder and Stockholder Representative

By:	AV Partners IV, L.P., its General Partner

By:
Name:
Title:

MELLON VENTURES, L.P.

By:	MVMA, L.P., its General Partner

	By:	MVMA, Inc., its General Partner

By:
Name:
Title:

SECURITAS SGP, LLC, in its capacity as Investor Stockholder, Stockholder Representative and Stockholder Note Representative

By:	Securitas Partners, L.P., its Managing Member

	By:	Securitas Partners, Inc., its General Partner

By:
Name:
Title: